   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 17, 1998


                                                      REGISTRATION NO. 333-59527
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                 PRE-EFFECTIVE

                                AMENDMENT NO. 3

                                       TO

                                   FORM SB-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             INTERNET AMERICA, INC.
                 (Name of small business issuer in its charter)

             TEXAS                            7372                          86-0778979
(State or Other Jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
Incorporation or Organization)     Classification Code Number)          Identification No.)

                                                                MICHAEL T. MAPLES
               ONE DALLAS CENTRE                                ONE DALLAS CENTRE
          350 N. ST. PAUL, SUITE 3000                      350 N. ST. PAUL, SUITE 3000
              DALLAS, TEXAS 75201                              DALLAS, TEXAS 75201
                (214) 861-2500                                   (214) 861-2500
    (Address and telephone of registrant's        (Name, address and telephone number of agent
         principal executive offices)                             for service)

                          Copies of communications to:

              RICHARD F. DAHLSON                                JOHN B. MCKNIGHT
             JACKSON WALKER L.L.P.                         LOCKE PURNELL RAIN HARRELL
          901 MAIN STREET, SUITE 6000                     (A PROFESSIONAL CORPORATION)
           DALLAS, TEXAS 75202-3797                       2200 ROSS AVENUE, SUITE 2200
           TELEPHONE: (214) 953-6000                           DALLAS, TEXAS 75201
          TELECOPIER: (214) 953-5822                        TELEPHONE: (214) 740-8000
                                                           TELECOPIER: (214) 740-8800

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional Common Stock for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 17, 1998


                                2,300,000 SHARES

                             Internet America Logo
                                  COMMON STOCK
                             ---------------------
Of the 2,300,000 shares of Common Stock offered hereby, 1,700,000 shares are being sold by the Company and 600,000 shares are being sold by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders. See "Principal and Selling Shareholders." Prior to this offering (the "Offering"), there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $9.00 and $11.00 per share of Common Stock. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "GEEK."
                             ---------------------
        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 7.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                                                                               PROCEEDS TO
                                 PRICE TO           UNDERWRITING          PROCEEDS TO            SELLING
                                  PUBLIC             DISCOUNT(1)          COMPANY(2)          SHAREHOLDERS
--------------------------------------------------------------------------------------------------------------
Per Share.................           $                    $                    $                    $
--------------------------------------------------------------------------------------------------------------
Total(3)..................           $                    $                    $                    $
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of this Offering of $450,000 payable by the Company.

(3) The Selling Shareholders have granted to the Underwriters a 30-day option to purchase up to an aggregate of 345,000 additional shares of Common Stock, solely to cover over-allotments, if any. If such option is exercised in
    full, the total Price to Public will be $        , the total Underwriting
    Discount will be $        and the total Proceeds to Selling Shareholders
    will be $        . See "Underwriting."
                             ---------------------

The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. Delivery of such shares will be made through the offices of Hoak Breedlove Wesneski & Co., Dallas, Texas, or its agent on or about
            , 1998.

HOAK BREEDLOVE WESNESKI & CO.  FERRIS, BAKER WATTS
                                                          INCORPORATED
             The date of this Prospectus is                , 1998.

                                   [GRAPHICS]


     - Inside front cover contains a color map of Texas, designating the counties and cities with populations greater than 50,000 and highlighting the locations of the Company's POPs. Under the map is the following text:
       Internet America has dial-up customers in almost half of the 254 counties in Texas. The Company's strategy for growth involves building a critical mass of customers in a given market to take advantage of marketing, network and operating efficiencies.



     - Inside back cover contains screen shots of television and billboard advertising and the following text: Internet America combines direct-response television commercials with billboards to attract new customers and position itself as "The Best Route Along the Information Highway."


     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING THE ENTRY OF STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     Internet America(R), 1-800-BE-A-GEEK(R), Airnews.net, Airmail.net, Airweb.net and their respective logos are trademarks, trade names and service marks of the Company. This Prospectus also includes trademarks, trade names and service marks of companies other than the Company, which are the property of their respective owners.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and Financial Statements, including Notes thereto, appearing elsewhere in this Prospectus. Except as otherwise indicated, the information contained in this Prospectus assumes (i) a 2.25-for-1.00 stock split of the Common Stock effected in the form of a dividend on July 13, 1998, (ii) the automatic conversion of all outstanding shares of the Company's preferred stock into shares of Common Stock on a 2.25-for-1.00 basis 30 days after the completion of the Offering, (iii) an initial public offering price of $10.00 per share, the mid-point of the range on the cover of this Prospectus and (iv) the Underwriters' over-allotment option is not exercised. See "Description of Securities -- Preferred Stock" and "Underwriting." Except where the context otherwise requires, all references to the "Company" or "Internet America" include Internet America, Inc., a Texas corporation, and its predecessor. References to fiscal years by date refer to the fiscal year ended June 30 of that year. This Prospectus contains certain forward-looking statements that involve risks and uncertainties. In addition to the other information in this Prospectus, prospective investors should carefully consider the information set forth under the heading "Risk Factors." The "Glossary of Technical Terms" appearing elsewhere in this Prospectus contains definitions of certain technical terms used herein.

                                  THE COMPANY


     Internet America is a leading Internet service provider ("ISP") in the southwestern United States. The Company provides a wide array of Internet services tailored to meet the needs of individual and business customers, including customers with little or no online experience. With more than 50,000 customers, primarily in the North Texas area, the Company believes that it has achieved one of the highest user densities per point of presence ("POP") of any ISP in the United States. This user density has enabled the Company to realize substantial marketing, network and operating efficiencies, which have resulted in net profit margins in recent periods that are substantially higher than those of most publicly traded ISPs. The Company realized net profit margins of 10.4% for the quarter ended September 30, 1998 and 9.5% for the year ended June 30, 1998.


     As part of its user density business model, the Company uses television advertising as its primary marketing tool. The Company's experience is that television, reinforced with billboard advertising, is substantially more effective and efficient than radio, print or direct mail in rapidly building a customer base and creating brand awareness. Through its 1-800-BE-A-GEEK(R) television campaigns, which emphasize the speed and quality of the Company's Internet services and its commitment to customer care, the Company has succeeded in building the brand awareness of Internet America in its existing markets. This brand awareness, combined with the Company's deep penetration of the North Texas market, has also resulted in a substantial number of customer referrals.

     Internet America's most popular service package includes unlimited dial-up Internet access for $19.95 a month. The Company also offers value-added services for additional fees, including multiple e-mail boxes, personalized e-mail addresses and personal Web sites. The Company's Airnews.net provides access to Internet America's news services for customers of other Internet services and on a wholesale basis to other businesses and ISPs. The Company also provides business customers with a full range of services, including dedicated high-speed access, Web hosting, server co-location and domain name registration and hosting. Although the Company's customers are primarily individuals, these business services represent approximately 10% of the Company's fiscal 1998 total revenue.

     Outstanding service and customer care are crucial to customer acquisition and retention in the ISP industry. The Company's goal of 100% customer satisfaction begins with providing superior systems and network performance, and emphasizes high quality customer service and technical support. The Company's customer care department is available to customers 24-hours-a-day, 7-days-a-week, and is structured to provide effective, friendly support to each customer, whether a novice or an experienced Internet user.

     The Company's systems and network infrastructure, which can be expanded rapidly to accommodate customer growth, is designed to provide fast, highly reliable performance. The Company's primary operations center and largest POP is located in Dallas. Additional physical POPs, incorporating modems, terminal servers and routers are located in four other Texas cities. To expand its geographic coverage and upgrade to new technology, the Company has also implemented a "Virtual POP" architecture with various telecommunications providers. Through its Virtual POP architecture, the Company can provide local access services without deploying physical infrastructure. The benefits of this architecture include substantially reduced capital expenditures, lower operating costs and reduced exposure to technological obsolescence. At September 30, 1998, approximately 50% of the Company's customers were serviced by Virtual POPs.


     Unlike many other ISPs, the Company believes that at the current stage of the ISP industry's development, the highest priority should be to rapidly build profitable market share, not to deploy a large network infrastructure with a substantial number of underutilized POPs. Therefore, the Company's growth strategy is focused on (i) acquiring additional customers in its existing markets and (ii) deploying its user density business model in other selected markets. The aim of the user density business model is to quickly build in a given market a "critical mass" of customers that will support profitable operations.

     Elements of the Company's growth strategy include:

          Aggressive Use of Advertising to Rapidly Acquire a Critical Mass of Customers and Build the Internet America Brand. The Company intensively uses two of the more effective and efficient advertising media -- television and outdoor billboard displays -- to acquire customers quickly and build brand awareness.

          Strategic and Add-On Acquisitions. The Company intends to pursue strategic acquisitions that will jump-start its entry into new markets, as well as add-on acquisitions in its existing markets that it believes will be accretive to earnings. The Company completed a strategic acquisition in fiscal 1997 and an add-on acquisition in fiscal 1998, but is not currently negotiating any acquisitions. The completed acquisitions were purchases of customer bases and did not constitute business combinations requiring financial statements of the acquirees to be included herein.

          Cost-Effective Development of Network Infrastructure. In deploying physical infrastructure, the Company will continue to apply its disciplined approach, which is premised upon the achievement of substantial economies of scope and scale. The Virtual POP architecture enables the Company to serve existing markets more efficiently and enter certain new markets more quickly.


          Development of Value-Added Revenue Streams. In addition to growing value-added revenue streams from its existing services, such as dedicated high-speed access, news access and Web hosting, the Company continues to evaluate and develop other value-added service opportunities, such as xDSL connectivity. The Company believes that a user dense, regionally focused customer base provides an excellent platform for the introduction of new value-added services (potentially including Internet telephony) that can take advantage of brand awareness and economies of scope and scale.


          Maintenance of a First-Rate Customer Care Operation. The Company's sophisticated, high quality customer care operation is designed to assist both novice and experienced Internet users, to ensure that every customer's Internet experience is efficient, productive and enjoyable. The Company believes that this operation is a substantial competitive advantage.

     The Company was formed in 1994 and reincorporated in Texas in 1995. The Company's principal executive office is located at One Dallas Centre, 350 N. St. Paul, Suite 3000, Dallas, Texas 75201, and its telephone number at that office is (214) 861-2500. The Company's World Wide Web home page is at http://www.airmail.net. Information contained in the Company's Web site does not constitute, and shall not be deemed to constitute, part of this Prospectus.

                                  THE OFFERING

Common Stock offered by the
Company..........................    1,700,000 shares

Common Stock offered by the
Selling Shareholders.............    600,000 shares

Common Stock to be outstanding
after the Offering(1)............    6,285,957 shares

Estimated net proceeds to the
  Company(2).....................    $15.4 million


Use of proceeds..................    The Company intends to use the net proceeds
                                     of the Offering as follows: (i)
                                     approximately $6.0 million to fund
                                     potential acquisitions of unaffiliated
                                     persons or entities; (ii) approximately
                                     $5.0 million to fund increased marketing expenses and incremental capital equipment and infrastructure expenditures related to the Company's anticipated growth; (iii) approximately $2.3 million to repay certain indebtedness, of which approximately $1.8 million is debt owed to affiliates; and
                                     (iv) the remaining amount for general
                                     corporate purposes.


Proposed Nasdaq National Market
symbol...........................    GEEK

                      SUMMARY FINANCIAL AND OPERATING DATA
               (In thousands, except per share and customer data)


                                                                           THREE MONTHS ENDED
                                                 YEAR ENDED JUNE 30,          SEPTEMBER 30,
                                             ---------------------------   -------------------
                                              1996      1997      1998       1997       1998
                                             -------   -------   -------   --------   --------
STATEMENT OF OPERATIONS DATA:
  Total revenue............................  $ 3,777   $ 9,471   $10,643   $ 2,412    $ 3,141
  Total operating expenses.................    7,129    12,814     9,042     1,957      2,729
                                             -------   -------   -------   -------    -------
  Income (loss) from operations............   (3,352)   (3,343)    1,601       455        412
  Interest expense.........................       77       481       571       135         76
  Income tax expense.......................       --        --        24         6         10
                                             -------   -------   -------   -------    -------
  Net income (loss)........................  $(3,429)  $(3,824)  $ 1,006   $   314    $   326
                                             =======   =======   =======   =======    =======
Net income (loss) per share(3):
  Basic....................................  $ (1.15)  $ (1.12)  $  0.28   $  0.10    $  0.09
  Diluted..................................  $ (1.15)  $ (1.12)  $  0.21   $  0.07    $  0.07
Weighted average shares(3):
  Basic....................................    2,981     3,418     3,532     3,418      3,532
  Diluted..................................    2,981     3,418     4,783     4,767      4,783
OTHER DATA:
  Approximate number of customers at end of
     period................................   27,900    39,900    48,600    39,800     50,100
  EBITDA(4)................................  $(2,804)  $(1,725)  $ 3,075   $   818    $   799
  EBITDA margin(4).........................    (74.2)%   (18.2)%    28.9%     33.9%      25.4%
  Cash flow provided (used) by:
     Operating activities..................  $   390   $(1,430)  $ 1,797   $   451    $   614
     Investing activities..................   (2,981)   (1,513)     (407)       (6)      (232)
     Financing activities..................    2,615     2,864      (826)     (445)      (774)


See notes on following page

                                                              THREE MONTHS ENDED
                                      -------------------------------------------------------------------
                                      SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                          1997            1997         1998        1998         1998
                                      -------------   ------------   ---------   --------   -------------
QUARTERLY STATEMENT OF OPERATIONS
  DATA:
  Total revenue.....................     $2,412          $2,534       $2,810      $2,887       $ 3,141
  Total operating expenses..........      1,957           2,159        2,397       2,529         2,729
                                         ------          ------       ------      ------       -------
  Income from operations............     $  455          $  375       $  413      $  358       $   412
                                         ======          ======       ======      ======       =======
  Net income........................     $  314          $  214       $  242      $  236       $   326
                                         ======          ======       ======      ======       =======
OTHER QUARTERLY DATA:
  Approximate number of customers at
     end of period..................     39,800          44,600       47,600      48,600        50,100
  EBITDA(4).........................     $  818          $  738       $  802      $  717       $   799
  EBITDA margin(4)..................       33.9%           29.1%        28.5%       24.8%         25.4%



                                                                 SEPTEMBER 30, 1998
                                                              ------------------------
                                                              ACTUAL    AS ADJUSTED(5)
                                                              -------   --------------
BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $   173      $12,858
  Working capital...........................................   (5,476)       9,884
  Total assets..............................................    3,035       15,720
  Long-term debt, net of current portion....................      331           --
  Total shareholders' equity (deficit)......................   (3,441)      11,919


---------------


(1) Includes 33,750 shares of Common Stock subject to a warrant granted on March 31, 1996 to M.J. Capital Partners, L.P. (the "Warrant") at an exercise price of $1.67 per share that the warrant holder has indicated it intends to exercise contemporaneously with the Offering, and assumes the automatic conversion of all outstanding shares of the Company's preferred stock into shares of Common Stock on a 2.25-for-1.00 basis 30 days after completion of the Offering. Excludes as of September 30, 1998 (i) 225,000 shares of Common Stock reserved for issuance under the 1996 Incentive Stock Option Plan (the "1996 Option Plan"), of which options to purchase 67,075 shares were outstanding at a weighted average exercise price of $1.67 per share, (ii) 400,000 shares of Common Stock reserved for issuance under the 1998 Nonqualified Stock Option Plan (the "1998 Option Plan"), of which no options were outstanding and (iii) 1,212,476 shares of Common Stock issuable upon exercise of other outstanding options at a weighted average exercise price of $2.18 per share. See "Management -- 1996 Incentive Stock Option Plan," "-- Nonqualified Stock Options Issued to Officers and Directors," and
    "-- 1998 Nonqualified Stock Option Plan."


(2) After deducting the underwriting discount and other estimated expenses of the Offering.


(3) See Notes 1 and 10 of Notes to Financial Statements for information concerning the calculation of basic and diluted net income (loss) per share.


(4) EBITDA (earnings before interest, taxes, depreciation and amortization) consists of total revenue less connectivity and operations expense, sales and marketing expense, general and administrative expense and impairment of equipment expense. EBITDA is provided because it is a measure commonly used by investors to analyze and compare companies on the basis of operating performance. EBITDA is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flows or results of operations in accordance with generally accepted accounting principles ("GAAP") for the periods indicated. EBITDA is not a measurement under GAAP and is not necessarily comparable with similarly titled measures for other companies. EBITDA margin represents EBITDA as a percentage of total revenue.

(5) Adjusted to give effect to the sale of 1,700,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $10.00 per share (the mid-point of the range set forth on the cover of this Prospectus), after deducting the underwriting discount and estimated expenses of the Offering payable by the Company, the application of the net proceeds therefrom, the exercise of the Warrant and the conversion of all of the outstanding shares of preferred stock to Common Stock. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     The shares offered hereby involve a high degree of risk. The factors set forth below, along with the other information contained herein, should be considered carefully in evaluating an investment in the shares of Common Stock offered hereby. Further, this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, goals, objectives, expectations and intentions. The cautionary statements made in this Prospectus apply to all related forward-looking statements wherever they appear in this Prospectus. Prospective investors in the shares of Common Stock offered hereby are cautioned that, while the forward-looking statements reflect the Company's good faith beliefs, they are not guarantees of future performance, and involve known and unknown risks and uncertainties. In addition, the Company's actual results could differ materially from those discussed herein. Some of the factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this Prospectus.

LIMITED OPERATING HISTORY; OPERATING LOSSES


     The Company was incorporated in December 1994 and commenced offering Internet access in January 1995. Accordingly, the Company has only a limited operating history upon which an evaluation of its prospects can be made. Such prospects must be considered in light of the substantial risks, expenses and difficulties encountered by new entrants into the Internet services industry. Moreover, the Company's current management, a number of whom joined the Company as recently as the first and second quarters of fiscal 1997, is relatively new. Although the Company had net profits for each of its last five fiscal quarters, the Company had net losses in every preceding quarter since it commenced operations. As of September 30, 1998, the Company had an accumulated deficit of approximately $6.3 million. The Company's ability to maintain profitability and positive cash flow is dependent upon a number of factors, including the Company's ability to increase revenues while reducing costs per subscriber and achieving economies of scale. Based upon current expansion plans, the Company expects to incur operating losses in future periods as it incurs significant expenses associated with its entry into new markets. There can be no assurance that the Company will be successful in increasing or maintaining revenues or achieving or sustaining economies of scale or positive cash flow in the future, and any such failure could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Factors Affecting Operating Results; Potential Fluctuations in Quarterly Results," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "-- Selected Quarterly Results of Operations," "Business -- Competition" and "Management -- Executive Officers and Directors."


FACTORS AFFECTING OPERATING RESULTS; POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

     The Company's future success depends on a number of factors, many of which are beyond the Company's control. These factors include the rates of and costs associated with new customer acquisition, customer retention, capital expenditures and other costs relating to the expansion of operations, the timing of new product and service announcements, changes in the Company's pricing policies and those of its competitors, market acceptance of new and enhanced versions of the Company's services, changes in operating expenses, changes in the Company's strategy, personnel changes, the introduction of alternative technologies, the effect of potential acquisitions, increased competition in the Company's current and prospective markets and other general economic factors.


     The Company's operating results, cash flows and liquidity may fluctuate significantly in the future. The Company's revenues depend on its ability to attract and retain subscribers. Internet America's monthly customers, who account for a majority of the Company's revenues, have the option of discontinuing their service at the end of any given month for any reason. The percentage of customers discontinuing service on a monthly or other basis is currently immaterial. The Company's expense levels are based, in part, on its expectations as to future revenues. Moreover, the Company's operations often require up-front expenses, but result in trailing revenues. To the extent that revenues are below expectations, the Company may be unable or unwilling to reduce expenses proportionately, and operating results, cash flow and liquidity are likely to be adversely affected. In addition, the Company has in recent periods experienced increasing customer utilization rates, which increases the Company's expenses. To remain competitive from a pricing standpoint, the Company may not be able to increase customer fees to match these increasing expenses and therefore could experience deteriorating profit margins or losses. In addition, the Company's planned entry into new markets will involve substantial initial expenditures on advertising, customer care and other operating needs which will result in operating losses in future periods. Due to these and other factors, in some future quarter the Company's operating results and/or growth rate may be below the expectations of analysts, management and investors, which could materially adversely affect the value of the Common Stock.


RISKS OF TECHNOLOGY TRENDS AND EVOLVING INDUSTRY STANDARDS

     The market for Internet access is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new service introductions. The Company's future success will depend, in part, on its ability to use leading technologies effectively, to continue to develop its technical expertise and to enhance its existing services and develop new services to meet changing customer needs on a timely and cost-effective basis. There can be no assurance that the Company will be successful in using new technologies effectively, developing new services or enhancing existing services on a timely basis or that such new technologies or enhancements will achieve market acceptance. The Company believes that its ability to compete successfully is also dependent upon the continued compatibility and interoperability of its services with products and architectures offered by various vendors. Although the Company intends to support emerging standards in the market for Internet services, there can be no assurance that industry standards will be established or, if they become established, that the Company will be able to conform to these new standards in a timely fashion and maintain a competitive position in the market. In addition, there can be no assurance that services or technologies developed by others will not render the Company's services or technology uncompetitive or obsolete.

     The Company is also at risk to fundamental changes in the way Internet access is delivered. Currently, Internet services are accessed primarily by computers connected by telephone lines. There are currently available or under development a number of alternative methods for users to access the Internet, including cable television modems, high speed dedicated access, screen based telephones, satellite technologies, wireless telecommunications technologies and other consumer electronic devices. The methods have the ability to transmit data at substantially faster speeds than the modems the Company currently uses. As the Internet becomes more accessible through these alternative methods, or as customer requirements change the way Internet access is provided, the Company will face additional competitive pressures and will have to develop or use new technology or modify its existing technology, either internally or through arrangements with third parties, to accommodate these changes. See "Competition." Adjusting to such technological advances may require substantial time and expense, and there can be no assurance that the Company will succeed in addressing these competitive pressures or adapting its business to alternative access methods.

DEPENDENCE ON NETWORK INFRASTRUCTURE; CAPACITY; RISK OF SYSTEM FAILURE


     The future success of the Company's business will depend to a large extent on the capacity, reliability and security of its network infrastructure. The Company will be required to expand and adapt its network infrastructure as the number of customers and the amount and type of information they wish to transfer increase. Such expansion and adaptation of the Company's network infrastructure will require substantial financial, operational and management resources. In order to address anticipated growth in its existing markets, the Company believes that it will require up to $750,000 for capital expenditures on network infrastructure during the next twelve months and expects the source of these funds to be drawn from the proceeds of the Offering. However, there can be no assurance that the Company will be able to expand or adapt its network infrastructure to meet additional demand or changing customer requirements on a timely basis and at a commercially reasonable cost, or at all. See "Use of Proceeds."


     Capacity constraints have occurred and may occur in the future, both at the level of particular POPs (affecting only customers attempting to use the particular POP) and in connection with system wide services (such as e-mail and newsgroup services). From time to time, the Company has experienced delayed delivery from suppliers of new telephone lines, modems, terminal servers and other equipment. If delays of this nature are severe, all incoming modem lines may become full during peak times, resulting in busy signals for customers who are trying to connect to the Internet through the Company. Further, if the Company does not maintain sufficient bandwidth capacity in its network connections, customers will perceive a general slowdown of all services on the Internet. Similar problems can occur if the Company is unable to expand the capacity of its information servers (for e-mail, news and the World Wide Web) fast enough to keep up with demand from an expanding subscriber base with increasing utilization rates. If the capacity of such servers is exceeded, customers will experience delays when trying to use a particular service. As the majority of the Company's information traffic flows through the Dallas POP, a capacity constraint, supplier delay or other slowdown at the Dallas POP or operations infrastructure would affect a majority of the Company's customers and operations. Any of these events could cause customers to terminate use of the Company's services. Accordingly, while the Company's objective is to maintain excess capacity, any failure of the Company to expand or enhance its network infrastructure on a timely basis or to adapt it to an expanding subscriber base, changing customer requirements or evolving industry standards could materially adversely affect the Company's business, financial condition and results of operations.

     The Company's operations and services are dependent on the extent to which the equipment of the Company is protected against damage from fire, earthquakes, power loss, telecommunications failures and similar events. A significant portion of the Company's equipment, including critical equipment dedicated to its Internet access services, is located at a single facility in Dallas, Texas. Despite precautions taken by the Company, the occurrence of a natural disaster or other unanticipated problems at the Company's headquarters, network hub or a POP could cause interruptions in the services provided by the Company. The Company does not currently maintain fully redundant or back-up Internet services, backbone facilities or other computing and telecommunications facilities. See "Business -- Systems Infrastructure." Any accident, incident or system failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's ability to provide Internet services to its customers and, in turn, on the Company's business, financial condition and results of operations. See "-- Dependence on Telecommunications Carriers and Other Suppliers" and "-- Security Risks."

     The Company's billing and management information systems are also dependent on the extent to which the computer equipment and attendant software of the Company is protected against damage, malfunction or other loss. The Company bills the majority of its customers by automatic charges to customers' credit cards or bank accounts each month in advance, while some customers are invoiced. Any damage to or system failure of the Company's billing and management information systems could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Security Risks."

DEPENDENCE ON TELECOMMUNICATIONS CARRIERS AND OTHER SUPPLIERS

     The Company relies on local telephone companies and other companies to provide data communications capacity via local telecommunications lines and leased long-distance lines, usually through contracts effective for terms of one to three years. The Company has experienced and is subject to disruptions or capacity constraints in these telecommunications services and may have no means of replacing these services, on a timely basis or at all, in the event of such disruption or capacity constraints. The Company has in the past temporarily lost service in a market area, although these problems are usually cured within 24 hours. In addition, local phone service is sometimes available only from the local monopoly telephone company in each of the markets served by the Company.

     In addition, the Company provides Internet access exclusively through Virtual POPs in some markets. See "Business -- Infrastructure." The inability or unwillingness of any third-party to provide POP access to the Company's customers or the Company's inability to secure alternative POP arrangements upon partial or complete termination of a third-party network provider agreement or other loss of access to such POPs could significantly limit the Company's ability to provide Internet access to its customers and could limit the Company's ability to expand in new markets, which could, in turn, have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that, if access to one or more Virtual POPs is lost, any alternative arrangements will be available or, if available, that such arrangements will be on terms acceptable to the Company. The Company does not currently have any plans or commitments with respect to such alternative POP arrangements. Moreover, while the third-party providers are contractually obligated to provide commercially reliable service to the Company's customers with a significant assurance of accessibility to the Internet, there can be no assurance that such services or Internet access will meet the Company's requirements, which could materially adversely affect the Company's business, financial condition and results of operations.

     The Company's operations and services are dependent on the extent to which the equipment of its third-party network providers (over which the Company has no control) is protected against damage from fire, earthquakes, power loss, telecommunications failures and similar events. Any accident, incident, system failure or discontinuance of operations involving a third-party network that causes interruptions in the Company's operations could have a material adverse effect on the Company's ability to provide Internet services to its customers and, in turn, on the Company's business, financial condition and results of operations. In addition, failure of the Company's telecommunications providers to provide the required data communications capacity as a result of a natural disaster, operational disruption or for any other reason could cause interruptions in the services provided by the Company.

     The Company is dependent on certain third-party suppliers of hardware components. Expansion of network infrastructure by the Company and others is placing, and will continue to place, a significant demand on the Company's suppliers, some of which have limited resources and production capacity. Failure of the Company's suppliers to adjust to meet such increasing demand may prevent them from continuing to supply components and products in the quantities, at the quality levels and at the times required by the Company, or at all. The Company's inability to develop alternative sources of supply, if required, could result in delays and increased costs in expanding the Company's network infrastructure, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's telecommunications carriers and suppliers also sell, lease or make available products and services to the Company's competitors and may be, or in the future may become, competitors of the Company themselves. There can be no assurance that the Company's telecommunications carriers and suppliers will not enter into exclusive arrangements with the Company's competitors or stop selling, leasing or making available their products or services to the Company at commercially reasonable prices, or at all. See "-- Competition."

RISKS ASSOCIATED WITH GROWTH STRATEGY AND ACQUISITIONS

     Although the Company has tested each component of its growth strategy in its existing markets, the Company has not attempted to introduce its user density business model to other markets. There can be no assurance that the Company will be successful in implementing its growth strategy, and any failure could have a material adverse effect on the Company's business, financial condition and results of operations. One component of its growth strategy, the strategic acquisition of businesses and subscriber accounts, involves certain risks, including, among others, the following: the difficulty of assimilating the acquired operations and personnel; the potential disruption of the Company's ongoing business; the possible inability of management to maximize the financial and strategic position of the Company by the successful incorporation of acquired technology and rights into the Company's service offerings and to maintain uniform standards, controls, procedures and policies; the risks of entering markets in which the Company has little or no direct prior experience; and the potential impairment of relationships with employees and customers as a result of changes in management. There can be no assurance that the Company will be successful in overcoming these risks or any other problems encountered in connection with future transactions. In addition, any such transaction could materially adversely affect the Company's operating results due to dilutive issuances of equity securities, the incurrence of additional debt and the amortization of expenses related to goodwill and other intangible assets, if any.

COMPETITION

     The market for the provision of Internet access to individuals and small businesses is extremely competitive and highly fragmented. There are no substantial barriers to entry, and the Company expects that competition will continue to intensify. The Company believes that the primary competitive factors determin-ing success in this market are a reputation for reliability and service, effective customer support, pricing, creative marketing, easy-to-use software and geographic coverage. Other important factors include the timing of introductions of new services and industry and general economic trends. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, financial condition and results of operations.


     The Company's current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than the Company. The Company currently competes or expects to compete with the following types of Internet services providers: (i) national commercial providers, such as Verio, Inc., Mindspring Enterprises, Inc. and EarthLink Network, Inc.; (ii) numerous regional and local commercial providers, which vary widely in quality, service offerings and pricing, such as Websight Services, Inc. and PDQ Net, Inc.; (iii) established online commercial information service providers, such as America Online, Inc.;
(iv) computer hardware and software and other technology companies, such as International Business Machines Corporation, Microsoft Corp. and Gateway, Inc.;
(v) national telecommunications providers, such as AT&T Corp. ("AT&T"), MCI WorldCom, Inc. ("MCI"), Sprint Corporation ("Sprint") and WinStar Communications, Inc.; (vi) regional telecommunications providers, such as SBC Communications and IXC Communications; (vii) cable operators, such as Tele-Communications, Inc., Time Warner, Inc., TCA Cable, Inc. and Marcus Cable, Inc.;
(viii) wireless communications companies; (ix) satellite companies; and (x) nonprofit or educational Internet access providers. The Company believes that new competitors, including large computer hardware and software, media and telecommunications companies, will continue to enter the Internet services market, resulting in even greater competition for the Company. In particular, the Company expects to face increased competition in the future from companies that provide connections to consumers' homes, including local and long distance telephone companies, cable companies, electric utility companies and wireless communications companies. Technologies have been developed that enable cable television operators to offer Internet access through their cable facilities at significantly faster rates than existing modem speeds. Such companies can include Internet access in their basic bundle of services or offer such access for a nominal additional charge, and could prevent the Company from delivering Internet access through the wire and cable connections that such companies own. In addition, as consumer awareness of the Internet grows, existing competitors are likely to further increase their emphasis on Internet access services, resulting in even greater competition for the Company. Any such developments could materially adversely affect the Company's business, financial condition and results of operations. See "Business -- Competition."


     As a result of increased competition in the industry, the Company expects to encounter significant pricing pressure. Reductions in rates charged by the Company's competitors could require the Company to reduce prices charged to its customers, which could cause a decrease in total revenues and revenue per customer and reduce the likelihood of the Company maintaining positive cash flow or profitability in the future. Any such reductions in prices could materially adversely affect the Company's business, financial condition and results of operations. In addition, telecommunications companies may be able to offer customers reduced communications costs in connection with their Internet access services, reducing the overall cost of such services and significantly increasing price pressures on the Company. Competition could also result in increased selling and marketing expenses, related customer acquisition costs and customer attrition, all of which could materially adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to offset the effects of any such increased costs or reductions in the Company's prices through an increase in the number of its customers, higher revenues from enhanced services, cost reductions or otherwise, or that the Company will have the resources to continue to compete successfully.

DEPENDENCE ON AND ABILITY TO ATTRACT KEY PERSONNEL

     The Company's success depends upon the continued efforts of its senior management team and its technical, marketing and sales personnel. Such employees may voluntarily terminate their employment with the Company at any time, as the Company has no employment agreements with any of its employees. The

Company's success also depends on its ability to attract and retain additional highly qualified management, technical, marketing and sales personnel. The process of hiring employees with the combination of skills and attributes required to carry out the Company's strategy is extremely competitive and time-consuming. There can be no assurance that the Company will be able to retain or integrate existing personnel or identify and hire additional qualified personnel. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could materially adversely affect the Company's business, financial condition and results of operations.

SECURITY RISKS

     Despite the implementation of security measures, the Company's network infrastructure may be vulnerable to computer viruses, hacking or similar disruptive problems caused by customers, customers of other ISPs, other connected Internet sites, the interconnecting networks and the various telephone networks. Computer viruses or problems caused by third parties could lead to interruptions, delays or cessation in service to the Company's customers. Inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of the Company or its customers, which may cause losses to the Company or its customers or deter certain persons from subscribing to the Company's services. Such inappropriate use of the Internet includes attempting to gain unauthorized access to information or systems, which is commonly known as "cracking" or "hacking." Although the Company intends to continue to implement security measures, such measures have been circumvented in the past, and there can be no assurance that measures implemented by the Company will not be circumvented in the future. Alleviating problems caused by computer viruses or other inappropriate uses or security breaches may require interruptions, delays or cessation in service to the Company's customers, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company expects that its customers will increasingly use the Internet for commercial transactions in the future. Any network malfunction or security breach could cause these transactions to be delayed, not completed at all or completed with compromised security. There can be no assurance that customers or others will not assert claims of liability against the Company as a result of any such failure. Further, until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet service industry in general and Internet America's customer base and revenues in particular.

MANAGEMENT AND RISKS OF GROWTH

     The rapid execution necessary for the Company to fully exploit the market for its services requires an effective planning and management process. The Company's growth has in the past placed, and may in the future place, a significant strain on the Company's managerial, operational and financial resources. In order to effectively manage its operations, the Company will be required to continue to implement and improve its operational, financial and management information systems and to identify, attract, train, integrate and retain qualified personnel. These demands will require the addition of new management personnel and the development of additional expertise by existing management. In particular, the successful integration of acquired businesses or assets and the implementation of an expansion strategy will require close monitoring of quality of service (particularly through Virtual POPs) and, to the extent management deems necessary, identification and acquisition of physical sites, acquisition and installation of necessary equipment and telecommunications facilities, implementation of marketing efforts in new as well as existing markets, employment of qualified personnel to provide technical and marketing support for such sites and continued expansion of the Company's managerial, operational and financial resources to support such development. The demands on the Company's customer service and technical support resources will grow as the Company's customer base expands. There can be no assurance that the Company's customer service and technical support or other resources will be sufficient to manage any future growth in the Company's business or that the Company will be able to implement its expansion program in whole or in part.

NEW AND UNCERTAIN MARKET; UNCERTAIN ACCEPTANCE OF THE INTERNET AS A MEDIUM OF COMMERCE AND COMMUNICATION

     The market for Internet access and related products is in an early stage of growth. The Company's success will depend upon the continuing development and expansion of the Internet and the market for Internet access. Critical issues concerning commercial and personal use of the Internet (including practice standards and protocol, security, reliability, cost, ease of use, access and quality of service) remain uncertain and may affect the growth of Internet use. See "-- Potential Liability." The acceptance of the Internet for commerce and communications, particularly by those individuals and enterprises that have historically relied upon alternative means of commerce and communication, generally requires that such users accept a new way of conducting business and exchanging information, that industry participants continue to provide new and compelling content and applications and that the Internet provide a reliable and secure computer platform. It is difficult to predict with any assurance the rate at which the market will grow, if at all, or at which new or increased competition will result in market saturation. The novelty of the market for Internet services may also adversely affect the Company's ability to retain new customers, as customers unfamiliar with the Internet may be more likely to discontinue the Company's services after an initial trial period than other customers. If demand for Internet services fails to continue to grow, grows more slowly than anticipated or becomes saturated with competitors, the Company's business, operating results and financial condition will be materially adversely affected. Conversely, to the extent that the Internet continues to experience significant growth in the number of users and level of use, there can be no assurance that the Internet infrastructure will be able to support the demands placed on it by such growth.

POTENTIAL LIABILITY

     The Company has limited control over its customers' online practices and the information passed through and stored on its systems by its customers. The law relating to the liability of Internet access providers and online services companies for incorrect use of the Internet and information carried on or disseminated through their networks is unsettled. On June 22, 1998, the United States Supreme Court declined to review a Fourth Circuit Court of Appeals decision in which a negligence action was brought against an ISP for allegedly delaying the removal of defamatory messages posted by an Internet user, refusing to post retractions of those messages and failing to screen for similar postings thereafter. The Fourth Circuit Court of Appeals affirmed the lower court's decision that the Communications Decency Act of 1996 bars the claims against the ISP. Although no such claims or lawsuits have been asserted against the Company to date, there can be no assurance that such claims will not be asserted in the future, or if asserted, will not be successful. As the law in this area develops, the potential imposition of liability upon the Company for information carried on and disseminated through its network could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain service offerings. Any costs that are incurred as a result of contesting any such asserted claims or the consequent imposition of liability could materially adversely affect the Company's business, financial condition and results of operations.

     In addition, the Communications Decency Act of 1996 imposes fines on any entity that: (i) by means of a telecommunications device, knowingly sends indecent or obscene material to a minor; (ii) by means of an interactive computer service sends or displays indecent material to a minor; or (iii) permits any telecommunications facility under such entity's control to be used for the purposes detailed above. The standard for determining whether an entity acted knowingly has not yet been established. Certain defenses to liability under the statute are available but may not apply. Although the Company does not actively monitor the content of its customers' Internet transmissions, there can be no assurance that the Company would not be considered to have knowledge of such content. Although no such claims or lawsuits have been asserted against the Company to date, there can be no assurance that if the Company were prosecuted that any defenses to liability would be applicable.

PROPRIETARY RIGHTS; INFRINGEMENT CLAIMS

     The Company's success depends in part upon its technology. The Company relies upon a combination of copyright, trademark and trade secret laws, and contractual restrictions to establish and protect its proprietary technology. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology.

     The Company has obtained permission and, in certain cases, licenses from each manufacturer of software that the Company bundles in its front-end software product for customers. Although the Company does not believe that the software or the trademarks it uses infringe on the proprietary rights of any third parties, and no such claims or lawsuits have been asserted against the Company to date, there can be no assurance that third parties will not assert such claims against the Company in the future or that such claims will not be successful. The Company could incur substantial costs and diversion of management resources with respect to the defense of any claims relating to proprietary rights, which could materially adversely affect the Company's business, financial condition and results of operations. In the event a claim relating to the proprietary technology or information is asserted against the Company, the Company may seek licenses to such intellectual property. There can be no assurance, however, that licenses could be extended or obtained on commercially reasonable terms, if at all, or that the terms of any offered licenses will be acceptable to the Company. The failure to obtain the necessary licenses or other rights could materially adversely affect the Company's business, financial condition and results of operations. See
"Business -- Proprietary Rights."

THE YEAR 2000 ISSUE


     The Year 2000 issue is the result of computer programs using two digits rather than four to define the applicable year. Date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations, causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices or engage in similar normal business activities. The Company does not believe that the Year 2000 issue will have a material effect on its network, computer systems or operations, although it is continuing to evaluate its information and other systems technology to identify and address Year 2000 issues. Any failure of the Company to become Year 2000 compliant on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations, including, without limitation, a complete failure or degradation of the performance of the Company's network or other systems. The Company is heavily dependent on a significant number of third-party vendors to provide both network services and equipment. Most of the Company's critical third-party providers have made representations to the effect that they are, or will be, Year 2000 compliant. The Company, however, has not undertaken an in-depth evaluation of its critical or other third-party providers in relation to the Year 2000 issue, and furthermore the Company has no control over whether its third-party providers are, or will be, Year 2000 compliant. Any failure on the part of such third-party providers to become Year 2000 compliant on a timely basis or in a manner that is compatible with the Company's systems could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."


GOVERNMENT REGULATION

     The Company provides Internet access, in part, through transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for communications. The Company, as an Internet access provider, is not currently subject to direct regulation by the Federal Communications Commission (the "FCC") or any other agency, other than regulations applicable to businesses generally. In a report to Congress adopted on April 10, 1998, the FCC reaffirmed that Internet access providers should be classified as unregulated "information service providers" rather than regulated "telecommunications providers" under the terms of the 1996 Telecommunications Act. The consequence of this finding is that the Company is not subject to regulations applicable to telephone companies and similar carriers merely because the Company provides its services via telecommunications networks. The Company also is not required to contribute to the universal service fund, which subsidizes phone service for rural and low income consumers and supports Internet access among schools and libraries. The FCC action may also discourage states from regulating Internet access providers as telecommunications carriers or imposing similar subsidy obligations.

     Nevertheless, Internet-related regulatory policies are continuing to develop, and it is possible that the Company could be exposed to regulation in the future. For example, in the same report to Congress, the FCC stated its intention to consider whether to regulate voice and fax telephony services provided over the Internet as "telecommunications" even though Internet access itself would not be regulated. The FCC is also considering whether such Internet-based telephone services should be subject to the universal service support obligations discussed above, or should pay carrier access charges on the same basis as traditional telecommunications companies. Access charges are assessed by local telephone companies to long distance companies for the use of the local telephone network to originate and terminate long distance calls, generally on a per-minute basis. Access charges have been a matter of continuing dispute, with long distance companies complaining that the rates are substantially in excess of cost and local telephone companies arguing that access rates are justified to subsidize lower local rates for end users and other purposes. Both local and long distance companies, however, contend that Internet-based telephony should be subject to these charges. The Company currently does not offer telephony, and so is not directly affected by these developments, however, should the Company offer telephony in the future, it may be affected by these issues. Additionally, the Company cannot predict whether these debates will cause the FCC to reconsider its current policy of not regulating Internet access providers.

     In a notice of proposed rulemaking adopted on August 6, 1998, the FCC proposed that if an incumbent LEC established a separate affiliate to pursue the deployment of advanced telecommunications services such as xDSL and that affiliate interconnected with the LEC's network on the same terms and conditions as the LEC's competitors did, then the affiliate would not be subject to the unbundling requirement that applied to the LEC. If the FCC ultimately adopted this proposal or similar proposals, the Company's access to xDSL and other high-speed data transmission methods could be curtailed. Such curtailment could have a material adverse effect on the Company's business, financial condition and results of operations.

     Due to the increasing popularity and use of the Internet, it is possible that additional federal, state or other laws and regulations may be adopted with respect to the Internet, covering issues such as content, privacy, pricing, encryption standards, consumer protection, electronic commerce, taxation, copyright infringement and other intellectual property issues. See "-- Potential Liability." The Company cannot predict the impact, if any, that any future regulatory changes or development may have on its business, financial condition and results of operations. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could have a material adverse effect on the Company's business, financial condition and results of operations.

NEED FOR ADDITIONAL CAPITAL

     Although the Company believes that the net proceeds of the Offering will be sufficient to enable the Company to implement its business strategies for at least the next twelve months, there can be no assurance that the net proceeds will be sufficient for such purposes, either in the near term or thereafter. Additionally, the Company may have insufficient capital to respond to unanticipated technological developments or competitive pressures or to take advantage of unanticipated opportunities, such as special marketing opportunities, the development of new services or larger than anticipated acquisitions of complementary businesses or assets. As a result, the Company may need to raise additional funds through equity or debt financings. There can be no assurance that such additional financings will be available on terms acceptable to the Company or at all. Further, any such financings may be upon terms that are dilutive or potentially dilutive to the Company's shareholders. If alternative sources of financing are required, but are insufficient or unavailable, the Company will be required to modify its growth and operating plans in accordance with the extent of available funding, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition -- Liquidity and Capital Resources."

CONTROL OF COMPANY

     After completion of the Offering, the Company's officers, directors and 10% shareholders will beneficially own, directly or indirectly, approximately 48.8% of the outstanding voting stock of the Company, (assuming the exercise of all derivative securities currently outstanding, such persons would beneficially own, directly or indirectly, approximately 44.7% of the outstanding voting stock of the Company). As a result, these shareholders, acting together, would be able to exercise control over substantially all matters requiring approval by the shareholders of the Company, including the election of directors and certain change-of-control transactions. See also "-- Anti-Takeover Matters."

ABSENCE OF A PRIOR PUBLIC MARKET

     Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained. The initial public offering price of the Common Stock will be determined through negotiations among the Company, the Selling Shareholders and the Underwriters and may not be indicative of the market price for the Common Stock after the Offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

STOCK PRICE VOLATILITY

     The trading price of the Common Stock may be subject to wide fluctuations in response to factors such as actual or anticipated variations in the Company's operating results; announcements of technological innovations by the Company or its competitors; new services or contracts; developments with respect to patents, copyrights or proprietary rights; changes in recommendations or financial estimates by securities analysts; conditions and trends in the Internet services and technology industries; adoption of new accounting standards affecting the Company's industry; general market conditions and other factors. Further, the stock market has experienced in recent months and may continue in the future to experience extreme price and volume fluctuations that particularly affect the market prices of equity securities of Internet services and technology companies and that often are unrelated or disproportionate to the operating performance of such companies. The trading prices of many Internet services and technology companies' stocks have recently been at or near historical highs and reflect price to earnings ratios that are substantially above historical levels. There can be no assurance that these trading price to earnings ratios will be sustained. These broad market price fluctuations, as well as general economic, political and market conditions, may adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a company's stock, securities class action litigation has often been instituted against the issuing company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and would at a minimum divert management's attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operations. Any adverse determination in such litigation could also subject the Company to significant liabilities.

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have an aggregate of 6,285,957 shares of Common Stock outstanding. Of these shares, all of the shares sold in the Offering will be freely transferable without restriction or limitation under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares purchased by "affiliates" of the Company, as such term is defined in Rule 144 under the Securities Act. The remaining 3,985,957 shares constitute "restricted securities" within the meaning of Rule 144. Of these "restricted securities," 1,886,333 shares have been held for the required one-year period and will be freely tradable upon completion of the Offering, subject to the 180-day lock-up period described below and subject to the 90-day information requirement of Rule 144 for shares held by affiliates or for less than the required two-year period. The holders of 1,660,769 outstanding shares have certain rights to have shares registered under the Securities Act pursuant to the terms of agreements between such holders and the Company. See "Description of Securities -- Registration Rights." Of those 1,660,769 shares, 769,149 shares are freely tradeable upon completion of the Offering, subject to the 180-day lock-up period described below and subject to the 90-day information requirement of Rule 144 for shares held by affiliates or for less than the required two-year period. The Company, and its executive officers, directors and certain shareholders (including all those with registration rights) who will hold, collectively, 3,066,017 outstanding shares of Common Stock after the Offering, have agreed not to offer or sell any shares of Common Stock for a period of 180 days following the date of this Prospectus without the prior written consent of Hoak Breedlove Wesneski & Co., except under limited circumstances. If this 180-day lock-up period is waived by Hoak Breedlove Wesneski & Co., then 2,459,284 of the 3,066,017 shares would be freely tradeable subject to the 90-day information requirement of Rule 144 for shares held by affiliates or for less than the required two-year period. The Company intends to file a Registration Statement on Form S-8 to register 800,000 shares of Common Stock, which is the aggregate of all shares reserved for issuance pursuant to the 1996 Option Plan and 1998 Option Plan and shares underlying certain nonqualified options granted to officers and directors. Accordingly, shares issued upon exercise of such options will be freely tradeable by holders who are not affiliates of the Company and, subject to volume and other limitations of Rule 144, by holders who are affiliates of the Company. Sales of substantial amounts of shares of Common Stock in the public market after the Offering, or the perception that such sales could occur, may adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale."

ANTI-TAKEOVER MATTERS

     The Company's Articles of Incorporation, as amended (the "Articles"), and Bylaws, as amended ("Bylaws"), contain provisions that may have the effect of delaying, deterring or preventing a potential takeover of the Company that shareholders purchasing shares in the Offering may consider to be in their best interests. The Articles and Bylaws prevent shareholders from calling a special meeting of shareholders, prevent shareholders from amending the Bylaws and prohibit shareholder action by written consent. The Articles also authorize only the Board of Directors to fill vacancies, including newly-created directorships, and state that directors of the Company may be removed only for cause and only by the affirmative vote of holders of at least two-thirds of the outstanding shares of the voting stock, voting together as a single class. Article XIII of the Texas Business Corporation Act, which is applicable to the Company, contains provisions that restrict certain business combinations with interested shareholders, which may have the effect of inhibiting a non-negotiated merger or other business combination involving the Company. See "Description of Securities -- Texas Anti-Takeover Law and Certain Provisions."

IMMEDIATE AND SUBSTANTIAL DILUTION


     Investors purchasing shares of Common Stock in this Offering will incur immediate and substantial dilution in net tangible book value of the Common Stock of $8.17 per share on a pro forma basis assuming an initial public offering price of $10.00 per share. If all currently exercisable derivative securities are exercised, investors will incur total dilution in net tangible book value of the Common Stock of $8.18 per share on a pro forma basis assuming an initial public offering price of $10.00 per share. See "Dilution."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of 1,700,000 shares of Common Stock offered hereby by the Company at an assumed initial public offering price of $10.00 per share are estimated to be approximately $15.4 million, after deducting the underwriting discount and estimated offering expenses payable by the Company. The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholders.

     The principal purposes of the Offering are to increase the Company's equity capital, to create a public market for the Common Stock, to facilitate the future access by the Company to public equity markets, to facilitate acquisitions funded through the issuance of Common Stock, to provide liquidity for certain of the Company's existing shareholders and to provide increased visibility of the Company in the marketplace.

     The Company anticipates that the net proceeds of the Offering will be applied as follows, subject to the qualifications set forth further below:


                                                               APPROXIMATE
                      USE OF PROCEEDS                         DOLLAR AMOUNT   PERCENT
                      ---------------                         -------------   -------
Possible acquisitions of complementary businesses or
  expansion in existing and new markets.....................   $ 6,000,000     39.0%
Marketing expenses and capital equipment and infrastructure
  expenditures related to anticipated growth................     5,000,000     32.5
Repayment of indebtedness(1)................................     2,300,000     14.9
General corporate purposes(2)...............................     2,100,000     13.6
                                                               -----------     ----
          Total.............................................   $15,400,000      100%
                                                               ===========     ====


---------------


(1) Specifically the following: (a) indebtedness owing to Jack T. Smith, a director of the Company, in the aggregate approximate amount of $272,000, and indebtedness owing to Carl Westcott, a principal shareholder of the Company, in the aggregate approximate amount of $1.5 million (collectively, the "Affiliate Debt"); (b) indebtedness owing to a commercial bank in the aggregate approximate amount of $148,000 (the "Bank Debt"); (c) indebtedness owing to Webstar, Inc. in connection with the acquisition of subscribers in the aggregate approximate amount of $352,000 (the "Webstar Debt"); and (d) indebtedness owing to M.J. Capital Partners, L.P. in connection with a loan for general working capital in the aggregate approximate amount of $42,000 (the "MJ Debt"). The Affiliate Debt and Bank Debt both accrue interest at the prime rate. The Webstar Debt accrues interest at 14% per year, and the MJ Debt accrues interest at 16.5% per year. The Affiliate Debt and the Bank Debt mature two days after the Company receives the proceeds of this Offering, while the Webstar Debt matures on June 30, 1999 and the MJ Debt matures on January 1, 1999. The Bank Debt is secured by the personal guaranty of William O. Hunt, a director of the Company, and the pledge of all assets of the Company. See "Certain Transactions" and Notes 4, 5 and 6 of Notes to Financial Statements.


(2) Such funds could be used for a variety of general corporate purposes, including, without limitation, further marketing efforts and infrastructure improvements.

     The Company continues to evaluate potential acquisitions, and to identify and have preliminary discussions with potential acquisition candidates, although there are, as of the date of this Prospectus, no agreements, arrangements or understandings between the Company and any party relating thereto.

     Pending the above uses of proceeds, the Company intends to invest the net proceeds of this Offering in short-term bank deposits or investment-grade securities. The foregoing represents the Company's current intentions with respect to the allocation of the proceeds of this Offering based upon its present plans and business conditions. However, changed business conditions and various other factors could result in the application of the proceeds of this Offering in a manner other than as described in this Prospectus.

                                DIVIDEND POLICY

     To date, the Company has neither declared nor paid any dividends on its Common Stock nor does the Company anticipate that dividends will be declared or paid in the foreseeable future. Rather, the Company intends to retain any earnings to finance the growth and development of its business. Any payment of cash dividends on its Common Stock in the future will be dependent, among other things, upon the Company's earnings, financial condition, capital requirements and other factors which the Board of Directors deems relevant.

                                 CAPITALIZATION


     The following table sets forth at September 30, 1998, the capitalization of the Company: (i) on a historical basis and (ii) as adjusted to reflect the sale of shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share and the application of the estimated net proceeds therefrom, the automatic conversion of all outstanding shares of preferred stock into shares of Common Stock on a 2.25-for-1.00 basis, which will occur 30 days after completion of the Offering, the exercise of the Warrant and repayment of substantially all current indebtedness contemporaneously with the Offering. See "Use of Proceeds" and "Description of Securities -- Preferred Stock." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's Financial Statements and Notes thereto and other financial and operating data included elsewhere in this Prospectus.



                                                                 SEPTEMBER 30, 1998
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                               (IN THOUSANDS, EXCEPT
                                                                    SHARE DATA)
Current portion of long term debt:
  Notes payable to shareholders.............................   $ 1,456       $    --
  Notes payable.............................................       394            --
  Line of credit............................................       148            --
                                                               -------
  Total current obligations.................................     1,998            --
Long-term debt, net of current portion......................       331            --
Shareholders' equity (deficit):
  Preferred Stock, $0.01 par value; 5,000,000 shares
     authorized
     Series A Preferred Stock, $0.01 par value; 400,000
      shares authorized; 379,672 shares issued and
      outstanding; no shares issued and outstanding, as
      adjusted..............................................         4            --
     Series B Preferred Stock, $0.01 par value; 300,000
      shares authorized; 73,667 shares issued and
      outstanding; no shares issued and outstanding, as
      adjusted..............................................         1            --
  Common Stock, $0.01 par value; 40,000,000 shares
     authorized; 3,532,205 shares issued and outstanding;
     6,285,957 shares issued and outstanding, as
     adjusted(1)(2).........................................        35            63
  Additional paid-in capital................................     2,816        18,153
  Accumulated deficit.......................................    (6,297)       (6,297)
                                                               -------       -------
          Total shareholders' equity (deficit)..............    (3,441)       11,919
                                                               -------       -------
          Total capitalization..............................   $(1,112)      $11,920
                                                               =======       =======


---------------


(1) Excludes (i) 225,000 shares reserved for issuance under the 1996 Option Plan, of which options to purchase 67,075 shares were outstanding at a weighted average exercise price of $1.67 per share, (ii) 400,000 shares reserved for issuance under the 1998 Option Plan, of which no options were outstanding and (iii) 1,212,476 shares of Common Stock issuable upon exercise of other outstanding options at a weighted average exercise price of $2.18 per share. See "Management -- 1996 Incentive Stock Option Plan," "-- Nonqualified Stock Options Issued to Officers and Directors" and
    "-- 1998 Nonqualified Stock Option Plan."


(2) Reflects the amendment of the Company's Articles of Incorporation in July 1998 to increase the authorized Common Stock from 15,000,000 shares to 40,000,000 shares.

                                    DILUTION


     The deficit in net tangible book value of the Common Stock as of September 30, 1998 was approximately $3.8 million, or $.84 per share, on a pro forma basis after giving effect to conversion of all outstanding shares of preferred stock into shares of Common Stock and exercise of the Warrant. Dilution is determined by subtracting net tangible book value per share after the Offering from the amount of cash paid by investors for the shares of Common Stock. Net tangible book value per share represents the book value of the Company's total tangible assets less total liabilities, divided by the number of outstanding shares of Common Stock. After giving effect to the sale of the 1,700,000 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $10.00 per share), and after deducting the underwriting discount and estimated expenses of the Offering payable by the Company and the application of the net proceeds therefrom, and assuming no other changes in the net tangible book value after September 30, 1998, the Company's pro forma net tangible book value as adjusted at September 30, 1998 would have been approximately $11.5 million, or $1.83 per share. This represents an immediate increase in net tangible book value of $2.67 per share to existing shareholders and an immediate decrease in net tangible book value to new investors of $8.17 per share. The following table illustrates the per share dilution:



Assumed initial public offering price per share.............           $10.00
  Deficit in pro forma net tangible book value per share at
     September 30, 1998.....................................  $(0.84)
  Increase per share attributable to new investors..........    2.67
                                                              ------
Pro forma net tangible book value per share after this
  Offering..................................................             1.83
                                                                       ------
Dilution per share to new investors.........................           $ 8.17
                                                                       ======
Percentage dilution.........................................             81.7%
                                                                       ======


     The following table sets forth on a pro forma basis the differences between the existing shareholders and the investors in this Offering with respect to the total consideration paid or payable and the average price per share paid or payable:

                                   SHARES PURCHASED     TOTAL CONSIDERATION(1)
                                  -------------------   -----------------------   AVERAGE PRICE
                                   NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                                  ---------   -------   ------------   --------   -------------
Existing Shareholders(2)(3).....  4,585,957     73.0%   $ 2,634,776      13.4%       $ 0.57
New Investors(2)................  1,700,000     27.0%    17,000,000      86.6%        10.00
                                  ---------    -----    -----------     -----
          Total.................  6,285,957    100.0%   $19,634,776     100.0%
                                  =========    =====    ===========     =====

---------------

(1) These amounts reflect total consideration paid by shareholders and do not reflect net amounts received by the Company.

(2) Sales by the Selling Shareholders in the Offering will reduce the number of shares held by existing shareholders to 3,985,957 shares, or 63.4% of the total shares of Common Stock outstanding after the Offering, and will increase the number of shares held by new investors to 2,300,000 shares, or 36.6% of the total shares of Common Stock outstanding after the Offering. If the Underwriters' over-allotment option is exercised in full, the number of shares held by existing shareholders will further decrease to 3,640,957 shares, or 57.9% of the total shares of Common Stock outstanding after the Offering, and the number of shares held by new investors will further increase to 2,645,000 shares, or 42.1% of the total shares of Common Stock outstanding after the Offering. See "Principal and Selling Shareholders."

(3) Assumes the exercise of the Warrant and conversion of all outstanding shares of preferred stock into shares of Common Stock.


     The foregoing computations assume no exercise of outstanding stock options. Options to purchase 67,075 shares of Common Stock were outstanding under the 1996 Option Plan at a weighted average exercise price of $1.67 per share as of September 30, 1998. Additional options to purchase 1,212,476 shares of Common Stock were outstanding as of September 30, 1998 at a weighted average exercise price of $2.18 per share. If all currently exercisable options are exercised, investors purchasing shares in the Offering will incur total dilution of $8.18 per share of Common Stock on a pro forma basis assuming an initial public offering price of $10.00 per share. See "Management -- 1996 Incentive Stock Option Plan," "-- Nonqualified Stock Options Issued to Officers and Directors" and "-- 1998 Nonqualified Stock Option Plan."

                     SELECTED FINANCIAL AND OPERATING DATA


     The following selected historical financial data as of and for the years ended June 30, 1997 and 1998 has been derived from the Company's financial statements included elsewhere herein and audited by Deloitte & Touche LLP, independent auditors as set forth in their report thereon also included herein. The selected historical financial data of the Company for the year ended June 30, 1996 is derived from the Company's audited financial statements not included herein. The selected historical financial data as of and for the three months ended September 30, 1997 and 1998 was derived from the Company's financial statements, which in the opinion of management reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of results for such periods. Results for the three months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the full fiscal year. The following selected financial data should be read in conjunction with, and is qualified in its entirety by, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus.



                                                                                             THREE MONTHS
                                                                                                 ENDED
                                                              YEAR ENDED JUNE 30,            SEPTEMBER 30,
                                                         ------------------------------   -------------------
                                                           1996       1997       1998       1997       1998
                                                         --------   --------   --------   --------   --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AND CUSTOMER DATA)
STATEMENT OF OPERATIONS DATA:
Revenue
  Access...............................................  $ 3,052    $ 8,177    $ 9,566    $ 2,150    $ 2,896
  Business services....................................      411      1,045      1,036        259        228
  Other................................................      314        249         41          3         17
                                                         -------    -------    -------    -------    -------
         Total revenue.................................    3,777      9,471     10,643      2,412      3,141
Operating expenses
  Connectivity and operations..........................    2,187      6,185      4,509      1,108      1,186
  Sales and marketing..................................    1,597      1,912      1,140         86        593
  General and administrative...........................    2,797      2,748      1,919        400        563
  Depreciation and amortization........................      548      1,618      1,474        363        387
  Impairment of equipment..............................       --        351         --         --         --
                                                         -------    -------    -------    -------    -------
         Total operating expenses......................    7,129     12,814      9,042      1,957      2,729
                                                         -------    -------    -------    -------    -------
Income (loss) from operations..........................   (3,352)    (3,343)     1,601        455        412
Interest expense.......................................       77        481        571        135         76
Income tax expense.....................................       --         --         24          6         10
                                                         -------    -------    -------    -------    -------
Net income (loss)......................................  $(3,429)   $(3,824)   $ 1,006    $   314    $   326
                                                         =======    =======    =======    =======    =======
Earnings (loss) per share(1):
  Basic................................................  $ (1.15)   $ (1.12)   $  0.28    $  0.10    $  0.09
  Diluted..............................................  $ (1.15)   $ (1.12)   $  0.21    $  0.07    $  0.07
Weighted average shares(1):
  Basic................................................    2,981      3,418      3,532      3,418      3,532
  Diluted..............................................    2,981      3,418      4,783      4,767      4,783
OTHER DATA:
  Approximate number of customers at end of period.....   27,900     39,900     48,600     39,800     50,100
  EBITDA(2)............................................  $(2,804)   $(1,725)   $ 3,075    $   818    $   799
  EBITDA margin(2).....................................    (74.2)%    (18.2)%     28.9%      33.9%      25.4%
  Cash flow provided (used) by:
    Operating activities...............................  $   390    $(1,430)   $ 1,797    $   451    $   614
    Investing activities...............................   (2,981)    (1,513)      (407)        (6)      (232)
    Financing activities...............................    2,615      2,864       (826)      (445)      (774)



                                                                  JUNE 30,               SEPTEMBER 30,
                                                         ---------------------------   -----------------
                                                          1996      1997      1998      1997      1998
                                                         -------   -------   -------   -------   -------
BALANCE SHEET DATA:
  Cash.................................................  $    79   $    --   $   565   $    --   $   173
  Working capital (deficit)............................   (3,462)   (6,834)   (5,962)   (6,315)   (5,476)
  Total assets.........................................    3,127     3,114     3,150     2,769     3,035
  Long-term debt, net of current portion...............      373       684       609       272       331
  Total shareholders' equity (deficit).................   (1,063)   (4,681)   (3,767)   (4,368)   (3,441)


See notes on following page

---------------


(1) See Notes 1 and 10 of Notes to Financial Statements for information concerning the calculation of basic and diluted net income (loss) per share.



(2) EBITDA (earnings before interest, taxes, depreciation and amortization) consists of revenue less connectivity and operating expense, sales and marketing expense, general and administrative expense and impairment of equipment expense. EBITDA is provided because it is a measure commonly used by investors to analyze and compare companies on the basis of operating performance. EBITDA is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flows or results of operations in accordance with GAAP for the periods indicated. EBITDA is not a measurement under GAAP and is not necessarily comparable with similarly titled measures for other companies. EBITDA margin represents EBITDA as a percentage of total revenue.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following discussion and analysis should be read in conjunction with "Selected Financial and Operating Data" and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

OVERVIEW


     Internet America is a leading ISP in the southwestern United States with more than 50,000 customers, primarily in the North Texas area. From inception through fiscal 1997, the Company incurred substantial operating losses while building its infrastructure and rapidly increasing market share. In response to these losses, the Company moved to reorganize its management and operations personnel and implement a comprehensive cost control program. At the end of the third quarter of fiscal 1997, the Company's Board of Directors accepted the resignation of the President and Chief Executive Officer of the Company. The Company's new Chief Executive Officer continued the reorganization of the Company.



     The primary elements of the cost control program involved: (i) selective reduction in customer care, administrative and marketing personnel (reducing Company personnel from approximately 220 to 80); (ii) elimination of ineffective marketing programs and (iii) improved cost efficiencies in the Company's network infrastructure. As a result of the implementation of the Company's cost control program, management was able to apply positive cash flow to the orderly reduction of a substantial amount of past due trade payables, thus allowing the Company to thereafter direct available cash to marketing efforts. By the end of the first quarter of fiscal 1998, the Company had completed its reorganization and implementation of the cost control program, and the Company achieved sustained profitability for the first time.


     The reorganization and cost controls implemented by management were carefully designed not to compromise quality of customer service or customer care. In fact, in several key ways, management believes that the changes improved the Company's overall level of service quality, principally through reorganization of the Company's customer care operations, improved browser software and enhanced network performance. The Company's customer base remained stable from the third quarter of fiscal 1997, when the changes began, through the second quarter of fiscal 1998, after the changes were substantially implemented, even though the Company had suspended virtually all advertising during this period. The Company has continued to apply its disciplined approach to strict cost controls, proven marketing tools and network operating efficiencies.


     Management believes that the Company's experience in implementing and maintaining the above changes validated important elements of its user density business model, and also believes that this model can be effectively applied in other markets. The Company's user density business model focuses on the rapid development of a profitable base of customers in selected markets. Upon entry into a new market, the Company will make a strategic acquisition and/or engage in substantial direct response marketing to quickly gain a critical mass of customers. The early phases of entering new markets will involve substantial initial expenditures on advertising, customer care and other operating needs. Based upon current expansion plans, the Company expects to incur operating losses in future periods. The initial expenses associated with entering new markets will offset the positive margins achieved in established markets. The Company believes that this offset effect will decrease as its new markets mature and the Company realizes the marketing, network and operating efficiencies created by user density in those markets. The Company expects that the overall significance of the offset effect will diminish as the Company's customer base and revenues increase. Through application of its user density business model in selected new markets, the Company believes it will be able to achieve economies of scope and scale similar to those achieved in the Company's existing markets.


     The Company's access revenues are derived primarily from individual dial-up Internet access, whether analog or ISDN, and revenues derived from value-added services. Airnews.net as a subscription service also contributes to access revenues. Both types of access revenues are principally derived from monthly subscription fees and are therefore primarily determined by the number of customers. The Company derives business services revenues primarily from dedicated connectivity, bulk dial-up access and Web services. Business services revenues are also generated from the sale of Airnews.net to other ISPs on a wholesale basis. While monthly subscriptions are an important component of business services revenues, these revenues fluctuate because of the wide range of setup fees associated with different business services and the mix thereof in any given period. Other revenues are derived from advertising fees and other miscellaneous sources.

     A brief description of each element of the Company's operating expenses follows:

          Connectivity and operations expenses consist primarily of the setup costs for new customers, telecommunication costs and wages of network operations and customer support personnel. Setup expenses include one-time license fees for the right to bundle other software into the Company's software, cost of diskettes and other media, manuals, packaging and delivery costs. The Company does not defer customer setup expenses, but expenses such items as incurred. Telecommunications costs include (i) the costs of providing local telephone lines into each POP (or fees for Virtual POP connectivity), (ii) leased lines connecting each POP to the Company's internal network and (iii) connectivity from the internal network to the Internet.

          Sales and marketing expenses consist primarily of creative, media and production costs, as well as call center employee wages. These expenses include the cost of the Company's television and billboard advertising campaigns, as well as other advertising. The Company does not defer any advertising costs, but expenses such items as incurred.

          General and administrative expenses consist primarily of accounting and administrative personnel wages, professional services, rent and non-Internet related telephone costs.

          Depreciation is computed using the straight line method over the estimated useful life of the assets. The Company's data communications equipment, computers, data server and office equipment are depreciated over a three-year life. The Company depreciates its furniture, fixtures and leasehold improvements over a five-year life. The acquisition of customer accounts is amortized over three years. Management anticipates that further expansion using the Virtual POP technology will cause depreciation as a percentage of revenue to decrease, with a corresponding increase in connectivity and operations expenses, as network equipment that would have been purchased by the Company will now be provided by selected telecommunications providers.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain items from the Company's Statement of Operations as a percentage of total revenue. Operating results for any period are not necessarily indicative of results for any future period.


                                                                       THREE MONTHS
                                                 YEAR ENDED               ENDED
                                                  JUNE 30,             SEPTEMBER 30
                                           -----------------------    --------------
                                           1996     1997     1998     1997     1998
                                           -----    -----    -----    -----    -----
Revenue:
  Access.................................   80.8%    86.3%    89.9%    89.1%    92.2%
  Business services......................   10.9     11.1      9.7     10.8      7.3
  Other..................................    8.3      2.6      0.4      0.1      0.5
                                           -----    -----    -----    -----    -----
          Total revenue..................    100%     100%     100%     100%     100%
                                           -----    -----    -----    -----    -----
Operating expenses:
  Connectivity and operations............   57.9     65.3     42.4     45.9     37.8
  Sales and marketing....................   42.3     20.2     10.7      3.6     18.9
  General and administrative.............   74.1     29.0     18.0     16.7     17.9
  Depreciation and amortization..........   14.5     17.1     13.8     15.0     12.3
  Impairment of equipment................     --      3.7       --       --       --
                                           -----    -----    -----    -----    -----
          Total operating expenses.......  188.8    135.3     84.9     81.2     86.9
                                           -----    -----    -----    -----    -----
Income (loss) from operations............  (88.8)   (35.3)    15.1     18.8     13.1
Interest expense.........................   (2.0)    (5.1)    (5.4)    (5.6)    (2.4)
Income tax expense.......................     --       --     (0.2)    (0.2)    (0.3)
                                           -----    -----    -----    -----    -----
Net income (loss)........................  (90.8)%  (40.4)%    9.5%    13.0%    10.4%
                                           =====    =====    =====    =====    =====



THREE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1997



     Total revenue. Total revenue increased by $730,000, or 30.3%, to $3.1 million for the three months ended September 30, 1998 from $2.4 million for the three months ended September 30, 1997. Access revenue increased by $746,000, or 34.7%, to $2.9 million for the three months ended September 30, 1998 from $2.2 million for the three months ended September 30, 1997. The increase in access revenue is attributable to increased subscription and activation fees derived from an increased number of dial-up access customers which totaled 50,100 at September 30, 1998, as compared to 39,800 at September 30, 1997. Business services revenue declined by $31,000, or 11.7%, to $228,000 for the three months ended September 30, 1998 from $259,000 for the three months ended September 30, 1997. The decrease in business services revenue is attributable to a change in the mix of services sold to include more web hosting and other lower-priced business services for the three months ended September 30, 1998.



     Connectivity and operations. Connectivity and operations expenses increased by $78,000, or 7.1%, to $1.2 million in the three months ended September 30, 1998 from $1.1 million in the three months ended September 30, 1997, but decreased to 37.8% of total revenue for the three months ended September 30, 1998 compared to 45.9% of total revenue for the three months ended September 30, 1997. This decrease in expenses as a percentage of revenue is primarily due to implementation of the Company's comprehensive cost control program, which resulted in reduced staffing and lower telephone connectivity costs. Operational wages for the three months ended September 30, 1998 were 16.5% of total revenue as compared to 20.3% of total revenue for the three months ended September 30, 1997. Telephone connectivity expenses for the three months ended September 30, 1998 were 13.4% of total revenue as compared to 17.3% of total revenue for the three months ended September 30, 1997.



     Sales and marketing. Sales and marketing expenses increased by $507,000, or 590.4%, to $593,000 for the three months ended September 30, 1998 from $86,000 for the three months ended September 30, 1997. Sales and marketing expenses for the three months ended September 30, 1997 were primarily call center employee wages for the 1-800-BE-A-GEEK phone number. The Company had suspended virtually all television and print advertising during the three months ended September 30, 1997. Sales and marketing expenses for the three months ended September 30, 1998 included $470,000 in television, print, and billboard advertising. Approximately $92,000, or 20%, of these advertising expenditures for the three months ended September 30, 1998 were incurred for the production of new television commercials to be used in building brand awareness in new markets.



     General and administrative. General and administrative expenses increased to $563,000, or 40.8%, for the three months ended September 30, 1998, compared to $400,000 for the three months ended September 30, 1997. This increase of $163,000 is primarily due to additional payroll costs and professional fees related to the Company's growth.



     Depreciation and amortization. Depreciation and amortization increased by $24,000, or 6.5%, to $387,000 for the three months ended September 30, 1998 from $363,000 for the three months ended September 30, 1997, due to routine increases in property and equipment and an add-on acquisition of a subscriber base in the Company's existing market in December 1997.



     Interest expense. Interest expense decreased by $59,000, or 43.3%, to $76,000 for the three months ended September 30, 1998 from $135,000 for the three months ended September 30, 1997. The decrease in interest expense is due to a restructuring of notes payable to shareholders on June 30, 1998, which included a reduction in interest rates from 18% to prime rate (8.25% at September 30, 1998).


YEAR ENDED JUNE 30, 1998 COMPARED TO YEAR ENDED JUNE 30, 1997


     Total revenue. Total revenue increased by $1.2 million, or 12.4%, to $10.6 million for fiscal 1998 from $9.5 million for fiscal 1997. Access revenue increased by $1.4 million, or 17.0%, to $9.6 million for fiscal 1998 from $8.2 million for fiscal 1997. The increase in access revenue is primarily attributable to increased subscription fees derived from an increased number of dial-up access customers which totaled 48,600 at June 30, 1998, as compared to 39,900 at June 30, 1997. Business services revenue declined by $9,000, or 1.0%, to $1,036,000 for fiscal 1998 from $1,045,000 for fiscal 1997. Other revenue decreased by $208,000, or 83.4%, to $41,000 for fiscal 1998 from $249,000 for fiscal 1997. The decrease in other revenue is primarily attributable to the termination of a contract to provide customer care services to another ISP and the termination of charges for browser software provided to customers.


     Connectivity and operations. Connectivity and operations expenses decreased by $1.7 million, or 27.1%, to $4.5 million for fiscal 1998 from $6.2 million for fiscal 1997. The majority of the reduction in these expenses is associated with the cost control program which commenced in the fourth quarter of fiscal 1997, including (i) a decrease in wages of approximately $1.4 million resulting from reduced staffing, (ii) a decrease in software costs of $169,000 and (iii) a decrease in Internet and telephone connectivity costs of $118,000 due to improved cost efficiencies in the Company's network infrastructure.

     Sales and marketing. Sales and marketing expenses decreased by $772,000, or 40.4%, to $1.1 million for fiscal 1998 from $1.9 million for fiscal 1997. For fiscal 1998, the Company suspended virtually all advertising until a new television advertising campaign began in January 1998. For fiscal 1998, marketing payroll and consulting fees declined by $558,000, or 57.3%, and advertising and promotional costs declined by $202,000, or 21.5%.

     General and administrative. General and administrative expenses decreased by $828,000, or 30.1%, to $1.9 million for fiscal 1998 from $2.7 million for the same period in the prior year. The decrease in general and administrative expenses was primarily due to decreased staffing, and decreases in telephone expenses, professional services and equipment leases in connection with the Company's cost control program.

     Depreciation and amortization. Depreciation and amortization decreased by $144,000, or 8.9%, to $1.5 million for fiscal 1998 from $1.6 million for fiscal 1997.

     Interest expense. Interest expense increased by $90,000, or 18.7%, to $571,000 for fiscal 1998 from $481,000 for fiscal 1997. This increase in interest expense relates primarily to interest on certain indebtedness accruing at a default rate of 18%. See "Certain Transactions."

YEAR ENDED JUNE 30, 1997 COMPARED TO YEAR ENDED JUNE 30, 1996


     Total revenue. Total revenue increased by $5.7 million, or 151%, to $9.5 million for fiscal 1997 from $3.8 million for fiscal 1996. Access revenue increased by $5.1 million, or 168%, to $8.2 million for fiscal 1997 from $3.1 million for fiscal 1996. The increase in access revenue is primarily attributable to increased subscription fees derived from an increased number of dial-up access customers, which totaled 39,900 at June 30, 1997 as compared to 27,900 at June 30, 1996. During fiscal 1997, the Company introduced its Airnews.net service, which resulted in an increase in access revenue of approximately $141,000. Business services revenue increased by $634,000, or 154%, to approximately $1.0 million in fiscal 1997 from $411,000 in fiscal 1996. In fiscal 1997 business services revenue increased as a result of the addition of new business customers and price increases. Other revenue decreased by $65,000, or 20.7%, to $249,000 in fiscal 1997 from $314,000 in fiscal 1996. The decrease in other revenue is primarily attributable to a decline in fees charged under a contract to provide customer services to another ISP.


     Connectivity and operations. Connectivity and operations expenses increased by $4.0 million, or 183%, to approximately $6.2 million in fiscal 1997 from $2.2 million in fiscal 1996. These expenses increased as a result of increased customer support wages and increased connectivity expenses related to the increase in the number of customers and excessive staffing during fiscal 1997 prior to the Company's reorganization and implementation of its cost control program.

     Sales and marketing. Sales and marketing expenses increased by $315,000, or 19.7%, to $1.9 million for fiscal 1997 from $1.6 million for fiscal 1996. This increase was primarily a result of increased staffing in sales and marketing and the cost of providing promotional kits to customers.

     General and administrative. General and administrative expenses of $2.7 million remained relatively constant from fiscal 1996 to fiscal 1997.

     Depreciation and amortization. Depreciation and amortization expenses increased by $1.1 million, or 195%, to $1.6 million in fiscal 1997 from $548,000 in fiscal 1996 as the Company's fixed assets continued to grow with subscriber growth. In fiscal 1997, the Company also recognized amortization expenses related to the acquisition of an ISP located in San Angelo, Texas.

     Impairment of equipment. Operating expenses for fiscal 1997 include an impairment loss recognized for certain modem and telecommunication equipment. Due to the emergence of a new standard in modem speeds, management deemed these assets to be fully impaired by the fourth quarter of fiscal 1997, and the Company recognized an impairment loss of $351,000.

     Interest expense. Interest expense increased by $404,000, or 528%, to $481,000 for fiscal 1997 from $77,000 in fiscal 1996. The increase was due to the issuance of promissory notes in fiscal 1997 to shareholders for working capital and notes issued in connection with the acquisition of an ISP located in San Angelo, Texas. See "Certain Transactions."

SELECTED QUARTERLY RESULTS OF OPERATIONS


     The following table sets forth certain quarterly financial information of the Company for each quarter of fiscal 1997 and 1998 and the first quarter of fiscal 1999. The information has been derived from the quarterly financial statements of the Company which are unaudited but which, in the opinion of management, have been prepared on the same basis as the audited Financial Statements and Notes thereto included herein and include all adjustments (consisting only of normal recurring items) necessary for a fair presentation of the financial results for such periods. This information should be read in conjunction with the Company's Financial Statements and Notes thereto and the other financial and operating information appearing elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.



                                                                      THREE MONTHS ENDED
                             ----------------------------------------------------------------------------------------------------
                                            FISCAL 1997                                  FISCAL 1998                  FISCAL 1999
                             ------------------------------------------   -----------------------------------------   -----------
                             SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30   DEC. 31,   MAR. 31,   JUNE 30,    SEPT. 30,
                               1996        1996       1997       1997       1997       1997       1998       1998        1998
                             ---------   --------   --------   --------   --------   --------   --------   --------   -----------
                                                                        (IN THOUSANDS)
Revenue:
  Access...................   $ 1,762    $ 2,185     $2,098     $2,132     $2,150     $2,242     $2,566     $2,608      $2,896
  Business services........       194        304        299        248        259        289        229        259         228
  Other....................        93         85         31         40          3          3         15         20          17
                              -------    -------     ------     ------     ------     ------     ------     ------      ------
        Total revenue......     2,049      2,574      2,428      2,420      2,412      2,534      2,810      2,887       3,141
                              -------    -------     ------     ------     ------     ------     ------     ------      ------
Operating expenses:
  Connectivity and
    operations.............     1,696      1,796      1,555      1,138      1,108      1,151      1,112      1,138       1,186
  Sales and marketing......       909        648        233        122         86        199        388        467         593
  General and
    administrative.........       733        848        648        519        400        446        508        565         563
  Depreciation and
    amortization...........       351        430        426        411        363        363        389        359         387
  Impairment of
    equipment..............        --         --         --        351         --         --         --         --          --
                              -------    -------     ------     ------     ------     ------     ------     ------      ------
        Total operating
          expenses.........     3,689      3,722      2,862      2,541      1,957      2,159      2,397      2,529       2,729
                              -------    -------     ------     ------     ------     ------     ------     ------      ------
Income (loss) from
  operations...............    (1,640)    (1,148)      (434)      (121)       455        375        413        358         412
Interest expense...........       (47)      (121)      (136)      (177)      (135)      (155)      (165)      (116)        (76)
Income tax expense.........        --         --         --         --         (6)        (6)        (6)        (6)        (10)
                              -------    -------     ------     ------     ------     ------     ------     ------      ------
Net income (loss)..........   $(1,687)   $(1,269)    $ (570)    $ (298)    $  314     $  214     $  242     $  236      $  326
                              =======    =======     ======     ======     ======     ======     ======     ======      ======



                                                                      THREE MONTHS ENDED
                             ----------------------------------------------------------------------------------------------------
                                            FISCAL 1997                                  FISCAL 1998                  FISCAL 1999
                             ------------------------------------------   -----------------------------------------   -----------
                             SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30   DEC. 31,   MAR. 31,   JUNE 30,    SEPT. 30,
                               1996        1996       1997       1997       1997       1997       1998       1998        1999
                             ---------   --------   --------   --------   --------   --------   --------   --------   -----------
                                                              (AS A PERCENTAGE OF TOTAL REVENUE)
Revenue:
  Access...................      86.0%      84.9%      86.4%      88.1%      89.1%      88.5%      91.3%      90.3%       92.2%
  Business services........       9.5       11.8       12.3       10.2       10.8       11.4        8.2        9.0         7.3
  Other....................       4.5        3.3        1.3        1.7        0.1        0.1        0.5        0.7         0.5
                              -------    -------    -------    -------    -------     ------     ------     ------      ------
        Total revenue......       100%       100%       100%       100%       100%       100%       100%       100%        100%
                              -------    -------    -------    -------    -------     ------     ------     ------      ------
Operating expenses:
  Connectivity and
    operations.............      82.8       69.8       64.0       47.0       45.9       45.4       39.6       39.4        37.8
  Sales and marketing......      44.4       25.2        9.6        5.0        3.6        7.9       13.8       16.2        18.9
  General and
    administrative.........      35.8       32.9       26.7       21.4       16.7       17.6       18.1       19.6        17.9
  Depreciation and
    amortization...........      17.1       16.7       17.5       17.0       15.0       14.3       13.8       12.4        12.3
  Impairment of
    equipment..............        --         --         --       14.5         --         --         --         --          --
                              -------    -------    -------    -------    -------     ------     ------     ------      ------
        Total operating
          expenses.........     180.1      144.6      117.8      104.9       81.2       85.2       85.3       87.6        86.9
                              -------    -------    -------    -------    -------     ------     ------     ------      ------
Income (loss) from
  operations...............     (80.1)     (44.6)     (17.8)      (4.9)      18.8       14.8       14.7       12.4        13.1
Interest expense...........      (2.3)      (4.7)      (5.6)      (7.3)      (5.6)      (6.1)      (5.9)      (4.0)       (2.4)
Income tax expense.........        --         --         --         --       (0.2)      (0.2)      (0.2)      (0.2)       (0.3)
                              -------    -------    -------    -------    -------     ------     ------     ------      ------
Net income (loss)..........     (82.4)%    (49.3)%    (23.4)%    (12.2)%     13.0%       8.5%       8.6%       8.2%       10.4%
                              =======    =======    =======    =======    =======     ======     ======     ======      ======

     From the last quarter of fiscal 1997 through the first quarter of fiscal 1998, the Company was in the process of reorganizing its management and operations personnel and implementing a comprehensive cost control program. In future periods, the Company expects to incur substantial advertising, customer care and other operating costs as it enters new markets. See "-- Overview."


     The Company's business is not subject to any significant seasonal influences. Sales during the third fiscal quarter of a given year, however, have historically been slightly higher due to new users who get personal computers during the holiday season of the prior year.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's principal capital and liquidity needs have historically consisted of funds required for (i) customer care and sales personnel, (ii) marketing expenditures and (iii) telecommunication costs incurred in connecting customers to the Internet. These outflows have been funded through a combination of cash generated from existing operations, shareholder loans and other credit facilities from various third parties.


     Cash used in operating activities of $1.4 million during fiscal year 1997 was primarily attributable to marketing expenditures, the building of the customer care operations and the expansion of the Company's network infrastructure, partially offset by increases in deferred revenue. For the year ended June 30, 1998, cash provided by operations was $1.8 million, which resulted largely from cost controls implemented just prior to and during this period. Cash provided by operating activities for the three months ended September 30, 1998 was approximately $614,000, which resulted from continued cost controls and normal operations. See "-- Overview."



     Cash used in investing activities during fiscal 1997 was $1.5 million, and was primarily related to the purchase of customers from a regional ISP in San Angelo, Texas and purchases of property and equipment. Cash used in investing activities for the year ended June 30, 1998 was $407,000, and was primarily related to the acquisition of an ISP's customer base located in the Dallas-Fort Worth area and purchases of property and equipment. Cash used in investing activities for the three months ended September 30, 1998 was approximately $232,000, and was related to purchases of property and equipment in the Dallas and San Angelo POPs.



     During fiscal 1997, cash provided by financing activities was $2.9 million, which consisted primarily of $2.0 million of Affiliate Debt, $225,000 of Bank Debt and $106,000 of MJ Debt. During fiscal 1998, cash used in financing activities was $826,000, which consisted primarily of $420,000 of payments under capital leases and $314,000 of payments on long term debt. Cash used in financing activities for the three months ended September 30, 1998 was approximately $774,000 and consisted of $346,000 of payments on long term debt, $331,000 of payments for initial public offering costs, and $96,000 of payments under capital leases. The Company intends to repay the Affiliate Debt, the Bank Debt and the MJ Debt with the net proceeds of this Offering. See "Use of the Proceeds" and "Certain Transactions." Following the Offering, the Company intends to seek a new line of credit.



     The Company expects to spend approximately $6.0 million for possible acquisitions of complementary businesses, approximately $5.0 million to fund the growth strategy in new and existing markets, primarily for marketing expenses and incremental capital equipment and infrastructure expenditures, and, as indicated above, approximately $2.3 million to repay substantially all current indebtedness. See "Use of Proceeds." The Company believes that the net proceeds of the Offering, together with existing cash resources, cash flows from operations and any financing obtained through a new line of credit, will be sufficient to fund the Company's operations for at least the next twelve months. After such period, depending on its financial condition and results of operations, the Company may require additional equity or debt financing. There can be no assurance that additional financing will be available when required. The Company is currently in discussions with various lenders concerning a possible credit facility, but there can be no assurance that the Company will enter into any credit facility, and if so, on what terms.

YEAR 2000 COMPLIANCE



     The Year 2000 issue is the result of computer programs using two digits rather than four to define the applicable year. Date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations, causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices or engage in similar normal business activities.



  State of Readiness



     In order to address Year 2000 issues, the Company has developed and is implementing a plan for the Company to become Year 2000 ready (the "Year 2000 Plan"). The Year 2000 Plan covers: (i) software products which are supplied by the Company to its customers and (ii) the Company's information and other systems technology. In addition, the Year 2000 Plan calls for the Company to identify and assess the systems and services of the Company's major vendors, third party network service providers and other material service providers ("Third Party Systems"), and take appropriate remedial actions and develop contingency plans where appropriate in connection with such Third Party Systems.



     The Company supplies its customers with a software package that, among other things, allows its customers to access the Company's services. The software package consists of internally developed software which is bundled with third party software (collectively, the "Installation Package"). The Company believes that the current shipping version of its software package is Year 2000 ready. In addition, the Company believes that substantially all of its customer base is presently using a version of the Installation Package that is Year 2000 ready.



     The Company continues to evaluate its information and other systems technology to identify and eliminate Year 2000 issues in order to timely achieve Year 2000 readiness. The Company has performed a review of its more critical Third Party Systems and has surveyed the publicly available statements issued by vendors of such systems. Most of the Company's critical third-party providers have made representations to the effect that they are, or will be, Year 2000 compliant. The Company, however, has not undertaken an in-depth evaluation of its critical or other third-party providers in relation to the Year 2000 issue, and furthermore the Company has no control over whether its third-party providers are, or will be, Year 2000 compliant.



  Costs



     There are no significant historical costs associated with the Company's Year 2000 readiness efforts and the magnitude of any future costs will depend upon the nature and extent of any problems that are identified.



  Risks



     The failure by the Company to correct a material Year 2000 problem could result in a complete failure or degradation of the performance of the Company's network or other systems, including the disruption of operations, a temporary inability to process transactions, send invoices or engage in similar normal business activities. Presently, however, the Company believes that its most reasonably likely worst case scenario related to the Year 2000 is associated with potential concerns with third-party services or products. Specifically, the Company is heavily dependent on a significant number of third-party vendors to provide both network services or equipment. A significant Year 2000-related disruption of the network services or equipment provided to the Company by third-party vendors could cause customers to consider seeking alternate providers or cause an unmanageable burden on customer service and technical support, which in turn could materially and adversely affect the Company's results of operations, liquidity and financial condition. The Company is not presently aware of any vendor-related Year 2000 issue that is likely to result in such a disruption. Although there is inherent uncertainty in the Year 2000 issue, the Company expects that as it progresses with its Year 2000 Plan, the level of uncertainty about the impact of the Year 2000 issue on the Company will be reduced and the Company should be better positioned to identify the nature and extent of material risk to the Company as a result of any Year 2000 disruptions.

  Contingency Plans



     Due to the current stage of the Company's Year 2000 Plan, the Company is currently unable to fully assess its risks and determine what contingency plans, if any, need to be implemented. As the Company progresses with its Year 2000 Plan and identifies specific risk areas, the Company intends to timely implement appropriate remedial actions and contingency plans.



     The estimates and conclusions herein contain forward-looking statements and are based on management's best estimates of future events. The Company's expectations about risks, future costs, and the timely completion of its Year 2000 efforts are subject to uncertainties that could cause actual results to differ materially from what has been discussed above. Factors that could influence risks, amount of future costs and the effective timing of remediation efforts include the Company's success in identifying and correcting potential Year 2000 issues and the ability of third parties to appropriately address their Year 2000 issues. See "Risk Factors -- The Year 2000 Issue."



CHANGE IN INDEPENDENT AUDITORS


     On June 1, 1998, the Company's Board of Directors made the decision to replace Farmer, Fuqua, Hunt & Munselle, P.C., Accountants and Consultants ("FFHM"), with Deloitte & Touche LLP as its independent auditor. The report of FFHM on the financial statements of the Company as of and for the fiscal year ended June 30, 1997 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with FFHM's audit for the fiscal year ended June 30, 1997, there were no disagreements with FFHM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of FFHM, would have caused it to make reference thereto in its report on the Company's financial statements for such year. During the same period, the Company did not consult Deloitte & Touche LLP regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS


     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 129, "Disclosure of Information about Capital Structure," which establishes standards for disclosing information about an entity's capital structure and is effective for financial statements for periods ending after December 15, 1997. In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in the financial statements for fiscal years beginning after December 15, 1997. The FASB also issued, in June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way public companies disclose information about operating segments, products and services, geographic areas and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company has determined that the impact on its financial statements of adopting SFAS Nos. 129, 130 and 131 is not material. In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," which is effective for fiscal quarters ending after June 15, 1999. The Company does not expect the adoption of SFAS No. 133 to have a material impact on its financial statements.

                                    BUSINESS

GENERAL


     Internet America is a leading ISP in the southwestern United States. The Company provides a wide array of Internet services tailored to meet the needs of individual and business customers, including customers with little or no online experience. With more than 50,000 customers, primarily in the North Texas area, the Company believes that it has achieved one of the highest user densities per POP of any ISP in the United States. This user density has enabled the Company to realize substantial marketing, network and operating efficiencies, which have resulted in profit margins in recent periods that are substantially higher than those of most publicly traded ISPs.


INDUSTRY OVERVIEW

     Internet access and related value-added services ("Internet services") represent one of the fastest growing segments of the telecommunications services marketplace. According to industry estimates, the number of Internet users in the United States who access the World Wide Web reached approximately 29.2 million in 1997 and is projected to grow to approximately 72.1 million by the year 2000. In addition, total ISP revenues in the United States are projected to grow from $4.6 billion in 1997 to $18.3 billion in 2000. Declining prices in the PC market, continuing improvements in Internet connectivity, advancements in Internet navigation technology, and the proliferation of services, applications, information and other content on the Internet have attracted a rapidly growing number of users.

     Numerous companies have moved to enter the Internet services market, such as (i) telecommunications services providers, including national and regional interexchange carriers, incumbent local exchange carriers ("LECs") and competitive LECs, (ii) online commercial information service providers, (iii) computer hardware and software providers, (iv) cable television operators and
(v) national, regional and local companies that focus primarily on providing Internet services. These companies pursue a wide variety of business strategies. For example, cable television operators, who are not required to grant third party ISPs access to their local networks, are deploying high-speed cable modems among their subscribers. Incumbent and competitive LECs, which generally provide third party ISPs access to their local networks, are deploying high-speed data transmission technologies such as xDSL to support the provision of Internet services.

     There are more than 4,000 national, regional and local ISPs. Some of these ISPs have chosen to focus on business customers, others on individual customers. Most national ISPs have made a major investment in network infrastructure in anticipation of future high subscriber growth. As a result, the average national ISP has been experiencing an extended period of losses as it works to build a profitable base of customers in each of the many markets it serves. In addition to these losses, national ISPs are exposed to a high level of technological obsolescence risk as Internet access technology continues to evolve. At the other end of the spectrum, many regional and local ISPs, which have a much lower investment in network infrastructure, lack the marketing skills and resources to build a critical mass of customers.

STRATEGY

     Unlike many other ISPs, the Company believes that at the current stage of the ISP industry's development, the highest priority should be to rapidly build profitable market share, not to deploy a large network infrastructure with a substantial number of underutilized owned or leased POPs. Therefore, the Company's growth strategy is focused on (i) acquiring additional customers in its existing markets and (ii) deploying its user density business model in other selected markets. The aim of the user density business model is to quickly build in a given market a critical mass of customers that will support profitable operations.

     Elements of the Company's growth strategy include:

          Aggressive Use of Advertising to Rapidly Acquire a Critical Mass of Customers and Build the Internet America Brand. The Company extensively uses two of the more effective and efficient advertising media -- television and outdoor billboard displays -- to highlight its high-speed, quality services and strong customer care. The Company believes these media are particularly effective in quickly acquiring customers, particularly new Internet users, and building brand awareness. The Company is currently preparing aggressive advertising campaigns for new target markets. See "-- Marketing and Sales."

          Strategic and Add-On Acquisitions. Because of the fragmented nature of the ISP industry and the difficulty that many ISPs have encountered in growing to a size where they can realize economies of scale and achieve profitability, the Company expects to be able to make a significant number of acquisitions in new and existing markets. The Company is currently investigating strategic acquisition opportunities that would jump-start the Company's entry into new markets, enabling the Company to more quickly achieve the critical mass necessary to support profitable operations. The Company also continues to evaluate add-on acquisitions in existing markets that it believes would be accretive to earnings. The Company has already made add-on acquisitions, successfully transitioning two smaller ISPs' customers to the Internet America infrastructure and brand while eliminating duplicative facilities and operations.

          Cost-Effective Development of Network Infrastructure. The Company seeks to ensure that its deployment of physical infrastructure, particularly POPs, is accompanied with the rapid development of a substantial customer base. Through this disciplined approach, the Company has been able to achieve economies of scope and scale more quickly than most other ISPs. The Virtual POP architecture that the Company is now deploying with the participation of various telecommunications providers enables the Company to enter new markets more quickly with a smaller commitment of long-term capital resources, lower operating costs and less exposure to technological obsolescence. See "-- Network Infrastructure."

          Development of Value-Added Revenue Streams. The Company provides a number of value-added services, such as dedicated high-speed access, news access, Web hosting and server co-location. The Company continues to evaluate and develop potential new value-added services, seeking to leverage its current sales, marketing and network capabilities to create additional revenue opportunities. These revenue streams may arise from technological changes, such as the introduction of high-speed xDSL connectivity technology, or other factors. The Company believes that a user dense, regionally focused customer base provides an excellent platform for the introduction of new value-added services that can take advantage of brand awareness and economies of scope and scale, potentially including Internet telephony and video and audio programming distribution.

          Maintenance of a First-Rate Customer Care Operation. The Company's sophisticated, high-quality customer care operation is designed to make every customer's Internet experience efficient, productive and enjoyable, whether that customer is a novice or an experienced Internet user. The Company believes that this operation is a substantial competitive advantage. See "-- Customer Care."

SERVICES

     The Company offers Internet services tailored to meet the needs of both its individual and business customers. The Company's primary service offering is dial-up Internet access and value-added services for its individual customers. The Company's business customers take advantage of dedicated high speed Internet access, Web hosting and other services. The Company's services are offered in various prices and packages so that customers may customize their subscription with services that meet their particular requirements.

     The majority of the Company's customers have month-to-month subscriptions. The Company offers a 30-day money-back satisfaction guarantee for new customers. Customers can subscribe by calling the 1-800-BE-A-GEEK phone number, e-mailing the Company or enrolling through the Company's Web site. The majority of customers are billed through automatic charges to their credit cards or bank account, although some customers are invoiced. The Company offers discounts ranging from 10% to 20% on most of its services for customers who prepay.

     Internet Access. The Company's primary service is a dial-up Internet access package, which includes unlimited Internet access and various Internet applications such as World Wide Web, e-mail, Internet relay chat ("IRC"), file transfer protocol ("FTP") and Usenet news access. The package costs $19.95 per month plus a $29.95 activation fee. Value-added services available for an additional fee include multiple e-mail mailboxes, personalized e-mail addresses and personal Web sites. The Company also offers individual dedicated analog connections for $79 a month plus a $79 setup fee.

     Airnews.net. The Company's Airnews.net, provides access to Internet America's news services for customers of other Internet services and on a wholesale basis to other businesses or ISPs. The service has approximately 3,800 customers in 35 countries and provides access to millions of articles. The service is included in the Company's dial-up access package and costs $10 per month for other retail customers.


     High Speed Connectivity. In addition to offering dial-up and dedicated analog access, the Company also offers its business customers dedicated ISDN access and full and partial T-1 connectivity, which can service hundreds of users at once. Internet America offers numerous services related to a customer's T-1 connection, including hardware configuration and local loop installation. In addition, the Company provides 24-hour network monitoring to alert customers of any circuit trouble. T-1 connections have a setup fee of $995 and monthly fees ranging from $470 to $1295, depending on the type of services purchased. Fees for dedicated ISDN access are $540 for setup and $300 to $400 per month depending on the speed of the circuit.



     Web Services. The Company offers Web hosting through its Airweb.net service for businesses and other organizations that wish to create their own World Wide Web sites without maintaining their own Web servers and high-speed Internet connections. With this "virtual Web server" service, Web hosting customers can use their own domain names in their World Wide Web addresses. Web hosting customers are responsible for building their own Web sites and then uploading the pages to an Internet America Web server. The Company's Web hosting service features state-of-the-art Web servers for high speed and reliability, a high-quality connection to the Internet, specialized customer support and advanced services features, such as secure transactions and site usage reports. The Company currently offers various price plans for Web hosting customers beginning at $20 per month. Internet America had approximately 350 Web hosting customers as of September 30, 1998.


     The Company offers Web server co-location services at its headquarters in Dallas for customers who want to maintain their own Web servers in Internet America's state-of-the-art data telecommunications environment and receive a high-speed, full-time connection to the Internet. Internet America's co-location services include 24-hour security monitoring, uninterruptible power (battery and generator), climate control and after-hours access for the customer. The Company also offers domain name registration and hosting to protect the use of the name of a customers's Web site address.

CUSTOMER CARE

     The Company's goal of 100% customer satisfaction begins with providing superior systems and network performance. The Company focuses on scalability, reliability and speed in the technical design and maintenance of its systems. See "-- Systems Infrastructure." In addition to the provision of superior systems and network performance, the Company emphasizes high quality customer care and technical support. The Company strives to retain its customers by prioritizing fast response to customer problems. Individuals accessing the Internet have many different hardware configurations and varying levels of computer sophistication. Consequently, Internet America's customer care department must be able to efficiently and effectively address (i) problems affecting a variety of hardware systems, (ii) start-up or other basic problems of new customers or new Internet users and (iii) more technical issues that sophisticated users may encounter. Internet America is committed to providing the best technical support in the industry, especially for new users, while maintaining the ability to resolve the most difficult problems that a sophisticated user may present.


     The Company's customer care department includes approximately one-half of all employees, or approximately 48 employees as of September 30, 1998. Customer care is available to subscribers 24-hours-a-day, 7-days-a-week. The department is organized in three-tiers designed to respond to varying types of support needs. The three tiers are staffed with knowledgeable and experienced support technicians able to diagnose customer problems and prescribe corrective measures. Each call is routed to the appropriate tier of the department for response. Internet America's customer care department answers approximately 5,000 calls per week. The average "hold" time is less than 45 seconds, and approximately 65% of all calls are resolved within four minutes of the caller's initial contact with the technician. In addition to diagnosing and resolving customers' technical problems, Internet America's customer care department answers customer account questions, responds to software requests and provides configuration information.

     Customers can access customer support services through a local telephone number or e-mail. The Company maintains on its Web site a comprehensive description of its customer care services, as well as troubleshooting tips and configuration information. Additionally, the Company offers to its customers free educational classes, which are held weekly at the Company's Dallas location. Customers can also obtain recorded system and network status reports at any time and review extensive system and network performance via the World Wide Web.

MARKETING

     The Company's marketing approach is designed to further its user density business model, which focuses on rapid penetration of a given market to acquire a critical mass of customers to support profitable operations. The Company's approach combines direct response with brand building advertising. Unlike most other ISPs, the Company makes extensive use of television and outdoor billboard displays, rather than print, radio or direct mail.

     The Company continually evaluates the effectiveness of its marketing methods, primarily by analyzing sales statistics such as call volumes, sales volumes, media mix and incentive offer response, so that it can refine its marketing campaign. The Company also uses input from focus groups and other customer contacts to determine what marketing methods and incentives will be most effective.

     The Company reinforces the customer's purchase decision and stimulates referral business by sending the customer a welcome letter with the start-up package. The Company also sends all customers quarterly e-mail newsletters containing information and updates on the Company services, as well as reminders about the Company's referral incentive programs.


     Since the Company's inception, its marketing message has evolved substantially. Its early television campaigns were directed at early technology adopters. The Company's current advertising campaign focuses on young, middle and upper income families that are seeking the "best route" to the information highway and access to the Web's increasingly diverse information, entertainment, educational, product and service resources.


     Once the Company's advertising has saturated a given market and the Company has acquired a critical mass of customers, it begins to reap the benefits of word of mouth communication about the quality and reliability of its services. Such communication not only results in a significant number of referrals, but also reinforces brand awareness of Internet America. At this point, the Company's advertising expense per acquired customer drops significantly.

     The Company's integrated marketing and sales approach includes the following elements:

          Direct Response Television Advertising. The Company believes that television is the most effective and efficient way of reaching potential customers, particularly first-time Internet users whose numbers are growing as personal computers continue to penetrate the home and business markets. Through a sophisticated and intensive broadcast and cable television advertising campaign that emphasizes the quality and reliability of the Company's Internet services and its responsiveness to customer needs and problems, the Company is able to elicit a strong response from potential customers, who are asked to contact the Company through a telephone call to 1-800-BE-A-GEEK. Television advertising also helps to reinforce brand awareness of Internet America.

          Outdoor Advertising and Other Media. Billboard campaigns are used by the Company to establish and reinforce brand awareness of Internet America. The Company uses other media to reach customers or potential customers only under special circumstances. For example, the Company has used alternative print media to reach Internet "power users."

          Value-Added Resellers (VARs). The Company recently initiated a VAR program that enables smaller personal computer retailers to sell the Company's start-up package. The Company waives its usual activation fee so the ultimate cost to the consumer is the same. Initial results from the program are promising.

     The Company has made preparations to begin intensive advertising campaigns in other markets in the southwestern United States. The Company believes that its approach to marketing and sales can be successfully introduced into those markets without major revision.

INFRASTRUCTURE

     The Company's current network provides customers with local dial-up access in all the major metropolitan areas of Texas, as well as several smaller communities. The Company's systems and network infrastructure are designed to provide customers with reliability and speed. Reliability is primarily achieved through redundancy in mission critical systems that minimizes the number of single points of failure. Speed is achieved through clustered systems, diverse network architecture, multi-peered Internet backbone connections and aggressive load balancing.

     Network Infrastructure. The Company's primary internal network consists of Fiber Distributed Data Interface networks that incorporate FDDI Full Duplex Technology, coupled with a Dual Redundant Digital GIGASwitch. This internal backbone solution is superior in its ability to handle sustained high-speed traffic, resilience to failure and redundancy. The internal backbone's level of redundancy substantially reduces potential data loss and avoids congestion common with other backbone architectures. The technology incorporated into the GIGASwitch is capable of operating under extreme loads and is fault-tolerant. This design and backbone network system is similar to that deployed at most of the more advanced Internet switching centers worldwide.

     The Company's network system incorporates safety features to separate internal data from external sources, as well as provides a redundant network in case of catastrophic network failure. The Company's facilities are powered by a computer controlled uninterruptible power supply that provides company wide battery backup, surge protection and power conditioning. An automatic onsite diesel generator provides power for prolonged power outages.

     The Company also maintains a Network Operations and Control Center ("NOCC") with a full-time staff. This continually staffed facility is responsible for monitoring the status of all networking facilities, components, applications and equipment deployed throughout the Company's infrastructure. The NOCC is responsible for all operational communications between the internal departments of the Company as well as external providers of services to the Company. The NOCC utilizes software which provides real-time monitoring of each component or application and is responsible for notifications of quality of service problems as well as failures. Sophisticated historical and statistical analysis software used in the NOCC provides data to management about the quality of service the Company's customers are experiencing, as well as information to help control costs by purchasing additional bandwidth and services only when needed.

     The Company maintains its applications on a variety of systems from a number of vendors. The major applications, such as e-mail and news access services, utilize a network of servers connected directly to the Company's FFDT backbone. These systems are also connected, via another FFDT network, to the Company's high-availability network file server. This direct connection minimizes latency for customers accessing these applications. The Company deploys PC style hardware in clusters for distributing the load of other applications and providing fault-tolerance against application failure. These distributed applications are housed on low cost, easily obtainable components with minimal interdependency. Utilizing lower cost hardware has resulted in significantly reduced operations expense and high reliability. The Company expects to minimize its future use of high cost equipment by employing multiple lower cost hardware components as it develops and applies new technologies. Notwithstanding the attributes of the Company's network, it is subject to malfunctions and other limitations, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk
Factors -- Dependence on Network Infrastructure; Capacity; Risk of System Failure."

     Physical POPs. The Company's physical POPs are located in leased space containing inbound local telephone lines, modems and related communications equipment. The Company serves the San Angelo, Denison, Corsicana and Weatherford, Texas markets with these POPs. Traffic from these POPs is routed to the Company's internal network over leased lines. The Company also maintains a physical POP in Dallas, but is currently in the process of migrating these customers in Dallas to the Virtual POP architecture. The Company's intent is to transition these customers in these markets to the Virtual POP architecture as soon as services, capacity and reliability are available at reasonable costs.

     Virtual POPs. Historically, ISPs have invested heavily in inbound local telephone lines, modems, related equipment and facilities. The Company, however, is implementing a "Virtual POP" architecture, which allows the Company to provide local access services without deploying physical infrastructure. The benefits of this architecture include substantially reduced capital expenditures, lower operating costs and reduced exposure to technological obsolescence. In addition, when entering new markets, the Virtual POP architecture allows the Company to more precisely match capacity needs to actual sales in that market.


     The Virtual POP architecture enables customers to dial a local phone number and connect to a modem owned by and housed at a telecommunications provider. The customer's data call is then routed across leased lines to the Company's internal network. Currently, Internet America has deployed this Virtual POP architecture with various telecommunications providers in Dallas, Ft. Worth, Houston, Austin, San Antonio and Denton, Texas. At September 30, 1998, approximately 50% of the Company's customers were serviced by Virtual POPs.


     Unlike simply leasing network capacity from a third-party provider, the Virtual POP architecture allows the Company to maintain substantial control over quality of service and capacity. Other regional ISPs commonly use leased network capacity, which can result in their customers' Internet experiences being almost entirely outside of the ISPs' control. In fact, utilizing a leased network may cause the customer to compete with customers of other ISPs for access and bandwidth. In contrast, the Company's Virtual POP architecture uses private networks to carry customer data calls back to the Company's network and application servers. In this manner, the Company maintains strict quality control over its customers' Internet experiences, leading to higher levels of customer satisfaction.

     The Company's Virtual POP architecture and user density business model position the Company to quickly take advantage of emerging high-speed technologies such as xDSL, wireless and other Internet delivery methods. Leveraging a dense customer base should enable the Company to economically offer other emerging technologies, such as Internet telephony, particularly Voice Over Internet Protocol ("VoIP"), video and audio distribution and other high-bandwidth, low latency technologies.

     Management Information Systems. The Company's MIS department uses a near real-time customer database, billing and flow-through fulfillment system. This system handles all customer contact and billing information for the Company's dial-up access, Airnews.net and Airmail.net services. The system maintains access controls for the authentication servers and various applications. The system also creates customer invoices and automatically processes credit card charges and automatic check handling. The Company is currently transitioning to an integrated financial and information reporting system that will automate many additional functions inside the Company and provide financial, marketing and management reports.

TECHNOLOGY AND DEVELOPMENT

     The Company continuously evaluates new technology and applications for possible introduction. In particular, the Company is preparing to deploy a high-speed connectivity technology, xDSL, in its established markets. xDSL uses existing twisted copper pair wires running from a LEC's central office to a customer's home or office to provide high-speed connectivity. Initially, provisioning of xDSL service is expected to be difficult and time-consuming, requiring close coordination between the provisioning LEC, the ISP and the ISP's customer. The Company believes that because of its user density business model, it is well positioned to market and deploy xDSL. The Company expects that it will be able to spread the personnel, hardware, marketing and other costs of such deployment over a sufficiently large base of customers in a specific local market.

     High-speed connectivity is essential to the commercially viable deployment of new, value-added services such as Internet telephony, particularly VoIP, video and audio programming distribution and other high-bandwidth, low-latency applications. Again, the Company believes that its user density business model is particularly well suited to the marketing and deployment of these services. The Company continues to stay abreast of developments in these and other areas.

PROPRIETARY RIGHTS

     General. Although the Company believes that its success is more dependent upon its technical, marketing and customer service expertise than its proprietary rights, the Company's success and ability to compete are dependent in part upon its proprietary rights. The Company relies on a combination of copyright, trademark and trade secret laws. "Internet America" and "1-800-BE-A-GEEK" are registered service marks of Internet America. Service mark applications are pending for the registration of "Airnews.net," "Airmail.net," "Airweb.net," their respective logos and the Internet America logo. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. See "Risk Factors -- Proprietary Rights; Infringement Claims."

     Licenses. The Company has obtained authorization to use the products of each manufacturer of software that the Company bundles in its front-end software product for Windows and Macintosh subscribers. The particular applications included in the Internet America start-up package have, when necessary, been licensed. The Company currently intends to maintain or negotiate renewals of all existing software licenses and authorizations as necessary. The Company may also want or need to license other applications in the future. Other applications included in the Internet America start-up package are shareware that the Company has obtained permission to distribute or that are from the public domain and are freely distributable.

COMPETITION

     The market for the provision of Internet access to individuals is extremely competitive and highly fragmented. There are no substantial barriers to entry, and the Company expects that competition will continue to intensify. The Company believes that the primary competitive factors determining success in this market are a reputation for reliability and service, access speed, effective customer support, pricing, creative marketing, easy-to-use software and geographic coverage. Other important factors include the timing of introductions of new products and services and industry and general economic trends. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, financial condition and results of operations.


     The Company's current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than the Company. The Company currently competes or expects to compete with the following types of Internet access providers: (i) national commercial providers, such as Verio, Inc., Mindspring Enterprises, Inc. and EarthLink Network, Inc.; (ii) numerous regional and local commercial providers which vary widely in quality, service offerings and pricing such as Websight Services, Inc. and PDQ Net, Inc.; (iii) established online commercial information service providers, such as America Online, Inc.; (iv) computer hardware and software and other technology companies, such as International Business Machines Corporation, Microsoft Corp. and Gateway, Inc.;
(v) national telecommunications providers, such as AT&T, MCI, Sprint and WinStar Communications, Inc.; (vi) regional telecommunications providers, such as SBC Communications and IXC Communications; (vii) cable operators, such as Tele-Communications, Inc., Time Warner, Inc., TCA Cable, Inc. and Marcus Cable, Inc.; (viii) wireless communications companies; (ix) satellite companies; and
(x) nonprofit or educational Internet access providers.

     The Company believes that new competitors, including large computer hardware and software, media and telecommunications companies, will continue to enter the Internet services market, resulting in even greater competition for the Company. Telecommunications providers, such as MCI, AT&T and Sprint, have also recently entered the Internet access market. In addition, as consumer awareness of the Internet grows, existing competitors are likely to further increase their emphasis on Internet access services, resulting in even greater competition for the Company. The ability of these competitors or others to enter into business combinations, strategic alliances or joint ventures or to bundle services and products with Internet access could put the Company at a significant competitive disadvantage.

     Moreover, the Company expects to face competition in the future from companies that provide connections to consumers' homes, including national and regional telecommunications providers, cable companies, electric utility companies and terrestrial and satellite wireless communications companies. For example, technologies have been developed that enable cable television operators to offer Internet access through their cable facilities at significantly faster rates than existing analog modem speeds. Such companies include Internet access in their basic bundle of services or offer such access for a nominal additional charge, and could prevent the Company from delivering Internet access through the wire and cable connections that such companies own. Any such developments could materially adversely affect the Company's business, financial condition and results of operations. See "Risk Factors -- Competition."

GOVERNMENT REGULATION

     The Company provides Internet access, in part, through transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for communications. The Company, as an Internet access provider, is not currently subject to direct regulation by the Federal Communications Commission (the "FCC") or any other agency, other than regulations applicable to businesses generally. In a report to Congress adopted on April 10, 1998, the FCC reaffirmed that Internet access providers should be classified as unregulated "information service providers" rather than regulated "telecommunications providers" under the terms of the 1996 Telecommunications Act. The consequence of this finding is that the Company is not subject to regulations applicable to telephone companies and similar carriers merely because the Company provides its services via telecommunications networks. The Company also is not required to contribute to the universal service fund, which subsidizes phone service for rural and low income consumers and supports Internet access among schools and libraries. The FCC action may also discourage states from regulating Internet access providers as telecommunications carriers or imposing similar subsidy obligations.

     Nevertheless, Internet-related regulatory policies are continuing to develop, and it is possible that the Company could be exposed to regulation in the future. For example, in the same report to Congress, the FCC stated its intention to consider whether to regulate voice and fax telephony services provided over the Internet as "telecommunications" even though Internet access itself would not be regulated. The FCC is also considering whether such Internet-based telephone services should be subject to the universal service support obligations discussed above, or should pay carrier access charges on the same basis as traditional telecommunications companies. Access charges are assessed by local telephone companies to long distance companies for the use of the local telephone network to originate and terminate long distance calls, generally on a per-minute basis. Access charges have been a matter of continuing dispute, with long distance companies complaining that the rates are substantially in excess of cost and local telephone companies arguing that access rates are justified to subsidize lower local rates for end users and other purposes. Both local and long distance companies, however, contend that Internet-based telephony should be subject to these charges. The Company currently does not offer telephony, and so is not directly affected by these developments. However, should the Company offer telephony in the future, it may be affected by these issues. Additionally, the Company cannot predict whether these debates will cause the FCC to reconsider its current policy of not regulating Internet access providers.

     In a notice of proposed rulemaking adopted on August 6, 1998, the FCC proposed that if an incumbent LEC established a separate affiliate to pursue the deployment of advanced telecommunications services such as xDSL and that affiliate interconnected with the LEC's network on the same terms and conditions as the

LEC's competitors did, then the affiliate would not be subject to the unbundling requirement that applied to the LEC. If the FCC ultimately adopted this proposal or similar proposals, the Company's access to xDSL and other high-speed data technology could be curtailed. Such curtailment could have a material adverse effect on the Company's business, financial condition and results of operations.

     Due to the increasing popularity and use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as content, privacy, pricing, encryption standards, consumer protection, electronic commerce, taxation, copyright infringement and other intellectual property issues. The Company cannot predict the impact, if any, that any future regulatory changes or development may have on its business, financial condition and results of operations. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk
Factors -- Government Regulation."

PROPERTIES

     Internet America's corporate office is located in downtown Dallas at One Dallas Centre, 350 N. St. Paul, Suite 3000, where all executive, systems, sales and technical support functions exist. The Company leases approximately 31,000 square feet under multiple leases that terminate November 1, 2001. Aggregate monthly rental payments under such leases are approximately $33,000. The Company also has leased small equipment room facilities for each of its other physical POPs in Corsicana, Denison, Weatherford and San Angelo, Texas. The Company does not own any real estate. The Company believes that all of its facilities are adequately maintained and suitable for their present use.

EMPLOYEES


     As of September 30, 1998, the Company had approximately 90 employees, which includes 48 customer care employees. The Company anticipates that the development of its business will require the hiring of additional employees. None of the Company's current employees are represented by a labor organization, and the Company's management considers its employee relations to be good. See "Risk Factors -- Dependence on and Ability to Attract Key Personnel."


LEGAL PROCEEDINGS

     The Company is not involved in any material pending legal proceeding.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The names, ages and positions of the executive officers and directors of the Company, are:


                NAME                   AGE                          POSITION
                ----                   ---                          --------
Michael T. Maples....................  42    President, Chief Executive Officer and Director
Douglas L. Davis.....................  32    Executive Vice President and Chief Operating Officer
James T. Chaney......................  43    Vice President, Chief Financial Officer, Secretary and
                                             Treasurer
John James Stewart III...............  38    Vice President -- Customer Care
Douglas G. Sheldon...................  39    Vice President -- Marketing and Director
William O. Hunt(1)(2)................  65    Chairman of the Board
Jack T. Smith(1)(2)..................  45    Director
Gary L. Corona(1)(2).................  47    Director


---------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

     Directors are elected to hold office until the next annual meeting of the shareholders or until their successors are duly elected and qualified. Officers serve at the discretion of the Board of Directors.


     MICHAEL T. MAPLES has served as President and Chief Executive Officer of the Company since March 1997 and has served as a director since April 1997. Mr. Maples joined the Company in September 1996. Prior to joining the Company, Mr. Maples was Vice President of Westcott Communications, Inc. ("Westcott Communications"), a provider of educational, motivational and instructional programming for various industries via satellite delivered television or videotape. From 1988 to 1996, Mr. Maples was the General Manager of the Automotive and Government Services business units of Westcott Communications.



     DOUGLAS L. DAVIS has served as Executive Vice President and Chief Operating Officer of the Company since July 1996, and served as Chief Technology Officer of the Company from January to July 1996. Mr. Davis joined the Company as the head of R&D in November 1995. From 1991 to October 1995, Mr. Davis was the Director of Computer Operations for the School of Engineering and Applied Science at Southern Methodist University, where he was in charge of developing and supporting the school's technological infrastructure and also contributed to and published several papers on Internet matters. From 1989 to 1991, Mr. Davis was a software engineer for Dallas-based Logic Process, Inc., a company that manufactures single and multi-processor Unix systems.


     JAMES T. CHANEY joined the Company in December 1997 as Chief Financial Officer, and has served as Vice President, Chief Financial Officer, Secretary and Treasurer of the Company since February 1998. Prior to joining the Company, Mr. Chaney was Tax Manager at Judd, Thomas, Smith & Co., CPA's, Dallas, Texas, where he managed the tax department and performed tax and financial planning for clients in the real estate and oil and gas industries. From 1990 to 1994, he was self-employed as a Certified Public Accountant.

     JOHN JAMES STEWART III has served as Vice President -- Customer Care since May 1997. Mr. Stewart joined the Company in September 1995 as the Director of Technical Support, and has also served as Director of Training and Customer Retention Officer. From February 1993 until joining the Company, Mr. Stewart was employed by Toys R Us. While at Toys R Us, he served as Assistant Store Director and Department Manager.

     DOUGLAS G. SHELDON has served the Company as Vice President -- Marketing since September 1997 and as a director since June 1996. From 1986 through May 1996, Mr. Sheldon served in a managerial capacity with the combined companies of the American Broadcasting Co., Capital Cities/ABC, Inc. and The Disney Company. He has also served as a director of FuturDallas, Dallas Advertising League, American Women in Radio and Television and President and director of D/FW Radio Marketing Association.

     WILLIAM O. HUNT has served as Chairman of the Board and a director of the Company since May 1995. Mr. Hunt is currently Chairman of the Board and director of Intellicall, Inc., a diversified telecommunications company providing products and services to pay telephone networks on a worldwide basis. From December 1992 to May 1998, Mr. Hunt served as Chief Executive Officer of Intellicall, Inc. From August 1990 to March 1996, Mr. Hunt served as Chairman or Vice Chairman of the Board and director of Hogan Systems, Inc., a designer of integrated online application software products for financial institutions. He is also a director of American Homestar Corporation, Dr. Pepper Bottling Holdings, Inc., The Allen Group, Inc., DSC Communications Corporation and OpTel, Inc.

     JACK T. SMITH has served as a director of the Company since November 1995. Mr. Smith is currently the President and Chief Operating Officer of Jayhawk Acceptance Corporation ("Jayhawk"), a specialized financial services company, and has served as a director of Jayhawk since its inception. From June 1996 to September 1997, Mr. Smith was employed as an independent business consultant. From 1989 until its acquisition by Primedia, Inc., in June 1996, Mr. Smith was President and Chief Operating Officer of Westcott Communications. He is also a director of First Extended Service Corporation and FFG Insurance Company.

     GARY L. CORONA has served as a director of the Company since May 1998. Mr. Corona is currently the General Manager of the Automotive Division of Jayhawk. From July 1996 to July 1997, Mr. Corona served as a business consultant for Carl Westcott LLC. From July 1990 until its acquisition by Primedia, Inc., in June 1996, Mr. Corona was Vice President, New Business Development of Westcott Communications. Mr. Corona is a director of First Extended Service Corporation and FFG Insurance Company.

BOARD COMMITTEES

     The Compensation Committee currently consists of Messrs. Hunt, Smith and Corona. The Compensation Committee recommends compensation for all executive officers and administers incentive compensation and benefit plans.

     The Audit Committee currently consists of Messrs. Hunt, Smith and Corona. The Audit Committee will meet periodically with management and the Company's independent auditors and will review the results and scope of the audit and other services provided by the Company's independent auditors, the Company's accounting procedures and the adequacy of the Company's internal controls.

COMPENSATION OF DIRECTORS

     Upon consummation of the Offering, directors who are not employees of the Company ("Independent Directors") will receive an annual retainer upon election to the Board of $6,000 (pro rata for existing Independent Directors for the first partial year) and an additional $750 for each Board meeting attended. All directors of the Company will be reimbursed for travel, lodging and other out-of-pocket expenses in connection with their attendance at Board and committee meetings. After consummation of the Offering, each Independent Director, upon election to the Board of Directors will receive a non-qualified option to purchase 22,500 shares of Common Stock (which will be immediately exercisable), and following his initial term, if reelected, and every fourth year thereafter, if reelected, such director will receive a non-qualified option to purchase 20,000 shares of Common Stock (with such options vesting 25% annually, commencing on the date of issuance and continuing on the first, second and third anniversaries of the date of issuance, subject to such director's continued reelection to the Board of Directors). Each Independent Director holding office at the time of consummation of this Offering will receive such options as if he had been initially elected as of such date. All options issued after consummation of the Offering to Independent Directors will be issued pursuant to the 1998 Option Plan. See "-- 1998 Nonqualified Stock Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors has a Compensation Committee, which currently is comprised of Messrs. Hunt, Smith and Corona. None of the executive officers of the Company currently serves on the compensation committee of another entity or any other committee of the board of directors of another entity performing similar functions.

EXECUTIVE COMPENSATION

     The following table sets forth the information regarding compensation (on an annualized basis) for the Chief Executive Officer and the Company's other most highly compensated executive officer for the period indicated. No other executive officers of the Company were compensated over $100,000 in fiscal 1998.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM
                                                                             COMPENSATION
                                                     ANNUAL COMPENSATION     ------------
                                                   -----------------------    SECURITIES
                                                              OTHER ANNUAL    UNDERLYING
NAME AND PRINCIPAL POSITION                 YEAR    SALARY    COMPENSATION     OPTIONS
---------------------------                 ----   --------   ------------   ------------
Michael T. Maples,
  Chief Executive Officer.................  1998   $108,333        --          157,500(1)
Douglas L. Davis,
  Chief Operating Officer.................  1998    110,000        --               --

---------------

(1) Mr. Maples was granted an option to purchase 157,500 shares of Common Stock at an exercise price of $1.67 per share on March 24, 1998.

     The following table sets forth the information regarding option grants during the last fiscal year for the Chief Executive Officer and the Company's other executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                  NUMBER OF    PERCENTAGE OF
                                  SECURITIES   TOTAL OPTIONS
                                  UNDERLYING    GRANTED TO
                                   OPTIONS     EMPLOYEES IN    EXERCISE PRICE
NAME                               GRANTED      FISCAL YEAR      ($/SHARE)      EXPIRATION DATE
----                              ----------   -------------   --------------   ---------------
Michael T. Maples...............   157,500          40%            $1.67        March 24, 2008
Douglas L. Davis................        --          --                --              --
James T. Chaney.................    78,750          20%            $1.67        March 24, 2008
John James Stewart, III.........    56,250          14%            $1.67        March 24, 2008
Douglas G. Sheldon..............    67,500          17%            $1.67        March 24, 2008

     The following table sets forth the information regarding the Company's aggregate option exercises in the last fiscal year and fiscal year-end option values for the Chief Executive Officer and the Company's other executive officers.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                              SHARES                       OPTIONS AT FY END(#)             AT FY END($)(1)
                            ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                        EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   -----------   -----------   -------------   -----------   -------------
Michael T. Maples.........      --            --           67,500        157,500       $562,275      $1,311,975
Douglas L. Davis..........      --            --          112,500             --        937,125              --
James T. Chaney...........      --            --               --         78,750             --         655,988
John James Stewart, III...      --            --              743         59,202          6,189         493,153
Douglas G. Sheldon........      --            --           22,500         67,500        187,425         562,275

---------------

(1) The value of the options is based on the difference between the option exercise price of $1.67 per share for all options and the initial public offering price of the Common Stock (based on an assumed initial public offering price of $10.00) multiplied by the number of shares of Common Stock underlying the option. No public market existed for the Common Stock at the fiscal year ended June 30, 1998.

1996 INCENTIVE STOCK OPTION PLAN

     The Company's 1996 Incentive Stock Option Plan (the "1996 Option Plan") was adopted by the Board of Directors and the Company's shareholders in December 1996. Pursuant to the 1996 Option Plan, the Company may grant incentive and nonstatutory (nonqualified) stock options to key employees and directors of the Company. A total of 225,000 shares of Common Stock have been reserved for issuance under the 1996 Option Plan.

     The Compensation Committee has the authority to select the employees and directors of the Company to whom stock options are granted. Subject to the limitations set forth in the 1996 Option Plan, the Compensation Committee has the sole discretion and authority to determine from time to time the persons to whom options shall be granted and the number of shares covered by each option, to interpret the 1996 Option Plan, to establish vesting schedules, to specify the type of consideration to be paid to the Company upon exercise and, subject to certain restrictions, to specify other terms of the options.

     The maximum term of options granted under the 1996 Option Plan is ten years. The aggregate fair market value of the stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000 per incidence. Options granted under the 1996 Option Plan are in most cases nontransferable and generally expire within three months after the termination of the optionee's services to the Company. In general, if an optionee is disabled, dies or retires from his or her service to the Company, such option may be exercised up to 12 months following such disability or death, unless the Compensation Committee determines to allow a longer period for exercise.

     The exercise price of incentive stock options must be not less than the fair market value of the Common Stock on the date of grant. The exercise price of incentive stock options granted to any person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock must be at least 110% of the fair market value of such stock on the date of grant, and the term of those options cannot exceed five years.

     The Company currently has 67,075 options outstanding to its employees under the 1996 Option Plan. These options are exercisable at $1.67 per share of Common Stock. The exercise price of 38,619 of such options was adjusted from $3.33 per share to $1.67 per share on March 24, 1998 by the Board of Directors.

NONQUALIFIED STOCK OPTIONS

     Mr. Maples was granted an option to purchase 67,500 shares of Common Stock at an exercise price of $3.33 per share on October 27, 1996. The exercise price of this option was adjusted to $1.67 per share by the Board of Directors on March 24, 1998. Additionally, on March 24, 1998, Mr. Maples was granted an option to purchase 157,500 shares of Common Stock at an exercise price of $1.67 per share. Mr. Sheldon was granted an option to purchase 22,500 shares of Common Stock at an exercise price of $3.33 per share (such exercise price was adjusted to $1.67 per share on March 24, 1998) and an option to purchase 67,500 shares of Common Stock at an exercise price of $1.67 per share, on June 27, 1996 and March 24, 1998, respectively. On April 5, 1996, Messrs. Hunt and Smith were each granted an option to purchase 22,500 shares of Common Stock at an exercise price of $1.67 per share. On December 15, 1995, Mr. Davis was granted an option to purchase 112,500 shares of Common Stock at an exercise price of $1.67 per share. Mr. Chaney was granted an option to purchase 78,750 shares of Common Stock at an exercise price of $1.67 per share on March 24, 1998. Mr. Stewart was granted an option to purchase 56,250 shares of Common Stock at an exercise price of $1.67 per share on March 24, 1998. All of the options granted to the Company's directors and officers are nonqualified stock options.

     Additionally, on October 27, 1996, 215,026 options were granted to certain founders of the Company at an exercise price of $3.33 per share in connection with such founders' pledge of their stock of the Company to guarantee the bridge loan from First Computer Services Corporation ("First Computer"). The exercise price of these options was adjusted to $1.67 per share by the Board of Directors on March 24, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Certain Transactions."

     The Company currently has 1,212,476 nonqualified options outstanding to certain of its officers, employees and advisors. These options are exercisable at prices ranging from $0.09 per share of Common Stock to $8.00 per share of Common Stock.


1998 NONQUALIFIED STOCK OPTION PLAN

     The Company's 1998 Nonqualified Stock Option Plan (the "1998 Option Plan") was adopted by the Board of Directors and the Company's shareholders on July 13, 1998. The purpose of the 1998 Option Plan is to promote the growth and general prosperity of the Company by permitting the Company to grant to its employees, directors and advisors options to purchase Common Stock of the Company. Pursuant to the 1998 Option Plan, the Company may grant nonstatutory (nonqualified) stock options to employees, directors and advisors of the Company. A total of 400,000 shares of Common Stock have been reserved for issuance under the 1998 Option Plan. In July 1998, Mr. Corona was issued an option to purchase 22,500 shares of Common Stock at an exercise price of $8.00 per share pursuant to the 1998 Option Plan.

     The Compensation Committee has the authority to select the employees, directors and advisors of the Company to whom stock options are granted. Subject to the limitations set forth in the 1998 Option Plan, the Compensation Committee has the sole discretion and authority to determine from time to time the persons to whom options shall be granted and the number of shares covered by each option, to interpret the 1998 Option Plan, to establish vesting schedules, to specify the type of consideration to be paid to the Company upon exercise and, subject to certain restrictions, to specify other terms of the options.

     The maximum term of options granted under the 1998 Option Plan is ten years. Options granted under the 1998 Option Plan are in most cases nontransferable and generally expire within 30 days after the termination of the optionee's services to the Company, except in cases when the optionee is terminated "for cause" (as such term is defined therein). In such cases, the option typically expires automatically on the date of termination. In general, if an optionee is disabled or dies, such option may be exercised up to 12 months following such disability or death, unless the Compensation Committee determines to allow a longer period for exercise. In general, if an optionee retires from his or her service to the Company, such option may be exercised up to three months following such retirement, unless the Compensation Committee determines to allow a longer period for exercise.

                              CERTAIN TRANSACTIONS

     On September 25, 1996, the Company entered into a Securities Purchase Agreement (the "Purchase Agreement") with First Computer, which is owned by Carl Westcott, a principal shareholder of the Company. First Computer acted as a nominee for Jack T. Smith, a director of the Company, Michael T. Maples, the Chief Executive Officer and a director of the Company, and Carl Westcott. Under the terms of the Purchase Agreement, in exchange for $2.0 million in cash, First Computer purchased 544,149 shares of Common Stock and a promissory note from the Company in favor of First Computer in the original principal amount of $1,767,713 (the "First Computer Note"). The First Computer Note bore interest at 10% per annum, with a default rate of 18% per annum, and all principal and interest were originally payable on September 25, 1997. The First Computer Note, which was in default, was refinanced at prime rate in June 1998 as set forth below. The First Computer Note was collateralized by the present and future assets of the Company. The founding shareholders, Robert Maynard, John Nanni and Tim Martin, pledged their stock in the Company to collateralize the First Computer Note, and as consideration were granted vested stock options exercisable at $3.33 per share (subsequently adjusted in March 1998 to $1.67 per share) and equal to 10% of their stock holdings, or 89,926 options to Mr. Maynard, 63,562 options to Mr. Nanni, and 61,538 options to Mr. Martin. Under the Purchase Agreement, First Computer, as nominee for Messrs. Westcott, Maples and Smith, was granted certain registration rights. See "Description of Securities -- Registration Rights."

     On January 31, 1997, the Company entered into a letter agreement (the "First Extended Agreement") with First Extended, Inc. (successor in interest to First Computer) ("First Extended") and William O. Hunt, a director of the Company. First Extended acted as a nominee for Messrs. Smith, Maples and Westcott. Under the terms of the First Extended Agreement, the Company made a promissory note in the original principal amount of $650,000 in favor of First Extended (the "First Extended Note"). The First Extended Note and First Extended Agreement provided that the Company could borrow up to $650,000 from First Extended. All advances under the First Extended Note and First Extended Agreement were made at First Extended's discretion. The Company had borrowed a total of $250,000 under the First Extended Note and First Extended Agreement. The First Extended Note bore interest at 18% per annum, and all principal and interest were originally payable on April 1, 1997. The First Extended Note, which was in default, was refinanced at prime rate in June 1998 as set forth below and was paid off on July 14, 1998.

     Mr. Hunt has personally guaranteed payment under a promissory note made by the Company in the original principal amount of $350,000 payable to NationsBank, N.A. (the "NationsBank Note"). A total of $225,000 has been borrowed under the NationsBank Note. The note bears interest at the bank's prime rate. The NationsBank Note originally matured on July 15, 1997 but has been renewed through December 15, 1998. A guarantee fee will accrue to Mr. Hunt at 18% minus the bank's prime rate if the NationsBank Note is in default. The guarantee fee and all principal are payable upon demand of the guarantor. All advances under the NationsBank Note require the consent of the guarantor.

     On March 24, 1998, Carl Westcott LLC, as nominee for Messrs. Westcott, Maples, Smith, Corona and others, and Messrs. Hunt and Sheldon entered into a Stock Purchase Agreement (the "1998 Purchase Agreement"), pursuant to which Carl Westcott LLC, as nominee, and Messrs. Hunt and Sheldon purchased all of the 1,987,124 shares of Common Stock held by Messrs. Maynard, Nanni and Martin in exchange for $883,166.

     In June 1998, the Company refinanced the First Computer Note and the First Extended Note pursuant to a Letter Agreement between the Company and Messrs. Hunt, Smith and Westcott (the "Letter Agreement"). Pursuant to the Letter Agreement, the Company made the following promissory notes: (i) Amended and Restated Promissory Note payable to Mr. Smith in the principal amount of $229,450, (ii) Amended and Restated Promissory Note payable to Mr. Smith in the principal amount of $77,694, (iii) Amended and Restated Promissory Note payable to Mr. Westcott in the principal amount of $1,538,263 and (iv) Amended and Restated Promissory Note payable to Mr. Westcott in the principal amount of $172,306 (collectively, the "Amended Notes"). All of the Amended Notes bear interest per annum at the NationsBank of Texas, N.A. prime rate. Pursuant to the Letter Agreement, the Company must make a monthly payment of $140,000, which will be applied pro rata to the repayment of the Amended Notes and the NationsBank Note. In the event of default under any of the Amended Notes, the outstanding indebtedness of such note is convertible into shares of Common Stock at the price of $0.44 per share at the option of the noteholders. Under the Amended Notes and the Letter Agreement, in the event of any offering of the Company's securities pursuant to a registration statement declared effective by the Securities and Exchange Commission or the sale or issuance of the Company's securities through which the Company raises a minimum of $1.0 million, the Company must use all of the proceeds of such offering, sale or issuance to pay off the Amended Notes and the NationsBank Note until all such debt is extinguished. The Company intends to use approximately $2.0 million of the net proceeds of this Offering to prepay the Amended Notes and the NationsBank Note. Mr. Maples sold his interest in the Amended Notes to Carl Westcott.



     Chase Bank has made available a stand-by letter of credit in the original principal amount of $150,000. Payment under this letter of credit has been personally guaranteed by Mr. Hunt. Approximately $66,000 of this letter of credit has been pledged as collateral under a three year capital lease.


     Carl Westcott owns a significant interest in Jayhawk, First Extended Service Corporation and FFG Insurance Company. Carl Westcott LLC and Westcott Communications are current and former affiliates of Carl Westcott. The Company has had no material business transactions with any of these entities.

FUTURE TRANSACTIONS

     The Company has adopted a policy providing that all transactions between the Company and related parties will be subject to approval by a majority of all disinterested directors and must be on terms no less favorable than those that could otherwise be obtained from unrelated third parties.

                       PRINCIPAL AND SELLING SHAREHOLDERS


     The following table sets forth certain information as of November 1, 1998, regarding the beneficial ownership of Common Stock of (i) each person or group known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock, (ii) each of the directors and the executive officers of the Company, (iii) all executive officers and directors of the Company as a group and (iv) each Selling Shareholder. The Company's officers, directors and certain principal shareholders have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of Hoak Breedlove Wesneski & Co. Unless otherwise noted, the persons named below have sole voting and investment power with respect to the shares shown as beneficially owned by them.



                                     SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                            OWNED                                OWNED
                                    PRIOR TO THE OFFERING                  AFTER THE OFFERING
     NAME, ADDRESS AND OFFICE       ---------------------     SHARES     ----------------------
      OF BENEFICIAL OWNER(1)          NUMBER     PERCENT    OFFERED(4)   NUMBER(4)   PERCENT(4)
     ------------------------       ----------   --------   ----------   ---------   ----------
Michael T. Maples(2)..............    242,404       6.4%          --       242,404       3.7%
Douglas L. Davis(2)...............    225,000       5.9%          --       225,000       3.4%
James T. Chaney...................         --        --           --            --        --
John James Stewart III(2).........      1,115         *           --         1,115         *
Douglas G. Sheldon(2).............    315,002       8.3%          --       315,002       4.8%
William O. Hunt(2)(3).............  1,432,490      37.7%     200,000(5)  1,232,490      18.8%
Jack T. Smith(2)..................    534,311      14.0%      60,000       474,311       7.2%
Gary L. Corona(2).................     44,999       1.2%          --        44,999         *
Carl Westcott.....................  1,141,811      30.0%     340,000       801,811      12.2%
All directors and executive
  officers as a group (eight
  persons)(2).....................  2,795,321      73.5%     260,000     2,535,321      38.7%


---------------

 *  Less than one percent.

(1) The address of each of the principal and Selling Shareholders is in care of the Company, One Dallas Centre, 350 North St. Paul, Suite 3000, Dallas, Texas 75201.


(2) Includes options to purchase 67,500, 112,500, 1,115, 22,500, 22,500, 22,500 and 22,500 shares of Common Stock granted to Messrs. Maples, Davis, Stewart, Sheldon, Hunt, Smith and Corona, respectively, that are exercisable within 60 days of November 1, 1998.


(3) Includes 497,301 shares of Common Stock owned by BCG Partnership, Ltd., a limited partnership in which Mr. Hunt and his wife serve as general partners, 329,304 shares of Common Stock owned by B&G Partnership, Ltd., a limited partnership in which Mr. Hunt and his wife serve as general partners, and 583,385 shares of Common Stock owned by the William O. Hunt Retirement Trust, for which Mr. Hunt serves as trustee.

(4) Messrs. Hunt (through the William O. Hunt Retirement Trust), Smith and Westcott have granted the Underwriters an over-allotment option, exercisable not later than 30 days after the date of this Prospectus, to purchase 120,000, 25,000 and 200,000 shares of Common Stock, respectively, at the initial public offering price set forth on the cover of this Prospectus, less the underwriting discount. See "Underwriting."

(5) The Selling Shareholder is BCG Partnership, Ltd.

                           DESCRIPTION OF SECURITIES

GENERAL

     The Company is a Texas corporation and its affairs are governed by the Articles, Bylaws and the Texas Business Corporation Act (the "TBCA"). The following description of the Company's capital stock is qualified in all respects by the Articles and the Bylaws, which have been filed as exhibits to the Registration Statement to which this Prospectus forms a part.

     The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock").

COMMON STOCK


     As of November 1, 1998, the Company had 34 holders of its Common Stock. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may, from time to time, determine, subject to any preferences which may be granted to the holders of Preferred Stock. Holders of Common Stock do not have cumulative voting rights and are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote. The Common Stock is not entitled to preemptive rights and is not subject to redemption or conversion. Upon liquidation, dissolution or winding-up of the Company, the assets (if any) legally available for distribution to shareholders are distributable ratably among the holders of Common Stock after payment of all debts and liabilities of the Company and the liquidation preference of any outstanding class or series of Preferred Stock. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this Offering will be, when issued and delivered, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock will be subject to the preferential rights of any outstanding class or series of Preferred Stock that the Company may issue in the future.


PREFERRED STOCK

     The Board of Directors may, without further action of the shareholders of the Company, issue shares of Preferred Stock in one or more series and fix or alter the rights and preferences thereof, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences, conversion rights and any other rights, preferences, privileges and restrictions of any wholly unissued series of Preferred Stock. The rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock.

     On November 10, 1995, the Board of Directors issued a series of Preferred Stock, which currently consists of 400,000 shares of Preferred Stock (such amount may from time to time be increased or decreased by the Board of Directors), designated as Series A Preferred Stock (the "Series A Preferred Stock"). The Series A Preferred Stock, with respect to rights on liquidation, winding up and dissolution, ranks senior to all classes and series of Common Stock and may rank senior to other classes of Preferred Stock. The Series A Preferred Stock has no specified dividend rate and the holders of Series A Preferred Stock are entitled to receive the same dividends as the holders of the Common Stock. The holders of Series A Preferred Stock are entitled to vote in all matters as to which the holders of the Common Stock are entitled to vote (on an "as converted" basis) in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock and Series A Preferred Stock as one class. Each share of Series A Preferred Stock is convertible at any time into 2.25 shares of Common Stock and shall be automatically converted, without further action on the part of the Company or the holder thereof, into 2.25 fully paid and nonassessable shares of Common Stock on the date 30 days after the successful completion of the Offering.

     On May 15, 1996, the Board of Directors issued a series of Preferred Stock, which currently consists of 300,000 shares of Preferred Stock (such amount may from time to time be increased or decreased by the Board of Directors), designated as Series B Preferred Stock (the "Series B Preferred Stock"). The Series B Preferred Stock, with respect to rights on liquidation, winding up and dissolution, ranks equally to the Series A Preferred Stock, ranks senior to all classes and series of Common Stock and may rank senior to other classes of Preferred Stock. The Series B Preferred Stock has no specified dividend rate and the holders of Series B Preferred Stock are entitled to receive the same dividends as the holders of the Common Stock. The holders of Series B Preferred Stock are entitled to vote in all matters as to which the holders of the Common Stock are entitled to vote, in the same manner and with the same effect as such holders of Common Stock (on an "as converted" basis), voting together with the holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock as one class. Each share of Series B Preferred Stock is convertible at any time into 2.25 shares of Common Stock and shall be automatically converted, without further action on the part of the Company or the holder thereof, into 2.25 fully paid and nonassessable shares of Common Stock on the date 30 days after the successful completion of the Offering.


     As of November 1, 1998, the Company had 30 holders of its Series A Preferred Stock and 3 holders of its Series B Preferred Stock.


REGISTRATION RIGHTS

     Holders of 1,660,769 shares of Common Stock (the "Holders") have certain rights to have such shares registered under the Securities Act pursuant to the terms of agreements between such holders and the Company. Specifically, the Holders have the one-time right to demand that the Company use its best efforts to register all their shares of Common Stock. Additionally, if at any time the Company proposes to register its securities under the Securities Act (other than on a Form S-4 or Form S-8), the Company must notify the Holders of such proposed offering, and, upon their request the Company must use its best efforts to register all shares of Common Stock owned by the Holders. In such instances, the Company is responsible for the expenses related to the registration of such shares.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

     The Articles of Incorporation of the Company provide that to the fullest extent permitted by applicable law, a director of the Company will not be liable to the Company or its shareholders for monetary damages for an act or omission in the director's capacity as a director.

     The TBCA permits the indemnification of directors, employees, officers and agents of Texas corporations. The Company's Articles and Bylaws provide that the Company shall indemnify any person to the fullest extent permitted by law. Under the TBCA, an officer or director may be indemnified if he acted in good faith and reasonably believed that his conduct (i) was in the best interests of the Company and if he acted in his official capacity or (ii) was not opposed to the best interests of the Company in all other cases. In addition, the indemnitee may not have reasonable cause to believe that his conduct was unlawful in the case of a criminal proceeding. In any case, the indemnitee may not have been found liable to the Company for improperly receiving a personal benefit or for willful or intentional misconduct in the performance of his duty to the Company. The Company (i) must indemnify an officer or director for reasonable expenses if he is successful, (ii) may indemnify an officer or director for such reasonable expenses unless he was found liable for willful or intentional misconduct in the performance of his duty to the Company and (iii) may advance reasonable defense expenses if the officer or director undertakes to reimburse the Company if he is later found not to satisfy the standard for indemnification expenses. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. This provision in the Articles does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of nonmonetary relief would remain available under Texas law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     For a discussion of provisions of the underwriting agreement with regard to indemnification of the Underwriters, see "Underwriting."

TRADING MARKET, TRANSFER AGENT AND REGISTRAR

     The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "GEEK." The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

TEXAS ANTI-TAKEOVER LAW AND CERTAIN PROVISIONS

     As a Texas corporation, the Company is subject to the provisions of the Texas Business Combination Law ("TBCL") that became effective on September 1, 1997. In general, the TBCL prohibits a Texas "issuing public corporation" (such as the Company) from engaging in a "business combination" with any shareholder who is a beneficial owner of 20% or more of the corporation's outstanding stock for a period of three years after such shareholder's acquisition of a 20% ownership interest, unless: (i) the board of directors of the corporation approves the transaction or the shareholder's acquisition of the shares prior to the acquisition or (ii) two-thirds of the unaffiliated shareholders of the corporation approve the transaction at a shareholders' meeting. The TBCL may have the effect of inhibiting a non-negotiated merger or other business combination involving the Company. The Company is subject to the terms of the TBCL, unless its shareholders or directors take action electing not to be governed by its terms (which action is not currently contemplated).

     The Company's Articles and Bylaws prevent shareholders from calling a special meeting of shareholders, prevent shareholders from amending the Bylaws and prohibit shareholder action by written consent. The Bylaws also authorize only the Board of Directors to fill vacancies, including newly-created directorships and state that directors of the Company may be removed only for cause and only by the affirmative vote of holders of at least a majority of the outstanding shares of the voting stock, voting together as a single class.

                        SHARES ELIGIBLE FOR FUTURE SALE

GENERAL

     Upon completion of the Offering, the Company will have an aggregate of 6,285,957 shares of Common Stock outstanding. Of these shares, all of the shares sold in the Offering will be freely transferable without restriction or limitation under the Securities Act, except for any shares purchased by "affiliates" (as such term is defined under the Securities Act) of the Company. The remaining 3,985,957 shares constitute "restricted securities" within the meaning of Rule 144, and the resale of such shares is restricted for one year from the date they were acquired. Of these "restricted securities," 1,886,333 shares have been held for the required one-year period and will be freely tradeable upon completion of the Offering, subject to the 180-day lock-up period described below and subject to the 90-day information requirement of Rule 144 for shares held by affiliates or for less than the required two-year period. In addition, the holders of 1,660,769 outstanding shares have certain rights to have shares registered under the Securities Act pursuant to the terms of agreements between such holders and the Company. See "Description of Securities -- Registration Rights." Of those 1,660,769 shares, 769,149 shares are freely tradeable upon completion of the Offering, subject to the 180-day lock-up period described below and subject to the 90-day information requirement of Rule 144 for shares held by affiliates or for less than the required two-year period.

     In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned, for at least one year, shares of Common Stock that have not been registered under the Securities Act or that were acquired from an "affiliate" of the Company is entitled to sell within any three-month period the number of shares of Common Stock which does not exceed the greater of one percent of the number of then outstanding shares or the average weekly reported trading volume during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice and manner of sale requirements and to the availability of current public information about the Company and must be made in unsolicited brokers' transactions or to a market maker. A person (or persons whose shares are aggregated) who is not an "affiliate" of the Company under the Securities Act during the three months preceding a sale and who has beneficially owned such shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume, notice, information and manner of sale provisions of such rule. Rule 144 does not require the same person to have held the securities for the applicable periods.

     The Company, its officers, directors and certain shareholders, who will hold collectively 3,066,017 outstanding shares of Common Stock after the Offering, have agreed not to offer or sell any shares of Common Stock for a period of 180 days following the date of this Prospectus without the prior written consent of Hoak Breedlove Wesneski & Co., subject to certain limited exceptions. If this 180-day lock-up period is waived by Hoak Breedlove Wesneski & Co., then 2,459,284 of the 3,066,017 shares would be freely tradeable subject to the 90-day information requirement of Rule 144 for shares held by affiliates or for less than the required two-year period.


     After the Offering, the Company intends to file a Registration Statement on Form S-8 to register 800,000 shares of Common Stock, which is the aggregate of all shares reserved for issuance pursuant to the 1996 Option Plan and the 1998 Option Plan and shares underlying certain nonqualified options granted to officers and directors. Accordingly, shares issued upon exercise of such options will be freely tradeable by holders who are not affiliates of the Company and, subject to the volume and other limitations of Rule 144 and the lock-up agreements, by holders who are affiliates of the Company.


     Prior to the Offering, there has been no market for the Common Stock. No predictions can be made of the effect, if any, that market sales of shares of Common Stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of Common Stock could adversely affect the prevailing market price of the Common Stock, as well as impair the ability of the Company to raise capital through the issuance of additional equity securities. See "Risk Factors -- Shares Eligible for Future Sale."

                                  UNDERWRITING

     The Underwriters named below, represented by Hoak Breedlove Wesneski & Co. and Ferris, Baker Watts, Incorporated (the "Representatives"), have severally agreed, subject to the terms and conditions contained in the underwriting agreement (the "Underwriting Agreement"), by and between the Company and the Underwriters, to purchase from the Company and the Selling Shareholders the number of shares of Common Stock indicated below opposite their respective names, at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares of Common Stock if they purchase any.

                                                                NUMBER
                        UNDERWRITER                            OF SHARES
                        -----------                            ---------
Hoak Breedlove Wesneski & Co. ..............................
Ferris, Baker Watts, Incorporated...........................

                                                               ---------
          Total.............................................   2,300,000
                                                               =========

     The Representatives have advised the Company that the Underwriters propose initially to offer the shares of Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to
selected dealers a concession of not more than $     per share; and the
Underwriters may allow, and such dealers may reallow, a concession of not more
than $     per share to certain other dealers. After the initial public distribution of the Offering, the public offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

     The Selling Shareholders have granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 345,000 additional shares of Common Stock, to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters. To the extent that the Underwriters exercise this option, the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this Offering.

     The Underwriting Agreement provides that the Company and the Selling Shareholders will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriter may be required to make in respect thereof.

     The Company, its officers, directors and certain principal shareholders, as well as the Selling Shareholders, have agreed not to offer, sell or otherwise dispose of any shares of Common Stock, options to acquire shares of Common Stock or any other securities convertible into shares of Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of Hoak Breedlove Wesneski & Co., subject to certain limited exceptions.

     The Representatives have informed the Company that the Underwriters do not expect to make sales of Common Stock offered by this Prospectus to accounts over which they exercise discretionary authority in excess of 5% of the shares of Common Stock offered hereby.

     Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiations between the Company, the Selling Shareholders and the Representatives. Among the factors to be considered in determining the initial public offering price are prevailing market and economic conditions, revenues and earnings of the Company, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this prospectus is subject to change as a result of market conditions and other factors.

     Certain persons participating in this Offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the Offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with the Offering when shares of Common Stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq National Market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.


     Hoak Breedlove Wesneski & Co. was formed in 1996 by the combination of two investment banks. The founders and senior professionals of Hoak Breedlove Wesneski & Co. have substantial backgrounds in investment banking, principal investing and corporate management. Hoak Breedlove Wesneski & Co. has served as a co-manager of several other public offerings. Hoak Breedlove Wesneski & Co. has also been engaged as financial advisor to the Company to arrange a credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon the Company by Jackson Walker L.L.P., Dallas, Texas. Richard F. Dahlson, a partner of Jackson Walker L.L.P., beneficially owns 5,333 shares of Series A Preferred Stock. Locke Purnell Rain Harrell (A Professional Corporation), Dallas, Texas, is acting as counsel for the Underwriters in connection with certain legal matters relating to the Offering.

                                    EXPERTS

     The Financial Statements as of June 30, 1997 and 1998 and for the years then ended included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form SB-2 (the "Registration Statement"), pursuant to the Securities Act with respect to the Common Stock offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. THE STATEMENTS CONTAINED IN THIS PROSPECTUS AS TO THE CONTENTS OF ANY CONTRACT OR OTHER DOCUMENT IDENTIFIED AS EXHIBITS IN THIS PROSPECTUS ARE NOT NECESSARILY COMPLETE, AND IN EACH INSTANCE, REFERENCE IS MADE TO A COPY OF SUCH CONTRACT OR DOCUMENT FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT, EACH STATEMENT BEING QUALIFIED IN ANY AND ALL RESPECTS BY SUCH REFERENCE. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and exhibits which may be inspected without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.

     Upon consummation of this Offering, the Company will become subject to the reporting requirements of the Exchange Act and in accordance therewith will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549 and at its New York Regional Office, Room 1300, 7 World Trade Center, New York, New York 10048; and at its Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission at prescribed rates. The Company's Registration Statement as well as any reports to be filed under the Exchange Act can also be obtained electronically after the Company has filed such documents with the Commission through a variety of databases, including among others, the Commission's Electronic Data Gathering, Analysis And Retrieval ("EDGAR") program, Knight-Ridder Information, Inc., Federal Filings/ Dow Jones and Lexis/Nexis. Additionally, the Commission maintains a Web site (at http://www.sec.gov) that will contain such information regarding the Company.

     The Company intends to furnish its shareholders with annual reports containing audited financial statements and such other reports as the Company deems appropriate or as may be required by law.

                          GLOSSARY OF TECHNICAL TERMS

ADSL Asymmetric Digital Subscriber Line. A new technology that allows more data to be sent over existing copper telephone lines (POTS). ADSL supports data rates of from 1.5 to 9.0 Mbps when receiving data (known as the downstream rate) and from 16 to 640 Kbps when sending data (known as the upstream rate). ADSL requires a special ADSL modem.

ANSI American National Standards Institute. Founded in 1918, ANSI is a voluntary organization composed of over 1,300 members (including all the large computer companies) that creates standards for the computer industry. ANSI sets standards for a wide range of technical areas, from electrical specifications to programming languages to communications protocols.

BACKBONE A high-speed network that connects smaller, independent networks.

BANDWIDTH                    The number of bits of information that can move
                             over a communications medium in a given amount of time.

BROADBAND                    A transmission facility that has a bandwidth
                             greater than a voice grade line of 3 kHz and which may carry numerous voice, video and data channels simultaneously.

CENTRAL OFFICE               A switching unit in a telecommunications system
                             which provides service to the general public, having the necessary equipment and operating arrangements for terminating and interconnecting customer lines and trunks or trunks only.

DOMAIN NAME                  Part of the official name of a computer on the
                             Internet.

DUAL REDUNDANT               A device which contains a backup or spare part
                             which is automatically put into service when a primary part fails.

ELECTRONIC MAIL OR
E-MAIL An application that allows a user to send or receive messages to or from any other user with an Internet address, commonly termed an e-mail address.

FDDI Fiber Distributed Data Interface Network. A set of ANSI protocols for sending digital data over fiber optic cable. FDDI networks are token-passing networks, and support data rates of up to 100 Mbps (100 million bits) per second. FDDI networks are typically used as backbones for wide-area network extensions to FDDI, called FDDI-2, supports the transmission of voice and video information as well as data.

FFDT FDDI Full Duplex Technology. Another variation of FDDI-2 that uses the same network infrastructure but can potentially support data rates up to 200 Mbps.

FTP File Transfer Protocol. A protocol that allows file transfer between a host and a remote computer.

GRAPHICAL USER
INTERFACE                    A means of communicating with a computer by
                             manipulating icons and windows rather than using text commands.

INTERNET An open global network of interconnected commercial, educational and governmental computer networks that utilize a common communications protocol, TCP/IP.

INTERNET BACKBONE            The Internet backbone consists of high-speed
                             networks that link the smaller, independent networks of the Internet.

IRC Internet Relay Chat. A system that enables individuals on the Internet to talk to each other in real time (rather than after a delay, as with e-mail messages).

ISDN Integrated Services Digital Network. A digital network that combines voice and digital network services through a single medium, making it possible to offer subscribers digital data services as well as voice connections.

ISP Internet Service Provider. A company that provides access to the Internet. For a monthly fee, the service provider gives you a software package, username, password and access phone number. Equipped with a computer and modem, you can then connect to the Internet and browse the World Wide Web and USENET, and send and receive e-mail.

LEC Local Exchange Carrier. A telecommunications utility that has been granted either a certificate of convenience and necessity or a certificate of operating authority to provide local exchange telephone service, basic local telecommunications service, or switched access service within the state. A local exchange carrier is also referred to as a local exchange company.

LOCAL EXCHANGE TELEPHONE
SERVICE Telecommunications service provided within an exchange to establish connections between customer premises within the exchange, including connections between a customer premises and a long distance provider serving the exchange. The term includes tone dialing, service connection charges, and directory assistance services when offered in connection with basic local telecommunications service and interconnection with other service providers. Local exchange telephone service may also be referred to as local exchange service. However, a competitive exchange service is not local exchange telephone service. This fact, and the definition of competitive exchange service, shall be liberally construed to encourage a competitive marketplace.

MODEM A piece of equipment that connects a computer to a data transmission line (typically a telephone line).

NEWSGROUP                    Same as forum, an on-line discussion group. On the
                             Internet, there are literally tens of thousands of newsgroups covering every conceivable interest. To view and post messages to a newsgroup, you need a news reader, a program that runs on your computer and connects you to a news server on the Internet.

ON-LINE SERVICES             Commercial information services that offer a
                             computer user access through a modem to specific menus of information, entertainment and communications data. These services are generally closed systems and many offer limited, if any, Internet access.

POP Point of Presence. The Company defines a POP as a local geographic point of presence where subscribers can access the Company's services via a local telephone call. To the Company's knowledge, there is no industry-wide definition of an Internet access POP, and other companies may define a POP differently.

ROUTER A device that receives and transmits data packets between segments in a network or different networks.

SDSL Symmetric Digital Subscriber Line. A new technology that allows more data to be sent over existing copper telephone lines (POTS). SDSL supports data rates up to 3 Mbps. SDSL works by sending digital pulses in the high-frequency area of telephone wires. Since these high frequencies are not used by normal voice communications, SDSL can operate simultaneously with voice connections over the same wires. SDSL requires a special SDSL modem. SDSL is called symmetric because it supports the same data rates for upstream and downstream traffic.

SERVER Software that allows a computer to offer a service to another computer. Other computers contact the server program by means of matching client software. In addition, such term means the computer on which server software runs.

T-1 A data communications line capable of transmission speeds of 1.54 Mbps.

TERMINAL SERVER              A specialized computer that supports multiple
                             communications connections.

USENET A worldwide bulletin board system that can be accessed through the Internet or through many online services. The USENET contains tens of thousands of forums, called newsgroups, that cover every imaginable interest group. It is used daily by millions of people around the world.

VIRTUAL POP                  Modems without a geographically specific location
                             typically housed or co-located at central offices inside of a LEC Network. Private networks connect these facilities with the Company.

VoIP Voice Over Internet Protocol. A category of hardware and software that enables people to use the Internet as the transmission medium for voice telephone calls or faxes.

WINDOWS A computer operating system developed by Microsoft Corporation that provides a graphical user interface and multitasking capabilities.

WORLD WIDE WEB               A network of computer servers that uses a special
                             communications protocol to link different servers throughout the Internet and permits communication of graphics, video and sound.

xDSL An abbreviation that refers collectively to all types of digital subscriber lines, the two main categories being ADSL and SDSL. Two other types of xDSL technologies are High-data-rate DSL ("HDSL") and symmetric digital subscriber lines ("SDSL"). DSL technologies use sophisticated modulation schemes to pack data onto copper wires. They are sometimes referred to as last-mile technologies because they are used only for connections from a telephone switching station to a home or office, not between switching stations. xDSL is similar to ISDN inasmuch as both operate over existing copper telephone lines (POTS) and both require the short runs to a central telephone office (usually less than 20,000 feet). However, xDSL offers much higher speeds -- up to 32 Mbps for downstream traffic.

                         INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report................................  F-2
Financial Statements:
  Balance Sheets............................................  F-3
  Statements of Operations..................................  F-4
  Statements of Shareholders' Equity (Deficit)..............  F-5
  Statements of Cash Flows..................................  F-6
  Notes to Financial Statements.............................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Internet America, Inc.

     We have audited the accompanying balance sheets of Internet America, Inc. (the "Company") as of June 30, 1997 and 1998, and the related statements of operations, shareholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at June 30, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP


Dallas, Texas
August 12, 1998

                             INTERNET AMERICA, INC.

                                 BALANCE SHEETS

                                     ASSETS


                                                                JUNE 30,
                                                        -------------------------   SEPTEMBER 30,
                                                           1997          1998           1998
                                                        -----------   -----------   -------------
                                                                                     (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents...........................  $        --   $   565,182    $   173,398
  Accounts receivable, net of allowance for
     uncollectible accounts of $126,707 and $198,155
     in 1997 and 1998, respectively...................      224,180       327,533        448,637
  Prepaid expenses and other current assets...........       53,666        30,824         45,462
                                                        -----------   -----------    -----------
          Total current assets........................      277,846       923,539        667,497
PROPERTY AND EQUIPMENT -- Net.........................    2,510,623     1,625,022      1,540,896
OTHER ASSETS -- Net...................................      325,678       601,298        826,159
                                                        -----------   -----------    -----------
          TOTAL.......................................  $ 3,114,147   $ 3,149,859    $ 3,034,552
                                                        ===========   ===========    ===========
                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Trade accounts payable..............................  $ 1,451,969   $   882,246    $   927,307
  Accrued liabilities.................................      673,672     1,069,191      1,019,037
  Current portion of capital lease obligations........      408,251       332,895        266,521
  Current maturities of long-term debt................      419,468       431,898        393,736
  Advances under line of credit.......................      243,000       225,000        147,762
  Notes payable to shareholders.......................    2,017,713     1,440,091      1,456,073
  Bank overdrafts.....................................      226,979            --             --
  Deferred revenue....................................    1,670,392     1,926,979      1,933,229
                                                        -----------   -----------    -----------
          Total current liabilities...................    7,111,444     6,308,300      6,143,665
CAPITAL LEASE OBLIGATIONS, net of current portion.....      375,851        31,192          1,436
LONG-TERM DEBT, net of current portion................      308,109       577,622        330,728
                                                        -----------   -----------    -----------
          Total liabilities...........................    7,795,404     6,917,114      6,475,829
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY (DEFICIT):
  Series A convertible preferred stock, $.01 par
     value; 400,000 shares authorized, 379,672 issued
     and outstanding in 1997 and 1998.................        3,796         3,796          3,796
  Series B convertible preferred stock, $.01 par
     value, 300,000 shares authorized, 73,667 issued
     and outstanding in 1997 and 1998.................          737           737            737
  Common stock, $.01 par value; 40,000,000 shares
     authorized, 3,560,330 and 3,532,205 issued in
     1997 and 1998, respectively, and 3,532,205
     outstanding in 1997 and 1998.....................       35,603        35,322         35,322
  Additional paid-in capital..........................    2,920,333     2,816,114      2,816,114
  Common stock in treasury, 28,125 shares at cost in
     1997.............................................      (12,500)           --             --
  Accumulated deficit.................................   (7,629,226)   (6,623,224)    (6,297,246)
                                                        -----------   -----------    -----------
          Total shareholders' equity (deficit)........   (4,681,257)   (3,767,255)    (3,441,277)
                                                        -----------   -----------    -----------
          TOTAL.......................................  $ 3,114,147   $ 3,149,859    $ 3,034,552
                                                        ===========   ===========    ===========


                       See notes to financial statements.

                             INTERNET AMERICA, INC.

                            STATEMENTS OF OPERATIONS


                                                                              THREE MONTHS
                                               YEARS ENDED JUNE 30,        ENDED SEPTEMBER 30,
                                             -------------------------   -----------------------
                                                1997          1998          1997         1998
                                             -----------   -----------   ----------   ----------
                                                                               (UNAUDITED)
REVENUES:
  Access...................................  $ 8,177,300   $ 9,565,815   $2,150,085   $2,896,294
  Business services........................    1,044,689     1,036,145      258,777      228,395
  Other....................................      248,933        41,312        2,913       16,763
                                             -----------   -----------   ----------   ----------
          Total............................    9,470,922    10,643,272    2,411,775    3,141,452
                                             -----------   -----------   ----------   ----------
OPERATING COSTS AND EXPENSES:
  Connectivity and operations..............    6,185,100     4,508,781    1,108,075    1,186,292
  Sales and marketing......................    1,912,265     1,140,279       85,824      592,523
  General and administrative...............    2,747,225     1,919,325      400,049      563,364
  Depreciation and amortization............    1,618,089     1,473,779      363,446      386,935
  Impairment of equipment..................      350,787            --           --           --
                                             -----------   -----------   ----------   ----------
          Total............................   12,813,466     9,042,164    1,957,394    2,729,114
                                             -----------   -----------   ----------   ----------
INCOME (LOSS) FROM OPERATIONS..............   (3,342,544)    1,601,108      454,381      412,338
INTEREST EXPENSE                                 480,985       571,106      134,720       76,360
                                             -----------   -----------   ----------   ----------
INCOME (LOSS) BEFORE INCOME TAXES..........   (3,823,529)    1,030,002      319,661      335,978
INCOME TAX EXPENSE.........................           --        24,000        6,000       10,000
                                             -----------   -----------   ----------   ----------
NET INCOME (LOSS)..........................  $(3,823,529)  $ 1,006,002   $  313,661   $  325,978
                                             ===========   ===========   ==========   ==========
NET INCOME (LOSS) PER COMMON SHARE:
  BASIC....................................  $     (1.12)  $      0.28   $     0.10   $     0.09
                                             ===========   ===========   ==========   ==========
  DILUTED..................................  $     (1.12)  $      0.21   $     0.07   $     0.07
                                             ===========   ===========   ==========   ==========
  PRO FORMA (Unaudited)....................  $     (0.86)  $      0.21   $     0.07   $     0.07
                                             ===========   ===========   ==========   ==========


                       See notes to financial statements.

                             INTERNET AMERICA, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                  CONVERTIBLE
                                                PREFERRED STOCK       COMMON STOCK       ADDITIONAL     TREASURY STOCK
                                                ----------------   -------------------    PAID-IN     ------------------
                                                SHARES    AMOUNT    SHARES     AMOUNT     CAPITAL     SHARES     AMOUNT
                                                -------   ------   ---------   -------   ----------   -------   --------
BALANCE, JULY 1, 1996.........................  453,339   $4,533   3,001,180   $30,012   $2,707,787       --    $    --
Issuance of common stock:
 For cash.....................................      --       --      544,149    5,441      226,846        --         --
 For services.................................      --       --       15,001      150       24,850        --         --
Deferred compensation for stock options issued
 below deemed fair value......................      --       --           --       --      (39,150)       --         --
Purchase of treasury stock at cost............      --       --           --       --           --    28,125    (12,500)
Net loss......................................      --       --           --       --           --        --         --
                                                -------   ------   ---------   -------   ----------   -------   --------
BALANCE, JUNE 30, 1997........................  453,339   4,533    3,560,330   35,603    2,920,333    28,125    (12,500)
Purchase of stock options.....................      --       --           --       --      (92,000)       --         --
Cancellation of treasury stock................      --       --      (28,125)    (281)     (12,219)   (28,125)   12,500
Net income....................................      --       --           --       --           --        --         --
                                                -------   ------   ---------   -------   ----------   -------   --------
BALANCE, JUNE 30, 1998........................  453,339   $4,533   3,532,205   $35,322   $2,816,114       --    $    --
Net income (Unaudited)........................      --       --           --       --           --        --         --
                                                -------   ------   ---------   -------   ----------   -------   --------
BALANCE, SEPTEMBER 30, 1998 (Unaudited).......  453,339   $4,533   3,532,205   $35,322   $2,816,114       --         --
                                                =======   ======   =========   =======   ==========   =======   ========

                                                                  TOTAL
                                                              SHAREHOLDERS'
                                                ACCUMULATED      EQUITY
                                                  DEFICIT       (DEFICIT)
                                                -----------   -------------
BALANCE, JULY 1, 1996.........................  $(3,805,697)   $(1,063,365)
Issuance of common stock:
 For cash.....................................          --         232,287
 For services.................................          --          25,000
Deferred compensation for stock options issued
 below deemed fair value......................          --         (39,150)
Purchase of treasury stock at cost............          --         (12,500)
Net loss......................................  (3,823,529)     (3,823,529)
                                                -----------    -----------
BALANCE, JUNE 30, 1997........................  (7,629,226)     (4,681,257)
Purchase of stock options.....................          --         (92,000)
Cancellation of treasury stock................          --              --
Net income....................................   1,006,002       1,006,002
                                                -----------    -----------
BALANCE, JUNE 30, 1998........................  $(6,623,224)   $(3,767,255)
Net income (Unaudited)........................     325,978         325,978
                                                -----------    -----------
BALANCE, SEPTEMBER 30, 1998 (Unaudited).......  $(6,297,246)   $(3,441,277)
                                                ===========    ===========


                       See notes to financial statements.

                             INTERNET AMERICA, INC.

                            STATEMENTS OF CASH FLOWS


                                                                                    THREE MONTHS ENDED
                                                         YEARS ENDED JUNE 30,          SEPTEMBER 30,
                                                       -------------------------   ---------------------
                                                          1997          1998         1997        1998
                                                       -----------   -----------   ---------   ---------
                                                                                        (UNAUDITED)
OPERATING ACTIVITIES:
  Net income (loss)..................................  $(3,823,529)  $ 1,006,002   $ 313,661   $ 325,978
  Adjustments to reconcile net income (loss) to net
     cash provided by (used in) operating activities:
     Depreciation and amortization...................    1,618,089     1,473,779     320,709     316,204
     Loss on impairment..............................      350,787            --          --          --
     Provision for allowance for uncollectible
       accounts......................................       57,661        63,448          --          --
     Issuance of stock for services..................       25,000            --          --          --
     Deferred compensation...........................      (39,150)           --          --          --
     Changes in operating assets and liabilities:
       Accounts receivable...........................     (114,796)     (166,801)      3,884    (121,104)
       Prepaid expenses and other current assets.....       55,715        22,842     (15,606)    (14,638)
       Other assets..................................      (12,625)      (44,841)     42,409     106,510
       Accounts payable and accrued liabilities......     (545,877)     (401,183)   (190,196)     (5,093)
       Deferred revenue..............................      998,715      (155,835)    (23,604)      6,250
                                                       -----------   -----------   ---------   ---------
          Net cash provided by (used in) operating
            activities...............................   (1,430,010)    1,797,411     451,257     614,107
                                                       -----------   -----------   ---------   ---------
INVESTING ACTIVITIES:
  Purchases of property and equipment, net...........   (1,177,894)     (356,535)     (6,243)   (232,078)
  Purchase of subscribers............................     (356,670)      (50,000)         --          --
  Proceeds from sale of equipment....................       21,500            --          --          --
                                                       -----------   -----------   ---------   ---------
          Net cash used in investing activities......   (1,513,064)     (406,535)     (6,243)   (232,078)
                                                       -----------   -----------   ---------   ---------
FINANCING ACTIVITIES:
  Proceeds from issuance of common stock.............      232,287            --          --          --
  Purchase of treasury stock.........................      (12,500)           --          --          --
  Purchase of stock options..........................           --       (92,000)         --          --
  Payments for initial public offering costs.........           --            --          --    (331,371)
  Proceeds from sale and leaseback...................      422,302            --          --          --
  Proceeds from issuance of long-term debt...........    2,905,288            --          --          --
  Principal payments of long-term debt...............     (361,666)     (295,679)   (328,664)   (346,312)
  Principal payments under capital lease
     obligations.....................................     (358,119)     (420,015)   (116,350)    (96,130)
  Proceeds (payments) on line of credit..............       93,000       (18,000)         --          --
  Loan origination fees..............................      (56,289)           --          --          --
                                                       -----------   -----------   ---------   ---------
          Net cash provided by (used in) financing
            activities...............................    2,864,303      (825,694)   (445,014)   (773,813)
                                                       -----------   -----------   ---------   ---------
NET INCREASE (DECREASE) IN CASH......................      (78,771)      565,182          --    (391,784)
CASH, BEGINNING OF PERIOD............................       78,771            --          --     565,182
                                                       -----------   -----------   ---------   ---------
CASH, END OF PERIOD..................................  $        --   $   565,182   $      --   $ 173,398
                                                       ===========   ===========   =========   =========
SUPPLEMENTAL INFORMATION:
  Cash paid for interest.............................  $   285,070   $   628,920   $  71,851   $ 166,859
  Equipment acquired under capital leases............  $   816,235   $        --   $      --   $      --
  Subscriber purchase assumption of service
     obligations.....................................  $        --   $   412,422   $      --   $      --


                       See notes to financial statements.

                             INTERNET AMERICA, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     General -- Internet America, Inc. (the "Company") was incorporated in Arizona on December 13, 1994, commenced operations on January 13, 1995 and reincorporated on July 21, 1995 as a Texas corporation. The Company is a provider of Internet access, serving both individual and corporate customers in the North Texas area.

     The Company has experienced cumulative operating losses, and its operations are subject to certain risks and uncertainties including, among others, risks associated with technology and regulatory trends, evolving industry standards, dependence on its network infrastructure and suppliers, growth and acquisitions, actual and prospective competition by entities with greater financial and other resources, the development of the Internet market and need for additional capital or refinancing of existing obligations. There can be no assurance that the Company will be successful in sustaining profitability and positive cash flow in the future.


     Interim Financial Statements -- The balance sheet as of September 30, 1998, and the statements of operations, shareholders' equity (deficit) and cash flows for the three months ended September 30, 1997 and 1998, have been prepared by the Company without audit. In the opinion of management, all adjustments (which included only normal, recurring adjustments) necessary to present fairly the financial position, at September 30, 1998 and the results of operations and cash flows for the three months ended September 30, 1997 and 1998, have been made. The results of operations for the three months ended September 30, 1998, are not necessarily indicative of the results to be expected for the full year.


     Revenue Recognition -- Revenues are derived from monthly subscribers and set-up charges are recognized as services are provided. The Company bills its subscribers in advance for direct access to the Internet, but defers recognition of these revenues until the service is provided.

     Credit Risk -- The Company's accounts receivable potentially subjects the Company to credit risk, as collateral is generally not required. The Company's risk of loss is limited due to advance billings to customers for services, the use of preapproved charges to customer credit cards, and the ability to terminate access on delinquent accounts. The large number of customers comprising the customer base mitigates the concentration of credit risk.

     Financial Instruments -- The carrying amounts of cash, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the short maturity of these instruments. The floating interest rate on the Company's lines of credit reflects current market rates and, accordingly, their carrying values approximate fair value. The fair values for other debt and lease obligations, which have fixed interest rates, do not differ materially from their carrying values.

     Property and Equipment -- Property and equipment are recorded at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets, ranging from one to five years.

     Equipment Under Capital Lease -- The Company leases certain of its data communication and other equipment under agreements accounted for as capital leases. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under capital lease are depreciated over the shorter of their estimated useful lives or the related lease term.

     Acquired Subscriber Base -- The Company capitalizes specific costs incurred for the purchase of subscriber bases from other Internet Service Providers ("ISPs"). The subscriber acquisition costs include the actual fee paid to the selling ISPs as well as the assumption of deferred service obligations and legal expenses specifically related to the transactions. Amortization is provided using the straight line method over three years commencing when the subscriber base is received.

                             INTERNET AMERICA, INC.

     Long-Lived Assets -- On an annual basis, the Company reviews the values assigned to long-lived assets, such as property and equipment to determine if any impairments are other than temporary. Provisions for asset impairments are based on discounted cash flow projections in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and such assets are written down to their estimated fair values. Management believes that the long-lived assets in the accompanying balance sheets are properly valued. An impairment loss of $350,787 related to the write down of modem equipment was recognized during the year ended June 30, 1997.

     Common Stock Based Compensation -- The Company continues to account for its employee stock based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25 ("APB No. 25") and provides pro forma disclosures in the notes to the financial statements, as if the measurement provisions of SFAS No. 123 "Accounting for Stock-Based Compensation," had been adopted.

     Advertising Expenses -- The Company accounts for advertising costs as expenses in the period in which they are incurred. Advertising expenses for the years ended June 30, 1997 and 1998 were $728,404 and $736,222, respectively.

     Income Taxes -- Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amount of existing assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse.

     Net Earnings Per Share -- Share and per share amounts have been adjusted retroactively for the 2.25-to-1.00 stock split which was effected in July 1998. Basic earnings per share is computed using the weighted average number of common shares outstanding and excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share reflects the potential dilution that could occur upon exercise or conversion of these instruments.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from these estimates.

     Recent Accounting Pronouncements -- In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure," which establishes standards for disclosing information about an entity's capital structure and is effective for financial statements for periods ending after December 15, 1997. In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in the financial statements for fiscal years beginning after December 15, 1997. The FASB also issued, in June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way public companies disclose information about operating segments, products and services, geographic areas and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company has determined that the impact on its financial statements of adopting SFAS Nos. 129, 130 and 131 is not material. In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," which is effective for fiscal quarters ending after June 15, 1999. The Company does not expect the adoption of SFAS No. 133 to have a material impact on its financial statements.

     Certain Reclassifications -- Certain reclassifications have been made to prior period amounts to conform to the fiscal 1998 presentation.

                             INTERNET AMERICA, INC.

2. PROPERTY AND EQUIPMENT

     Property and equipment consist of:


                                                        JUNE 30,            SEPTEMBER 30,
                                                -------------------------   -------------
                                                   1997          1998           1998
                                                -----------   -----------   -------------
                                                                             (UNAUDITED)
Data communications and office equipment......  $ 3,327,224   $ 3,557,646    $ 3,739,381
Leasehold improvements........................      453,937       450,360        455,714
Furniture and fixtures........................      255,787       255,787        261,508
Computer software.............................       88,757       219,440        258,708
                                                -----------   -----------    -----------
                                                  4,125,705     4,483,233      4,715,311
Less accumulated depreciation and
  amortization................................   (1,615,082)   (2,858,211)    (3,174,415)
                                                -----------   -----------    -----------
                                                $ 2,510,623   $ 1,625,022    $ 1,540,896
                                                ===========   ===========    ===========


     Property under capital lease, primarily data communications equipment included above, amounted to $1,084,809 at June 30, 1997 and 1998. Included in accumulated depreciation and amortization are amounts related to property under capital lease of $379,486 and $729,865 at June 30, 1997 and 1998, respectively. Depreciation expense charged to operations was $1,485,782 and $1,242,138 for the years ended June 30, 1997 and 1998, respectively, and included $300,312 and $350,379, respectively, pertaining to property under capital lease.

3. OTHER ASSETS

     Other assets consist of:


                                                         JUNE 30,          SEPTEMBER 30,
                                                   ---------------------   -------------
                                                     1997        1998          1998
                                                   ---------   ---------   -------------
                                                                            (UNAUDITED)
Acquired subscriber base.........................  $ 356,670   $ 819,092    $  819,092
Loan origination fees............................     61,289      20,353         8,802
Deposits.........................................     40,331      35,172        43,041
Deferred costs...................................         --      50,000       331,371
                                                   ---------   ---------    ----------
                                                     458,290     924,617     1,202,306
Less accumulated amortization....................   (132,612)   (323,319)     (376,147)
                                                   ---------   ---------    ----------
                                                   $ 325,678   $ 601,298    $  826,159
                                                   =========   =========    ==========



     In July 1996 the Company acquired approximately 900 subscribers of Webstar, Inc. for approximately $357,000. On November 26, 1997, the Company acquired approximately 4,600 subscribers of WHY? Telecommunications, Inc. for a cash payment of $50,000 and the assumption of deferred service obligations of approximately $412,000 and certain contingent consideration. Management does not anticipate any additional consideration to be paid related to this transaction.



     Deferred costs consists of costs incurred in connection with the Company's proposed initial public offering of common stock.


4. LINE OF CREDIT AGREEMENTS


     The Company may borrow up to $150,000 under a revolving credit agreement that matured September 30, 1998. The credit agreement automatically renewed to mature on March 31, 1999. Borrowings under the agreement bear interest at the bank's prime rate plus 2% (10.5% at June 30, 1997 and 1998) and are collateralized by substantially all assets of the Company, and by the guarantees of a director and shareholder.

                             INTERNET AMERICA, INC.

The outstanding borrowings at June 30, 1997 and 1998 were $18,000 and $0; respectively, with approximately $66,000 (unaudited) at September 30, 1998 committed to a standby letter of credit securing a lease.


     Also, the Company may borrow, subject to the approval of a director of the Company, up to $350,000 under a revolving credit agreement that matures December 15, 1998 or upon the effective date of a defined securities registration. Borrowings under the agreement bear interest at the bank's prime rate (8.5% at June 30, 1997 and 1998) and are guaranteed by a Director. The Director receives guaranty fees, payable on demand, equal to 18% of the outstanding borrowings, less interest paid to the bank. The outstanding borrowings at June 30, 1997 and 1998 were $225,000.


5. NOTES PAYABLE AND LONG-TERM DEBT


     Long-term debt consists of:


                                                         JUNE 30,           SEPTEMBER 30,
                                                 ------------------------   -------------
                                                    1997         1998           1998
                                                 ----------   -----------   -------------
                                                                             (UNAUDITED)
Notes payable to shareholders, $1,767,713
  bearing interest at 10% and $250,000 at 18%
  and were due September 25, 1997 and April 1,
  1997, respectively. In the event of default,
  the borrowings convert to common stock at the
  price of $0.44 per share at the option of the
  noteholder. The assets of the Company
  collateralized the notes. On June 30, 1998,
  the loan agreements, which were in default,
  were renewed at the prime rate (8.5% as of
  June 30, 1998), with borrowings due in
  monthly payments approximating $129,000 or
  upon the effective date of a defined
  securities registration or sale. The notes
  mature on November 30, 1999..................  $2,017,713   $ 2,017,713    $ 1,786,801
Note payable to an unrelated third party,
  bearing interest at 16.5%, payable in equal
  monthly installments of $10,266, including
  interest, through January 1999. The note is
  collateralized by substantially all of the
  assets of the Company and contains, among
  other things, a restriction on the payment of
  dividends on common stock. In connection with
  this note, the Company issued detachable
  warrants during March 1996 to purchase 33,750
  shares of common stock at $1.67 per share.
  The fair value of the warrants have not been
  reflected in the financial statements as the
  amount was immaterial. The warrants are
  exercisable from January 1, 1998 through
  December 31, 1999............................     191,482        79,773         41,611
Notes payable to vendors maturing through
  February 1998, bearing interest at 6% to
  18%..........................................     183,970            --             --

                             INTERNET AMERICA, INC.

                                                         JUNE 30,           SEPTEMBER 30,
                                                 ------------------------   -------------
                                                    1997         1998           1998
                                                 ----------   -----------   -------------
                                                                             (UNAUDITED)
Note payable in connection with acquisition of
  Webstar, Inc. subscriber base, due June 30,
  1999 or upon the effective date of a defined
  securities registration, bearing interest at
  14%, payable monthly. Prior to the end of any
  calendar quarter, the lender may demand a
  principal payment of up to $50,000...........     352,125       352,125        352,125
                                                 ----------   -----------    -----------
                                                  2,745,290     2,449,611      2,180,537
Less current portion...........................    (419,468)   (1,871,989)    (1,849,809)
                                                 ----------   -----------    -----------
                                                 $  308,109   $   577,622    $   330,728
                                                 ==========   ===========    ===========



6. COMMITMENTS AND CONTINGENCIES


     The Company leases certain of its facilities under operating leases. Rental expense under these leases was approximately $373,000 and $574,000 for the years ended June 30, 1997 and 1998, respectively. At June 30, 1998, future minimum lease payments on capital and operating leases were approximately as follows:

                                                             CAPITAL       OPERATING
                                                             LEASES          LEASES
                                                            ---------      ----------
1999......................................................  $ 361,423      $  563,756
2000......................................................     55,082         522,337
2001......................................................         --         441,572
                                                            ---------      ----------
Total minimum lease payments..............................    416,505      $1,527,665
                                                                           ==========
Less amounts representing interest........................    (52,418)
                                                            ---------
Present value of minimum capitalized lease payments.......    364,087
                                                            ---------
Less current portion......................................   (332,895)
                                                            ---------
Long-term capitalized lease obligations...................  $  31,192
                                                            =========

     In August 1997, the Company entered into a network services agreement for telecommunications services with a competitive local exchange carrier ("CLEC") that commits the Company to the CLEC's services through December 31, 1998. The Company is in the process of converting customers to this service and estimates that the monthly recurring commitment will be approximately $50,000.

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations and cash flows.


7. SHAREHOLDERS' EQUITY (DEFICIT)


     Common Stock -- The Company has authorized 40,000,000 shares of $0.01 par value common stock. During the year ended June 30, 1997, the Company issued 544,149 shares of its common stock in exchange for cash of $232,287. The Company also issued 15,001 shares of common stock in exchange for services provided by one of the Company's employees. The shares issued were recorded at $25,000, the value of the services provided.

                             INTERNET AMERICA, INC.

     During March 1998, three former shareholders of the Company sold 1,987,124 shares of common stock to an entity acting as nominee for current shareholders in exchange for $883,166.

     Preferred Stock -- The Company has authorized 5,000,000 shares of preferred stock issuable in series. The Company has authorized 400,000 shares of $0.01 par value Series A Preferred Stock. Each share of the Series A Preferred Stock is convertible at any time into 2.25 shares of the Company's common stock and has the same dividend rights as the common stock. Each share of the Series A Preferred Stock will automatically be converted into 2.25 shares of the Company's common stock 30 days following the successful completion of a public offering of shares of common stock of the Company. In order for the shares to convert, the gross proceeds from such public offering must exceed $5 million and the per share price of the common stock must be at least $2.22 per share. In the event of liquidation of the Company, whether voluntary or involuntary, the holders of the Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, an amount in cash equal to the purchase price for each share of the Series A Preferred Stock outstanding, prior to any distributions to common shareholders.

     The Company has authorized 300,000 shares of $0.01 par value Series B Preferred Stock. Each share of Series B Preferred Stock is convertible at any time into 2.25 shares of the Company's common stock. The Series B Preferred Stock automatically converts to common stock 30 days following the successful completion of a public offering of shares of the Company's common stock. In order for the shares to convert, the gross proceeds from the public offering must be at least $5 million and the per share price of the common stock offered must be at least $3.33 per share. In the event of liquidation of the Company, whether voluntary or involuntary, the holders of Series B Preferred Stock are entitled to receive an amount in cash equal to the purchase price for each share of Series B Preferred Stock outstanding, prior to any distributions to common shareholders. The liquidation preference payable to holders of Series A and Series B Preferred Stock shall be made based on the aggregate purchase price for the shares of the Series A Preferred Stock and Series B Preferred Stock, respectively. The Series A and Series B Preferred Stock have no specific dividend rate and the holders of each class of preferred stock are entitled to receive the same dividends as holders of common stock.

     The Company has agreed with the holders of Series A Preferred Stock that the Company will not issue common stock, or securities convertible into or exchangeable for shares of common stock, or any options, warrants or other rights to acquire shares of common stock at a price per share less than $1.67. However, as noted above, the Company issued common stock at a price of $0.44 per share, with the express permission of the holders of Series A Preferred Stock.

     Stock Option Plan -- The Company's 1996 Incentive Stock Option Plan (the "1996 Option Plan") was adopted by the Board of Directors and the Company's shareholders in December 1996. Pursuant to the 1996 Option Plan, the Company may grant incentive and nonqualified stock options to key employees of the Company. A total of 225,000 shares of common stock have been reserved for issuance under the 1996 Option Plan.

     The maximum term of options granted under the 1996 Option Plan is ten years. The aggregate fair market value of the stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000 per incidence. The exercise price of incentive stock options must be equal or greater than the fair market value of common stock on the date of grant. The exercise price of incentive stock options granted to any person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock must be at least 110% of the fair market value of such stock on the date of grant, and the term of these options cannot exceed five years. The Company currently has 67,075 options outstanding to its employees under the 1996 Option Plan. These options are exercisable at either $1.67 per share of common stock or $3.33 per share of common stock.

                             INTERNET AMERICA, INC.

     In October 1996, 67,500 stock options at an exercise price of $3.33 per share were granted to an officer of the Company and 215,026 nonqualified stock options at an exercise price of $3.33 per share were granted to certain founders of the Company in connection with such founders' pledge of their stock of the Company to guarantee a bridge loan. The Board of Directors adjusted the exercise price of these options to $1.67 per share in March 1998.

     In March 1998, 393,750 options to purchase shares of common were granted to certain officers and employees of the Company at an exercise price of $1.67 per share.

     During May 1998, outstanding options to purchase 258,750 shares of common stock with an exercise price of $0.09 per share were repurchased from former employees for $0.36 per share.


     At September 30, 1998, the Company has 1,212,476 (unaudited) nonqualified options outstanding to certain of its officers, employees and advisors. These options are exercisable at prices ranging from $0.09 per share of common stock to $8.00 per share of common stock.


     The Company applies APB No. 25 and related Interpretations in accounting for its plans. The estimated fair value of each option grant was determined by reference to recent private arm's length sales of common and preferred stock. In cases where these were no arm's length transactions on or around the date of an option grant, the value was determined by the Board of Directors. There was no compensation cost charged against operations for the stock options during the years ended June 30, 1997 and 1998, respectively.

     Had compensation cost for the Company's stock options been determined based on the fair value at the grant dates for awards consistent with the method of SFAS No. 123, the Company's net income (loss) and income (loss) per share would have been the pro forma amounts indicated below:

                                                                 1997          1998
                                                              -----------   ----------
Net income (loss)
  As reported...............................................  $(3,823,529)  $1,006,002
  Pro Forma.................................................   (3,843,651)     991,540
Basic income (loss) per share
  As reported...............................................  $     (1.12)  $     0.28
  Pro Forma.................................................        (1.12)        0.28
Diluted income (loss) per share
  As reported...............................................  $     (1.12)  $     0.21
  Pro Forma.................................................        (1.12)        0.21

     A summary of the status of the Company's stock options as of June 30, 1998 and 1997, and changes during the years ended on those dates is presented below:


                                                  1997                         1998
                                       --------------------------   --------------------------
                                                      WEIGHTED                     WEIGHTED
                                                      AVERAGE                      AVERAGE
                                        SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE
                                       ---------   --------------   ---------   --------------
Outstanding at beginning of period     1,206,765..     $1.37        1,260,364       $1.85
  Granted............................    563,778        3.30          393,750        1.67
  Exercised..........................         --          --               --          --
  Forfeited..........................   (510,179)       2.30         (205,388)       2.43
  Purchased..........................         --          --         (258,750)       0.09
                                       ---------                    ---------
Outstanding at end of period.........  1,260,364        1.85        1,189,976        1.59
                                       =========                    =========
Options exercisable at year end......  1,002,845        1.62          733,793        1.55
                                       =========                    =========

                             INTERNET AMERICA, INC.

     The following table summarizes information about stock options outstanding at June 30, 1998:

                                          OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                                ----------------------------------------   -------------------------
                                  NUMBER           WEIGHTED-AVERAGE          NUMBER        NUMBER
           RANGE OF             OUTSTANDING     REMAINING CONTRACTUAL      EXERCISABLE   EXERCISABLE
       EXERCISE PRICES          AT 6/30/98    LIFE AS OF 6/30/98 (YEARS)   AT 6/30/97    AT 6/30/98
       ---------------          -----------   --------------------------   -----------   -----------
$0.09.........................      78,750               7.4                 337,500        78,750
 1.67.........................   1,088,726               8.8                 371,570       632,543
 3.33.........................      22,500               8.6                 293,775        22,500

     All options granted during the years ended June 30, 1997 and 1998 were granted above the market price. The weighted average grant date fair value of options granted during the year ended June 30, 1997 and 1998 was $0. During March 1998, the exercise price of a total of 343,645 options to purchase shares of common stock was adjusted from $3.33 per share to $1.67 per share, of which 310,541 options were exercisable at June 30, 1998. The adjustment of the exercise price of these options decreased the weighted-average exercise price of the outstanding options as of June 30, 1998 by $0.48 per share.


     During July 1998, the Company's Board of Directors authorized an initial public offering of the Company's common stock, changed the number of authorized shares of common stock to 40,000,000, approved and effected a 2.25-to-1.00 stock split in the form of a dividend and adopted the 1998 Nonqualified Stock Option Plan providing for the issuance of up to 400,000 stock options exercisable for shares of common stock.



     During July 1998, options to purchase 22,500 shares of common stock were granted to a director of the Company under the 1998 Nonqualified Stock Option Plan. Such options are immediately exercisable at $8.00 per share and expire in 10 years.



8. INCOME TAXES


     No provision for income taxes was recognized for the year ended June 30, 1997 as the Company incurred net operating losses for income tax purposes. A current tax provision of $24,000 was recognized for the year ended June 30, 1998 related to federal corporate alternative minimum tax.

     Deferred tax assets and liabilities as of June 30, 1997 and 1998, consist of:

                                                                     JUNE 30,
                                                             -------------------------
                                                                1997          1998
                                                             -----------   -----------
Deferred tax assets:
  Net operating loss carryforwards.........................  $ 2,005,000   $ 1,672,000
  Stock options granted at a discount......................      142,000        31,000
  Deferred revenue.........................................      141,000        44,000
  Impairment of equipment..................................      119,000        74,000
  Allowance for doubtful accounts..........................       43,000        67,000
  Depreciation and amortization............................       67,000       234,000
  Other....................................................       55,000        44,000
                                                             -----------   -----------
          Total deferred tax assets........................    2,572,000     2,166,000
Deferred tax liabilities...................................           --            --
                                                             -----------   -----------
Net deferred tax asset.....................................    2,572,000     2,166,000
Valuation allowance........................................   (2,572,000)   (2,166,000)
                                                             -----------   -----------
                                                             $        --   $        --
                                                             ===========   ===========

                             INTERNET AMERICA, INC.

     The Company has provided a valuation allowance for net deferred tax assets, as it is more likely than not that these assets will not be realized.

     At June 30, 1998, the Company has net operating loss carryforwards of approximately $5 million for income tax purposes. These net operating loss carryforwards may be carried forward in varying amounts until 2012 and may be limited in their use due to significant changes in the Company's ownership.

     The differences between the Company's effective tax rate and the federal statutory rate of 34% for the fiscal years ended June 30, 1997 and 1998 are as follows:

                                                              YEARS ENDED
                                                               JUNE 30,
                                                              -----------
                                                              1997   1998
                                                              ----   ----
Income tax expense (benefit) at statutory rate..............  (34)%  (34)%
State tax benefit, net of federal benefit...................   (3)%   (3)%
Valuation allowance.........................................   37%    37%
Alternative minimum tax.....................................    0%     2%
                                                              ---    ---
          Total income tax expense..........................    0%     2%
                                                              ===    ===


9. EMPLOYEE BENEFIT PLAN


     The Company has established a 401(k) plan for the benefits of its employees. Employees may contribute to the plan up to 15% of their salary, pursuant to a salary reduction agreement, upon meeting age requirements. The Company made no discretionary contributions to the Plan through June 30, 1998.


10. NET EARNINGS PER SHARE


     A reconciliation of shares used in calculation of basic and diluted and unaudited pro forma net earnings per share follows:


                                                                YEARS ENDED JUNE 30,
                                                              ------------------------
                                                                 1997          1998
                                                              -----------   ----------
Net income (loss)...........................................  $(3,823,529)  $1,006,002
                                                              ===========   ==========
Net income (loss) per common share:
  Basic.....................................................  $     (1.12)  $     0.28
                                                              ===========   ==========
  Diluted...................................................  $     (1.12)  $     0.21
                                                              ===========   ==========
  Pro forma (unaudited).....................................  $     (0.86)  $     0.21
                                                              ===========   ==========
Reconciliation of weighted average shares:
  Shares used in computing basic net income (loss) per
     share..................................................    3,417,808    3,532,221
  Adjusted to reflect the assumed conversion of preferred
     stock and certain option exercises.....................           --    1,251,098
                                                              -----------   ----------
  Shares used in computing diluted net income (loss) per
     share..................................................    3,417,808    4,783,319
                                                              -----------   ----------
  Adjusted to reflect assumed conversion of preferred
     stock..................................................    1,020,002
  Shares used in computing unaudited pro forma net income
     (loss) per share.......................................    4,437,810    4,783,319
                                                              ===========   ==========


     Potentially dilutive securities have been excluded from the computation for the year ended June 30, 1997 as their effect is antidilutive. Certain options have been excluded for the year ended June 30, 1998 as their

                             INTERNET AMERICA, INC.

exercise prices are equal to or exceed the average estimated fair value of the common shares during that period.

     Had the Company been in a net income position for the year ended June 30, 1997, diluted earnings per share would have included an additional 319,500 shares related to outstanding options and warrants, (determined using the treasury stock method at the estimated average fair value) and for 1,020,002 shares convertible preferred stock for the year ended June 30, 1997.


     During July 1998, the board of directors authorized the filing of a registration statement with the Securities and Exchange Commission permitting the Company to issue shares of its common stock in an initial public offering early in fiscal 1999. Conversion of 453,339 shares of preferred stock to common stock will automatically occur 30 days after completion of an offering and is considered in the calculation of unaudited pro forma net income (loss) per share.

      - Inside back cover contains photographs of the Company's television and billboard advertisements.

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE COMMON STOCK OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     7
Use Of Proceeds.......................    18
Dividend Policy.......................    19
Capitalization........................    19
Dilution..............................    20
Selected Financial and Operating
  Data................................    21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    23
Business..............................    32
Management............................    41
Certain Transactions..................    46
Principal and Selling Shareholders....    48
Description of Securities.............    49
Shares Eligible for Future Sale.......    52
Underwriting..........................    53
Legal Matters.........................    54
Experts...............................    54
Available Information.................    55
Glossary of Technical Terms...........    56
Index to Financial Statements.........   F-1


                               ------------------

  UNTIL , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING) ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                2,300,000 SHARES

                             INTERNET AMERICA LOGO

                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                         HOAK BREEDLOVE WESNESKI & CO.

                              FERRIS, BAKER WATTS
                                  INCORPORATED

                                           , 1998

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant has authority under Article 2.02-1 of the Texas Business Corporation Act to indemnify its directors and officers to the extent provided in such statute. The Registrant's Articles of Incorporation, as amended, provide that the Registrant shall indemnify its executive officers and directors to the fullest extent permitted by law either now or hereafter. The Registrant has also entered into an agreement with each of its directors and certain of its officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

     At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     Pursuant to the Underwriting Agreement, the Underwriters have agreed to indemnify the directors, officers and controlling persons of the Registrant against certain civil liabilities that may be incurred in connection with this Offering, including certain liabilities under the Securities Act.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this registration statement (other than the underwriting discount) will be as follows:

Securities and Exchange Commission registration fee.........  $  8,583
NASD filing fee.............................................     3,410
Nasdaq listing fee..........................................    33,215
Printing and engraving expenses.............................   100,000
Accounting fees and expenses................................   100,000
Legal fees and expenses.....................................   125,000
Fees and expenses (including legal fees) for qualification
  under state securities laws...............................    12,000
Registrar and Transfer Agent's fees and expenses............     5,000
Miscellaneous...............................................    62,792
                                                              --------
          Total.............................................  $450,000
                                                              ========

     All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq listing fee are estimated.

     The Company is paying all of the expenses related to the sale of Common Stock offered by the Company and the Selling Shareholders.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     During July 1995, the Registrant issued 263,059 shares of Common Stock to a director in exchange for $150,000 cash. The shares were issued to the director, a sophisticated investor, in reliance on the exemption from registration under section 4(2) of the Securities Act.

     Also during July 1995, the Registrant issued 29,999 shares of Common Stock to a founder of the Registrant in consideration for the extinguishment of certain indebtedness of the Registrant in the amount of $50,000. The shares were issued to the founder, a sophisticated investor, in reliance on the exemption from registration under section 4(2) of the Securities Act.

     During July 1995, the Registrant issued 263,059 shares of Common Stock to a director at approximately $0.57 per share, for aggregate proceeds of $150,000 cash. During December 1995, the Registrant issued 4,500 shares of Common Stock to the same director at $0.0004 per share, for aggregate proceeds of $20 cash. The shares were issued to the director, a sophisticated investor, in reliance on the exemption from registration under section 4(2) of the Securities Act.

     From July to October 1996, the Company issued 575,822 shares of its Common Stock to ten sophisticated investors at prices ranging from $0.57 to $1.67 per share in separate transactions for aggregate proceeds of $671,135 cash. The shares were issued in reliance on the exemption from registration under section 4(2) of the Securities Act.

     In a private offering completed in February 1996 and exempt under Regulation D, the Registrant sold 227,368 shares of Series A Preferred Stock, at $3.75 per share, for aggregate proceeds of $852,630 cash. Additionally, 342,684 shares of Common Stock were converted into 152,304 shares of Series A Preferred Stock. The shares were sold to a total of 27 institutional and individual investors that qualify as "accredited investors" under the federal securities laws. The Registrant did not engage any brokers to act as placement agents, and the private offering was made on a best efforts basis. The shares sold by the Registrant in the private offering were sold in reliance on the exemption from registration under the Securities Act provided by Rule 506 of Regulation D promulgated thereunder.

     On March 31, 1996 the Registrant issued a warrant to M.J. Capital Partners, L.P. as partial consideration for a loan in the amount of $375,000. There are 33,750 Shares of Common Stock underlying the warrant, at an exercise price of $1.67 per share. The warrant was issued to M.J. Capital Partners, L.P., a sophisticated investor, in reliance on the exemption from registration under section 4(2) of the Securities Act.

     During June 1996, the Registrant issued 1,125 shares of Common Stock in exchange for services valued at $3,750 provided by an officer of the Registrant. The shares were issued to the officer, a sophisticated investor, in reliance on the exemption from registration under section 4(2) of the Securities Act.

     In a private offering completed in June 1996 and exempt under Regulation D, the Registrant sold 73,667 shares of Series B Preferred Stock at $7.50 per share, for aggregate proceeds of $552,503 cash. The shares were sold to a total of three institutional and individual investors that qualify as "accredited investors" under the federal securities laws. The Registrant did not engage any brokers to act as placement agents, and the private offering was made on a best efforts basis. The shares sold by the Registrant in the private offering were sold in reliance on the exemption from registration under the Securities Act provided by Rule 506 of Regulation D promulgated thereunder.

     On September 25, 1996, the Registrant entered into a Securities Purchase Agreement with First Computer Services Corporation, pursuant to which the Registrant issued 544,149 shares of Common Stock to First Computer Services Corporation at a price equal to approximately $0.43 per share, for aggregate proceeds of $233,984 cash. The shares were issued to First Computer Services Corporation, a sophisticated investor, in reliance on the exemption from registration under section 4(2) of the Securities Act.

     During fiscal 1997, the Registrant also issued 15,001 shares of Common Stock in exchange for services valued at $6,667 provided by one of the employees of the Registrant. The shares were issued to the employee, a sophisticated investor, in reliance on the exemption from registration under section 4(2) of the Securities Act.

     Pursuant to the Registrant's 1996 Incentive Stock Option Plan, as of March 31, 1998 the Registrant had 61,756 options at a weighted average exercise price of $1.67 per share outstanding to its employees.

     During December 1995, an officer of the Registrant was granted an option to purchase 112,500 shares of Common Stock at an exercise price of $1.67 per share. During fiscal 1996, options to purchase 45,000 shares of Common Stock were granted to two directors of the Registrant at an exercise price of $1.67 per share. Also in 1996, an option to purchase 22,500 shares of Common Stock was granted to a director of the Registrant at an exercise price of $3.33 per share. The Board of Directors adjusted the exercise price of this option to $1.67 per share in March 1998. In addition to the above, in October 1996, an option to purchase 67,500 shares of Common Stock at an exercise price of $3.33 per share was granted to an officer of the Registrant. The Board of Directors adjusted the exercise price of this option to $1.67 per share in March 1998. Additionally, in

March 1998, 393,750 options to purchase shares of Common Stock were granted to certain officers and employees of the Company at an exercise price of $1.67 per share.

     During October 1996, 215,026 nonqualified stock options were granted to certain founders of the Registrant in connection with such founders' pledge of their stock of the Registrant to guarantee a bridge loan. The Registrant had 1,381,651 nonqualified options outstanding as of March 31, 1998 to certain of its officers, employees and advisors. These options are exercisable at prices ranging from $0.09 per share of Common Stock to $3.33 per share of Common Stock.

     In July 1998, 22,500 nonqualified stock options were granted to a director at an exercise price of $8.00 per share of Common Stock.

     On July 13, 1998, the Company's Board authorized a 2.25-for-1.00 stock split of Common Stock effected in the form of a dividend. The stock split was effected on July 13, 1998.

     Unless otherwise indicated, the issuance of the securities described above was effected without the involvement of an underwriter.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


        EXHIBIT                                  DESCRIPTION
        -------                                  -----------
           1.1           -- Proposed form of Underwriting Agreement(1)
           3.1           -- Internet America, Inc.'s Articles of Incorporation(1)
           3.2           -- Internet America, Inc.'s Articles of Amendment to
                            Articles of Incorporation(1)
           3.3           -- Internet America, Inc.'s Bylaws(1)
           3.4           -- Internet America, Inc.'s Amendment to Bylaws(1)
           3.5           -- Application for Certificate of Withdrawal of Internet
                            America, Inc.(1)
           3.6           -- Articles of Merger merging Internet America, Inc., an
                            Arizona Corporation, with and into INTRNTUSA, INC., a
                            Texas corporation(1)
           4.1           -- Specimen Common Stock certificate(1)
           4.2           -- Certificate of Designation of the Series A Preferred
                            Stock of Internet America, Inc.(1)
           4.3           -- Amended Certificate of Designation of the Series A
                            Preferred Stock of Internet America, Inc.(1)
           4.4           -- Certificate of Designation of the Series B Preferred
                            Stock of Internet America, Inc.(1)
           5.1           -- Opinion of Jackson Walker L.L.P.(1)
          10.1           -- Securities Purchase Agreement, dated September 25, 1996, by and among First Computer Services Corporation and
                            Internet America, Inc.(1)
          10.2           -- Asset Purchase Agreement, dated July 31, 1996 by and
                            between Internet America, Inc. and Webstar, Inc.(1)
          10.3           -- Asset Purchase Agreement, dated November 26, 1997 by and between Internet America, Inc. and Why?
                            Telecommunications, Inc.(1)
          10.4           -- Network Services Agreement, dated August 25, 1997 by and between Internet America, Inc. and Golden Harbor of
                            Texas, Inc.(1)
          11.1           -- Statement regarding computation of per share earnings(2)
          16.1           -- Letter on change in certifying accountant(1)
          23.1           -- Consent of Jackson Walker L.L.P. (included in its opinion filed as Exhibit 5.1)(1)
          23.2           -- Consent of Deloitte & Touche LLP*
          24.1           -- Reference is made to the Signatures section of this
                            Registration Statement for the Power of Attorney
                            contained therein
          27.1           -- Financial Data Schedule*


---------------

 *   Filed herewith

(1)  Previously filed

(2) Statement omitted because not applicable or because the required information is contained in the Financial Statements or Notes thereto.

ITEM 28. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any additional or changed material information with respect to the plan of distribution; and

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     (b) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned Registrant hereby undertakes to:

          (1) file a prospectus supplement pursuant to Rule 424(b) under the Securities Act in the event that the 180-day lock-up period during which the Company, its officers, directors and certain shareholders have agreed not to offer or sell any shares of Common Stock (the "Lock-up Period") is waived by Hoak Breedlove Wesneski & Co. for 5% to 10% of the shares of Common Stock locked-up; and

          (2) file a post-effective amendment to this Registration Statement in the event that the Lock-up Period is waived by Hoak Breedlove Wesneski & Co. for over 10% of the shares of Common Stock locked-up.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on November 16, 1998.


                                            INTERNET AMERICA, INC.

                                            By:    /s/ MICHAEL T. MAPLES
                                              ----------------------------------
                                                      Michael T. Maples
                                                (Principal Executive Officer)


                      SIGNATURE                                      TITLE                        DATE
                      ---------                                      -----                        ----

                /s/ MICHAEL T. MAPLES                  Chief Executive Officer, President  November 16, 1998
-----------------------------------------------------    and Director (Principal
                  Michael T. Maples                      Executive Officer)

                 /s/ JAMES T. CHANEY                   Chief Financial Officer, Vice       November 16, 1998
-----------------------------------------------------    President, Secretary and
                   James T. Chaney                       Treasurer (Principal Financial
                                                         and Accounting Officer)

               /s/ DOUGLAS G. SHELDON*                 Vice President -- Marketing,        November 16, 1998
-----------------------------------------------------    Director
                 Douglas G. Sheldon

                /s/ WILLIAM O. HUNT*                   Chairman of the Board               November 16, 1998
-----------------------------------------------------
                   William O. Hunt

                 /s/ JACK T. SMITH*                    Director                            November 16, 1998
-----------------------------------------------------
                    Jack T. Smith

                 /s/ GARY L. CORONA*                   Director                            November 16, 1998
-----------------------------------------------------
                   Gary L. Corona


---------------

* signed on behalf of such person by Michael T. Maples pursuant to a Power of Attorney granted on July 21, 1998.

                               INDEX TO EXHIBITS


        EXHIBIT                                  DESCRIPTION
        -------                                  -----------
           1.1           -- Proposed form of Underwriting Agreement(1)
           3.1           -- Internet America, Inc.'s Articles of Incorporation(1)
           3.2           -- Internet America, Inc.'s Articles of Amendment to
                            Articles of Incorporation(1)
           3.3           -- Internet America, Inc.'s Bylaws(1)
           3.4           -- Internet America, Inc.'s Amendment to Bylaws(1)
           3.5           -- Application for Certificate of Withdrawal of Internet
                            America, Inc.(1)
           3.6           -- Articles of Merger merging Internet America, Inc., an
                            Arizona Corporation, with and into INTRNTUSA, INC., a
                            Texas corporation(1)
           4.1           -- Specimen Common Stock certificate(1)
           4.2           -- Certificate of Designation of the Series A Preferred
                            Stock of Internet America, Inc.(1)
           4.3           -- Amended Certificate of Designation of the Series A
                            Preferred Stock of Internet America, Inc.(1)
           4.4           -- Certificate of Designation of the Series B Preferred
                            Stock of Internet America, Inc.(1)
           5.1           -- Opinion of Jackson Walker L.L.P.(1)
          10.1           -- Securities Purchase Agreement, dated September 25, 1996, by and among First Computer Services Corporation and
                            Internet America, Inc.(1)
          10.2           -- Asset Purchase Agreement, dated July 31, 1996 by and
                            between Internet America, Inc. and Webstar, Inc.(1)
          10.3           -- Asset Purchase Agreement, dated November 26, 1997 by and between Internet America, Inc. and Why?
                            Telecommunications, Inc.(1)
          10.4           -- Network Services Agreement, dated August 25, 1997 by and between Internet America, Inc. and Golden Harbor of
                            Texas, Inc.(1)
          11.1           -- Statement regarding computation of per share earnings(2)
          16.1           -- Letter on change in certifying accountant(1)
          23.1           -- Consent of Jackson Walker L.L.P. (included in its opinion filed as Exhibit 5.1)(1)
          23.2           -- Consent of Deloitte & Touche LLP*
          24.1           -- Reference is made to the Signatures section of this
                            Registration Statement for the Power of Attorney
                            contained therein
          27.1           -- Financial Data Schedule*


---------------

 *   Filed herewith

(1)  Previously filed.

(2) Statement omitted because not applicable or because the required information is contained in the Financial Statements or Notes thereto.